Form 10-K, Exhibit 13
period 1997-06-30
HOME FINANCIAL BANCORP
filed 1997-09-29
CIK 1009242

Message to Shareholders..................................................    1
Selected Consolidated Financial Data.....................................    2
Management's Discussion and Analysis.....................................    3
Independent Auditor's Report.............................................   19
Consolidated Statement of Financial Condition............................   20
Consolidated Statement of Income.........................................   21
Consolidated Statement of Changes in
     Stockholders' Equity................................................   22
Consolidated Statement of Cash Flows.....................................   23
Notes to Consolidated Financial Statements...............................   24
Directors and Officers...................................................   35
Shareholder Information..................................................   37

         Home Financial Bancorp (the "Holding Company" and together with the Bank (as defined below), the "Company") is an Indiana corporation organized in February 1996, to become a bank holding company upon its acquisition of all the issued and outstanding capital stock of Owen Community Bank, s.b. (the "Bank") in connection with the Bank's conversion from mutual to stock form. The Holding Company became the Bank's holding company on July 1, 1996; therefore, all historical financial and other data contained for periods prior to July 1, 1996 herein relate solely to the Bank while historical financial and other data contained herein for the period after July 1, 1996 relate to the Company. The principal asset of the Holding Company currently consists of 100% of the issued and outstanding shares of common stock, $.01 par value per share, of the Bank. The Bank was organized under the name Owen County Savings and Loan Association in 1911. In 1972, the Bank converted to a federally chartered savings and loan and changed its name to Owen County Federal Savings and Loan Association, and in 1989, the Bank converted to a federally chartered savings bank known as Owen Federal Savings Bank. In 1994, the Bank became an Indiana savings bank known as Owen Community Bank, s.b. The Bank's principal business consists of attracting deposits from the general public and originating long-term adjustable-rate loans secured primarily by first mortgage liens on one- to four-family real estate. The Bank's deposit accounts are insured up to applicable limits by the Savings Association Insurance Fund (the "SAIF") of the Federal Deposit Insurance Corporation (the "FDIC").

         The Bank is the oldest continuously operating financial institution headquartered in Owen County, Indiana. Management believes the Bank has developed a solid reputation among its loyal customer base because of its commitment to personal service and its strong support of the local community. The Bank offers a number of consumer and commercial financial services. These services include: (i) residential real estate loans; (ii) indemnification mortgage loans ("ID Mortgage Loans"); (iii) mobile home loans; (iv) combination land-mobile home loans ("Combo Loans"); (v) construction loans; (vi) share loans; (vii) nonresidential real estate loans; (viii) multi-family loans; (ix) installment loans; (x) NOW accounts; (xi) passbook savings accounts; and (xii) certificates of deposit. The Company conducts business out of its main office located in Spencer, Indiana. The Bank is and historically has been a significant real estate mortgage lender in Owen County, Indiana, originating approximately 13% of the mortgages recorded in Owen County during the calendar year ended December 31, 1996.

[WATERMARK OF BANK APPEARS ON THIS PAGE]


TO OUR SHAREHOLDERS:

         We are pleased to present the 1997 Annual Report of Home Financial Bancorp, the holding company for Owen Community Bank, s.b. Throughout the past year, residential and non-residential real estate mortgage loan demand continued to be strong resulting in loan growth of $7,074,000 or 25.8%. This growth was primarily funded with stock conversion proceeds and Federal Home Loan Bank borrowings. Our fiscal year earnings were impacted by a one-time mandatory FDIC special premium assessment in the amount of $142,000. The good news resulting from the assessment is that current and future deposit insurance premiums have been significantly reduced.

         Our new 6,000 square foot annex building was completed this summer and now provides office space for the Bank's subsidiary, collections and compliance operations. Space is ample and will accommodate additional future growth.

         Efforts toward building a bank branch in our neighboring community of Cloverdale continue to move forward. Our branch application submitted to the Indiana Department of Financial Institutions was recently approved while site and building plans currently remain under discussion. We are optimistic about the Cloverdale market and look forward to offering our host of services to the area. Our target for the branch opening is slated for some time in the summer of 1998. It is our belief that Cloverdale and Spencer possess many similar community characteristics and that our experience and sensitivity to serving the needs of small rural communities will give us the proper foundation to do well in the Cloverdale community. Currently only one other bank is located in Cloverdale.

         Operationally, several enhancements were implemented during the past year. A new software system was installed in March of this year with capabilities of interfacing with our outside data processing bureau. The chart of accounts was reorganized as part of this conversion to improve internal and external reporting requirements. Other features purchased with the software package include automated safety deposit box administration, fixed asset management and accounts payable processing. Our internal computer network system was also expanded in recent months to accommodate growth of personnel and improve customer service. In December 1996, we contracted with the Federal Home Loan Bank of Indianapolis to utilize their coin and currency service and daily deposit transit service. Both have resulted in improvements to cash management and turn around time of items processing.

         In an effort to maximize the use of Bank personnel and minimize the number of employees, management will continue outsourcing labor-intensive operations.

         As part of our continuing efforts to attract new and lower cost deposits, several new products were developed and introduced late in fiscal 1997. These new deposit products include IRAs, Statement Savings and Money Management Accounts. A new non-interest-bearing commercial checking account and a family of personal checking accounts will be introduced in the near future. We will continue to aggressively promote our new deposit products which will eventually allow us to pay down borrowings and reduce our average cost of funds.

         We continue to look for new growth opportunities to enhance the value of your Home Financial Bancorp stock investment. Contributing to your shareholder value, we declared our first quarterly dividend in the second fiscal quarter ending December 31, 1996 and continued to declare dividends during ensuing quarters. We have also seen our stock price appreciate from a low of $9.75 to a recent high of $15.75.

         As always, we appreciate your past confidence and look forward to serving you in the future.

                                                           Sincerely,

                                                           /s/ Kurt J. Meier
                                                           Kurt J. Meier
President

                     SELECTED CONSOLIDATED FINANCIAL DATA OF
                      HOME FINANCIAL BANCORP AND SUBSIDIARY

     The following selected consolidated financial data of the Company is qualified in its entirety by, and should be read in conjunction with, the consolidated financial statements, including notes thereto, included elsewhere in this Annual Report. In the opinion of management of the Company, all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of results for and such periods have been included.

                             SELECTED FINANCIAL DATA
At  June 30                                            1997         1996         1995         1994         1993
-------------------------------------------------------------------------------------------------------------------
(Dollars in thousands)
Summary of Financial Condition:
Total assets.......................................   $42,508       $39,426      $30,839      $26,008       $23,460
Loans receivable, net..............................    34,117        27,125       25,547       21,479        19,368
Cash and cash equivalents..........................     4,184         5,721        1,386        1,237         1,343
Securities available for sale......................     2,102         4,901          934          ---           ---
Securities held to maturity........................       ---           ---        1,827        2,414         1,833
Deposits...........................................    26,157        28,726       22,500       21,451        20,174
Federal Home Loan Bank advances....................     9,000         7,200        5,000        1,500           500
Stockholders' equity - substantially restricted....     7,197         3,410        3,159        2,850         2,589


Year Ended June 30                                      1997          1996         1995         1994         1993
-------------------------------------------------------------------------------------------------------------------
(Dollars in thousands)
Summary of Operating Results:
Interest and dividend income.....................      $3,397        $2,955       $2,420       $2,023        $1,958
Interest expense.................................       1,703         1,593        1,174          949           993
                                                      -------       -------      -------      -------       -------
   Net interest income...........................       1,694         1,362        1,246        1,074           965
Provision for losses on loans....................          85            94           36           14             6
                                                      -------       -------      -------      -------       -------
   Net interest income after provision for
        losses on loans..........................       1,609         1,268        1,210        1,060           959
                                                      -------       -------      -------      -------       -------
Other income:
   Service charges on deposit accounts...........          43            37           27           23            22
   Gain on sale of real estate acquired
        for development..........................          31            57           78          145           117
   Net realized gain on sales of available
      for sale securities........................          37           ---           ---        ---       ---
   Other.........................................          53            47           43           33            28
                                                      -------       -------      -------      -------       -------
      Total other income.........................         164           141          148          201           167
                                                      -------       -------      -------      -------       -------
Other expense:
   Salaries and employee benefits................         563           415          404          344           254
   Net occupancy and equipment expense...........         132           123          109          109            91
   Deposit insurance expense.....................         165            54           49           48            32
   Other.........................................         508           333          304          306           255
                                                      -------       -------      -------      -------       -------
        Total other expense......................       1,368           925          866          807           632
                                                      -------       -------      -------      -------       -------
Income before income tax and cumulative
   effect of change in accounting principle......         405           484          492          454           494
Income tax expense...............................         153           196          203          169           186
Cumulative effect of change
     in accounting principle.....................         ---          ---          ---           (24)       ---
                                                      -------       -------      -------      -------       -------
   Net income....................................     $   252       $   288      $   289      $   261       $   308
                                                      =======       =======      =======      =======       =======
Supplemental Data:
Return on assets (1) ............................          .63%         .84%        1.00%        1.03%         1.34%
Return on equity (2).............................         3.31         8.71         9.59         9.46         12.55
Interest rate spread (3) ........................         3.56         3.78         4.19         4.11          4.11
Net yield on interest-earning assets (4).........         4.41         4.13         4.54         4.42          4.43
Other expenses to average assets ................         3.40         2.70         2.99         3.17          2.75
Net interest income to other expenses............         1.24x        1.47x        1.44x        1.33x         1.53x
Equity-to-assets (5).............................        16.93         8.65        10.24        10.96         11.04
Average equity capital to
   average total assets..........................        18.90         9.64        10.42        10.85         10.69
Average interest-earning assets to average
   interest-bearing liabilities..................         1.19x        1.07x        1.08x        1.08x         1.07x
Non-performing assets to total assets............         1.76         1.03          .32          .10           ---
Non-performing loans to total loans..............         1.65         1.32          .39          .13           ---
Loan loss allowance to total loans, net..........          .68          .55          .22          .12           .06
Loan loss allowance to non-performing loans......        30.88        41.78        57.00       108.33           ---
Net charge-offs to average loans ................          .01            *          .02            *           .04

(1)  Net income divided by average total assets.
(2)  Net income divided by average total equity.
(3) Interest rate spread is calculated by subtracting combined weighted average interest rate cost from combined weighted average interest rate earned for the period indicated.
(4)  Net interest income divided by average interest-earning assets.
(5)  Total equity divided by total assets.
*    Less than .01%

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS


The Holding Company was formed as an Indiana corporation on February 21, 1996, for the purpose of issuing its common stock, without par value (the "Common Stock") and owning all of the outstanding common stock of the Bank to be issued in the Conversion as a unitary bank holding company. As a newly formed corporation, the Holding Company has no operating history prior to July 1, 1996.

        The principal business of savings banks, including the Bank, has historically consisted of attracting deposits from the general public and making loans secured by residential real estate. The Company's earnings are primarily dependent upon its net interest income, the difference between interest income and interest expense. Interest income is a function of the balances of loans and investments outstanding during a given period and the yield earned on such loans and investments. Interest expense is a function of the amount of deposits and borrowings outstanding during the same period and interest rates paid on such deposits and borrowings. The Company's earnings are also affected by provisions for loan losses, service charges and other non-interest income, operating expenses and income taxes.

         The Company is significantly affected by prevailing economic conditions, as well as government policies and regulations concerning, among other things, monetary and fiscal affairs, housing and financial institutions. Deposit flows are influenced by a number of factors, including interest rates paid on competing investments, account maturities and level of personal income and savings within the Bank's market. In addition, deposit growth is affected by how customers perceive the stability of the financial services industry amid various current events such as regulatory changes, failures of other financial institutions and financing of the deposit insurance fund. Lending activities are influenced by the demand for and supply of housing lenders, the availability and cost of funds and various other items. Sources of funds for lending activities of the Bank include deposits, payments on loans, borrowings and income provided from operations.

ASSET/LIABILITY MANAGEMENT

         The Bank's profitability is dependent to a large extent upon its net interest income, which is the difference between its interest income on interest-earning assets, such as loans and securities, and its interest expense on interest-bearing liabilities, such as deposits and borrowings. The Bank, like other financial institutions, is subject to interest rate risk to the degree that its interest-earning assets reprice differently than its interest-bearing liabilities. The Bank manages its mix of assets and liabilities with the goals of limiting its exposure to interest rate risk, ensuring adequate liquidity, and coordinating its sources and uses of funds.

         The Bank seeks to control its interest rate risk exposure in a manner that will allow for adequate levels of earnings and capital over a range of possible interest rate environments. The Bank has adopted formal policies and practices to monitor and manage interest rate risk exposure. As part of this effort, the Bank uses the market value ("MV") methodology to gauge interest rate risk exposure.

         Generally, MV is the discounted present value of the difference between incoming cash flows on interest-earning assets and other assets and outgoing cash flows on interest-bearing liabilities and other liabilities. The application of the methodology attempts to quantify interest rate risk as the change in the MV which would result from a theoretical 200 and 400 basis point (1 basis point equals .01%) change in market interest rates. Both 200 and 400 basis point increases in market interest rates and 200 and 400 basis point decreases in market interest rates are considered.

         At June 30, 1997, it was estimated that the Bank's MV would decrease 5.2% and 13.7% in the event of 200 and 400 basis point increases in market interest rates, respectively. The Bank's MV at the same date would increase 2.3% and 5.4% in the event of 200 and 400 basis point decreases in market rates, respectively.

Presented below, as of June 30, 1997, is an analysis of the Bank's interest rate risk as measured by changes in MV for instantaneous and sustained parallel shifts of 200 and 400 basis point increments in market interest rates.

MV as % of
                                                        Present Value (PV)
      Change                            Market Value                of Assets
     In Rates              $ Amount       $ Change      % Change      MV Ratio         Change
---------------------------------------------------------------------------------------------
(Dollars in thousands)
    + 400 bp*                $5,254       $ (831)        (13.66)%      13.48%     (121)  bp
    + 200 bp                  5,769         (317)         (5.20)       14.32       (37)  bp
        0 bp                  6,085            0           0.00        14.69       ---
    - 200 bp                  6,223          138           2.26        14.66         3   bp
    - 400 bp                  6,414          329           5.41        14.74         5   bp

             Interest Rate Risk Measures: 200 Basis Point Rate Shock

 Pre-Shock MV Ratio: MV as % of PV of Assets................       14.69%
 Exposure Measure: Post-Shock MV Ratio......................       14.32%
 Sensitivity Measure: Change in MV Ratio....................          37 bp
 Change in MV as % of PV of Assets..........................        5.19%
 Interest Rate Risk Capital Component.......................         ---

*Basis points.

AVERAGE BALANCES, INTEREST RATES AND YIELDS

         The following table presents, for the years ended June 30, 1997, 1996 and 1995, the month-end average balances of each category of the Bank's interest-earning assets and interest-bearing liabilities, and the average yields earned and interest rates paid on such balances. Such yields and costs are determined by dividing income or expense by the average balance of assets or liabilities, respectively, for the periods presented.

                      AVERAGE BALANCE SHEET/YIELD ANALYSIS

Year Ended June 30,                            1997                        1996                          1995
------------------------------------------------------------------------------------------------------------------------
                                    Average             Yield/    Average           Yield/     Average            Yield/
                                    Balance  Interest    Cost     Balance Interest   Cost      Balance  Interest   Cost
                                   -------------------------------------------------------------------------------------
(Dollars in thousands)
Assets:
Interest-earning assets:
   Interest-earning deposits.......$  2,692  $   137     5.09% $  2,782   $  136     4.89%  $  1,298  $     77      5.93%
   Mortgage-backed
     securities (1)................  2,523       185     7.33     1,628       90     5.53      1,556        93      5.98
   Other investment securities (1).  2,376       130     5.47     1,291       89     6.89      1,032        67      6.49
   Loans receivable (2)............ 30,418     2,912     9.57    26,970    2,619     9.71     23,329     2,167      9.29
   Stock in FHLB of Indianapolis...    433        33     7.63       274       21     7.66        224        16      7.14
                                    ------     -----             ------    -----              ------     -----
     Total interest-earning assets. 38,442     3,397     8.84    32,945    2,955     8.97     27,439     2,420      8.82
                                               -----                       -----                         -----
Non-interest earning assets, net of
   allowance for loan losses
   and including unrealized
   gain (loss) on securities
   available for sale..............  1,804                        1,367                        1,495
                                   -------                      -------                      -------
     Total assets..................$40,246                      $34,312                      $28,934
                                   =======                      =======                      =======
Liabilities and
   stockholders' equity:
Interest-bearing liabilities:
   Savings accounts................$ 3,930       114     2.90  $  4,235      117     2.76   $  4,460       138      3.09
   NOW accounts....................  2,162        70     3.24     2,320       58     2.50      2,349        62      2.64
   Certificates of deposit......... 18,465     1,032     5.59    18,672    1,086     5.82     15,145       763      5.04
   Other borrowings................    ---       ---      ---        15        1     6.67        102        10      9.80
   FHLB advances...................  7,725       487     6.30     5,475      331     6.05      3,321       201      6.05
                                    ------     -----             ------    -----              ------     -----
     Total interest-bearing
       liabilities................. 32,282     1,703     5.28    30,717    1,593     5.19     25,377     1,174      4.63
                                               -----                       -----                         -----
Other liabilities..................    358                          289                          543
                                   -------                     --------                     --------
     Total liabilities............. 32,640                       31,006                       25,920
                                   -------                     --------                     --------
   Stockholders' equity............  7,601                        3,305                        3,007
   Net unrealized gain on securities
     available for sale............      5                            1                            7
                                   -------                     --------                     --------
     Total stockholders' equity....  7,606                        3,306                        3,014
                                   -------                     --------                     --------
     Total liabilities and
         stockholders' equity......$40,246                      $34,312                      $28,934
                                   =======                      =======                      =======
Net interest-earning assets........$ 6,160                     $  2,228                     $  2,062
                                   =======                     ========                     ========
Net interest income................          $ 1,694                      $1,362                        $1,246
                                             =======                      ======                        ======
Interest rate spread...............                       3.56%                      3.78%                          4.19%
Net yield on weighted average
   interest-earning assets.........                       4.41%                      4.13%                          4.54%
Average interest-earning
   assets to average interest-
   bearing liabilities............. 118.99%                      107.25%                     108.13%

(1) Yields for mortgage-backed securities and other investments available for sale are computed based upon amortized cost.

(2)  Non-accruing loans have been included in average balances.

         In the foregoing table, no adjustment of interest on tax-exempt securities to a tax-equivalent basis was made since the adjustment was less than $10,000 in each period presented.

INTEREST RATE SPREAD

         The Bank's results of operations have been determined primarily by net interest income, and to a lesser extent, fee income, miscellaneous income and general and administrative expenses including provisions for losses on loans. Net interest income is determined by the interest rate spread between the yields earned on interest-earning assets and the rates paid on interest-bearing liabilities and by the relative amounts of interest-earning assets and interest-bearing liabilities.

         The following table sets forth the weighted average effective interest rate earned by the Bank on its loan, investment portfolios and total interest-earning assets. The table also includes weighted average effective cost of the Bank's deposits and borrowings, the interest rate spread of the Bank, and the net yield on weighted average interest-earning assets for the periods and as of the date shown. Average balances are based on month-end average balances.

                          INTEREST RATE SPREAD ANALYSIS

                                                     At June 30,                        Year Ended June 30,
                                                        1997                    1997           1996           1995
--------------------------------------------------------------------------------------------------------------------
Weighted average interest rate earned on:
   Interest-earning deposits.........................   5.21%                   5.09%           4.89%          5.93%
   Mortgage-backed securities........................   7.55                    7.33            5.53           5.98
   Other investment securities.......................   6.31                    5.47            6.89           6.49
   Loans receivable..................................   9.51                    9.57            9.71           9.29
   Stock in FHLB of Indianapolis.....................   7.85                    7.63            7.66           7.14
     Total interest-earning assets...................   8.97                    8.84            8.97           8.82

Weighted average interest rate cost of:
   Savings accounts..................................   3.00                    2.90            2.76           3.09
   NOW and money market accounts.....................   3.13                    3.24            2.50           2.64
   Certificates of deposit...........................   5.36                    5.59            5.82           5.04
   Other borrowings..................................    ---                     ---            6.67           9.80
   FHLB advances.....................................   6.29                    6.30            6.05           6.05
     Total interest-bearing liabilities..............   5.37                    5.28            5.19           4.63

Interest rate spread (1).............................   3.60%                   3.56%           3.78%          4.19%
Net yield on weighted average
   interest-earning assets (2).......................   4.41%                   4.13%           4.54%

(1) Interest rate spread is calculated by subtracting weighted average interest rate cost from weighted average interest rate earned for the period indicated. Interest rate spread figures must be considered in light of the relationship between the amounts of interest-earning assets and interest-bearing liabilities.
(2) The net yield on weighted average interest-earning assets is calculated by dividing net interest income by weighted average interest-earning assets for the period indicated. No net yield percentage is presented at June 30, 1997 because the computation of net yield is applicable only over a period rather than at a specific date.

The following table describes the extent to which changes in interest rates and changes in volume of interest-related assets and liabilities have affected the Bank's interest income and expense during the periods indicated. For each category of interest-earning assets and interest-bearing liabilities, information is provided on changes attributable to (1) changes in rate (i.e., changes in rate multiplied by old volume) and (2) changes in volume (i.e., changes in volume multiplied by old rate). Changes attributable to both rate and volume have been allocated proportionally to the change due to volume and the change due to rate.

                              RATE/VOLUME ANALYSIS

                                                                   Increase (Decrease) in Net Interest Income
                                                                 Total Net           Due to              Due to
                                                                  Change              Rate               Volume
YEAR ENDED JUNE 30, 1997  COMPARED
TO YEAR ENDED JUNE 30,  1996
(In  thousands)
Interest-earning assets:
   Interest-earning deposits..............................      $    1            $     5              $    (4)
   Mortgage-backed securities.............................          95                 35                   60
   Other investment securities............................          41                (21)                  62
   Loans receivable.......................................         293                (43)                 336
   Stock in FHLB of Indianapolis..........................          12                ---                   12
                                                                  ----             ------                 ----
     Total................................................         442                (24)                 466
                                                                  ----             ------                 ----
Interest-bearing liabilities:
   Savings accounts.......................................          (3)                 5                   (8)
   NOW and money market accounts..........................          12                 16                   (4)
   Certificates of deposit................................         (54)               (42)                 (12)
   Other borrowings.......................................          (1)               ---                   (1)
   FHLB advances..........................................         156                 15                  141
                                                                  ----             ------                 ----
     Total................................................         110                 (6)                 116
                                                                  ----             ------                 ----
Change in net interest income.............................        $332             $  (18)                $350
                                                                  ====             ======                 ====

YEAR ENDED JUNE 30, 1996
COMPARED TO YEAR ENDED JUNE 30, 1995
Interest-earning assets:
   Interest-earning deposits..............................       $  59          $     (16)               $  75
   Mortgage-backed securities.............................          (3)                (7)                   4
   Other investment securities............................          22                  3                   19
   Loans receivable.......................................         452                102                  350
   Stock in FHLB of Indianapolis..........................           5                  1                    4
                                                                  ----             ------                 ----
     Total................................................         535                 83                  452
                                                                  ----             ------                 ----
Interest-bearing liabilities:
   Savings accounts.......................................         (21)               (14)                  (7)
   NOW and money market accounts..........................          (4)                (3)                  (1)
   Certificates of deposit................................         323                129                  194
   Other borrowings.......................................          (9)                (2)                  (7)
   FHLB advances..........................................         130                ---                  130
                                                                  ----             ------                 ----
     Total................................................         419                110                  309
                                                                  ----             ------                 ----
Change in net interest income.............................      $  116             $  (27)              $  143
                                                                ======             ======               ======

YEAR ENDED JUNE 30, 1995
COMPARED TO YEAR ENDED JUNE 30, 1994
Interest-earning assets:
   Interest-earning deposits..............................       $  33             $   28               $    5
   Mortgage-backed securities.............................         (13)               ---                  (13)
   Other investment securities............................          21                  4                   17
   Loans receivable.......................................         353                 76                  277
   Stock in FHLB of Indianapolis..........................           3                  3                  ---
                                                                  ----             ------                 ----
     Total................................................         397                111                  286
                                                                  ----             ------                 ----
Interest-bearing liabilities:
   Savings accounts.......................................         (28)                 2                  (30)
   NOW and money market accounts..........................          (5)                (1)                  (4)
   Certificates of deposit................................          83                  6                   77
   Other borrowings.......................................           2                  3                   (1)
   FHLB advances..........................................         173                 32                  141
                                                                  ----             ------                 ----
     Total................................................         225                 42                  183
                                                                  ----             ------                 ----
Change in net interest income.............................        $172             $   69                 $103
                                                                  ====             ======                 ====

CHANGES IN FINANCIAL POSITION AND RESULTS OF OPERATIONS - YEAR ENDED JUNE 30, 1997, COMPARED TO YEAR ENDED JUNE 30, 1996:

         General. Total assets increased $3.1 million at June 30, 1997 compared to June 30, 1996. The increase was the net result of an increase in loans, combined with decreases in investment securities and cash and cash equivalents. Loans increased by $7.0 million or 25.8%, while the sale of securities decreased investment securities by $2.8 million and cash and cash equivalents decreased by $1.5 million to fund the increase in loans. The increase in loans was also funded by additional advances of $1.8 million from the Federal Home Loan Bank ("FHLB") of Indianapolis.

         Average assets increased from $34.3 million for the year ended June 30, 1996, to $40.2 million for the year ended June 30, 1997, an increase of 17.2%. Average interest-earning assets represented 96.0% of average assets for the year ended June 30, 1996 compared to 95.5% for the year ended June 30, 1997. Average loans experienced the largest increase amounting to $3.4 million while other interest-earning assets increased to a lesser extent. Average interest-bearing liabilities as a percentage of average interest-earning assets were 84.0% for 1997 compared to 93.2% for 1996.

         Investment Securities. Average investment securities and mortgage-backed securities increased $1.1 million and $895,000 respectively for the year ended June 30, 1997 compared to the year ended June 30, 1996 primarily due to the initial investment of conversion proceeds in securities. During the year ended June 30, 1997, mortgage-backed securities and selected other securities were sold primarily to fund loan growth. Consequently, at June 30, 1997, the total of mortgage-backed securities and other investment securities decreased $2.8 million compared to June 30, 1996. All investments are classified as available for sale to provide maximum flexibility in managing the investment portfolio. At June 30, 1997 and 1996 the net unrealized gain (loss) on securities available for sale was $42,000 and ($28,000), respectively.

          [Bar chart with area shaded that signifies conversion period]


                                  June,       September,    December,       March,        June,
                                  1996          1996          1996          1997          1997
                                 -------       -------       -------       -------       -------
Mortgage Backed Securities       $ 3,119       $ 3,791       $ 3,239       $ 2,266       $   795
Loans Receivable                 $26,828       $27,655       $28,949       $31,647       $33,419

Loans and Allowance for Loan Losses. Average loans increased approximately $3.4 million from the year ended June 30, 1996 to June 30, 1997. The growth in loans was funded by decreases in other earning assets and increased average borrowings. Average loans were $30.4 million for the period ended June 30, 1997 compared to $27.0 million for the period ended June 30, 1996. The average rate on loans was 9.57% for the year ended June 30, 1997 compared to 9.71% for the year ended June 30, 1996, a decrease of 14 basis points. The allowance for loan losses as a percentage of net loans increased to .68% from .55% as a result of a monthly provision for loan losses and nominal charge-offs. The ratio of the allowance for loan losses to nonperforming loans was 41.1% at June 30, 1997 compared to 41.8% at June 30, 1996.

         Residential mortgage loans increased by $1.7 million and comprised 57.2% of total loans at June 30, 1997 compared to 66.1% a year earlier. Nonresidential mortgage loans increased by $4.4 million to $6.9 million, or 19.8% of total loans at June 30, 1997, compared to 9.22% of total loans at June 30, 1996.

                           LOAN MIX AT JUNE 30, 1997
                                  [pie chart]

                            1-4 Residential     57%
                            Non residential     20
                            Mobile w/land       12
                            Mobile home          4
                            Multifamily          3
                            Commercial           2
                            Consumer             2

Premises and Equipment. Premises and equipment increased approximately $451,000, net of depreciation from June 30, 1996 to June 30, 1997. The largest increases were related to the purchase of a property for a proposed branch office in Cloverdale, Indiana and building construction for expanded facilities on property adjacent to the Bank.

         Deposits. Deposits decreased $2.5 million from $28.7 million at June 30, 1996 to $26.2 million at June 30, 1997. Passbook savings accounts decreased approximately $4.7 million, substantially all of which was attributable to funds withdrawn for the purchase of common stock related to the conversion of the Bank from a mutual to a stock institution. All other deposits increased $2.2 million during this period. Average total deposits decreased $670,000 to $24.5 million for the year ended June 30, 1997 compared to $25.2 million for the year ended June 30, 1996.

         Interest-bearing demand deposits and money market deposits totaled $3.7 million or 14.1% of total deposits at June 30, 1997, compared to $2.4 million and 8.3% of total deposits at June 30, 1996. Savings deposits, which were unusually high at June 30, 1996, comprised 11.3% of total deposits at June 30, 1997 compared to 26.8% a year earlier. Savings deposits, at June 30, 1996, included approximately $4.7 million of conversion proceeds for the purchase of stock. Certificates of deposits increased to $19.5 million or 74.7% of total deposits at June 30, 1997 compared to $16.0 million and 64.9% of deposits at June 30, 1996.

                        DEPOSIT MIX AS OF JUNE 30, 1997
                                  [pie chart]

                                 C.D.'s         75
                                 Checking       14
                                 Savings        11

Borrowed Funds. Borrowed funds increased $1.8 million from June 30, 1996 to June 30, 1997. The increase in borrowed funds was used to fund a portion of the Bank's loan growth. The weighted average interest rate on advances from the FHLB of Indianapolis increased from 6.05% at June 30, 1996 to 6.30% at June 30, 1997. Average borrowed funds increased to $7.7 million for the year ended June 1997 from $5.5 million for the year ended June 1996.

         Stockholders' Equity. Stockholders' equity increased $3.8 million to $7.2 million at June 30, 1997 compared to $3.4 million at June 30, 1996 primarily due to conversion proceeds and net income during the period. On July 1, 1996, the Bank completed the conversion and the formation of Home Financial Bancorp as the holding company of the Bank. As part of the conversion, the Company issued 505,926 shares of common stock at $10 per share, of which 40,474 shares were issued to an Employee Stock Ownership Plan. Net proceeds of the Company's stock issuance, after costs, were approximately $4.7 million, of which $2.5 million was used to acquire 100% of the stock and ownership of the Bank.

         During the period ended June 30, 1997, 36,400 shares of common stock were purchased and retired by the Company pursuant to a 10% stock repurchase program. These repurchases reduced total outstanding shares of common stock to 469,526 at June 30, 1997, and the $565,000 cost represented a reduction in total stockholders' equity.

CHANGES IN FINANCIAL POSITION AND RESULTS OF OPERATIONS - YEAR ENDED JUNE 30, 1996, COMPARED TO YEAR ENDED JUNE 30, 1995:

         General. Total assets increased $8.6 million at June 30, 1996 compared to June 30, 1995. The increase was primarily a result of an increase in cash and cash equivalents of $4.3 million. In addition, investment securities increased $2.1 million and net loans increased $1.6 million. These increases in assets were funded by increased deposits of $6.2 million or 27.6% and additional advances of $2.2 million from the Federal Home Loan Bank ("FHLB") of Indianapolis. The increase in deposits included $4.7 million of funds related to the sale of common stock associated with the conversion of the Bank from a state mutual savings bank to a state stock savings bank. The conversion and related formation of a bank holding company were completed effective July 1, 1996.

         Average assets increased from $28.9 million for the period ended June 30, 1995, to $34.3 million for the period ended June 30, 1996, an increase of 18.7%. Average interest-earning assets represented 94.8% of average assets for the year ended June 30, 1995 compared to 96.0% for the year ended June 30, 1996. Average loans experienced the largest increase amounting to $3.6 million while other interest-earning assets increased to a lesser extent. Average interest-bearing liabilities as a percentage of average interest-earning assets were 93.2% for the year ended June 30, 1996 compared to 92.5% for the June 30, 1995.

         Investment Securities. Total securities increased $2.1 million, primarily in mortgage-backed securities at June 30, 1996 compared to June 30, 1995. The Bank availed itself of the opportunity in December 1995 to transfer all of its held-to-maturity securities to available-for-sale as permitted by the Financial Accounting Standards Board ("FASB"). All subsequent purchases have been classified as available for sale. The Bank believes that maintaining all investment securities as available for sale provides the most flexibility in managing the investment portfolio.

         Loans and Allowance for Loan Losses. Average loans increased approximately $3.6 million from the period ended June 30, 1995 to June 30, 1996. The growth in loans was funded by increased average deposits and increased average borrowings. Average loans were $27.0 million for the year ended June 30, 1996 compared to $23.3 million for the year ended June 30, 1995. The average rate on loans was 9.71% for the year ended June 30, 1996 compared to 9.29% for the year ended June 30, 1995, an increase of 42 basis points. The allowance for loan losses as a percentage of net loans increased to .55% from .22% as a result of a larger provision for loan losses and nominal charge-offs. The ratio of the allowance for loan losses to nonperforming loans was 41.7% at June 30, 1996 compared to 57.0% at June 30, 1995.

         Premises and Equipment. Premises and equipment increased approximately $41,000, net of depreciation and the disposition of a possible location for future expansion, from June 30, 1995 to June 30, 1996. The largest increases were related to the purchase of a property adjacent to the Bank and a property across the street from the Bank. The Bank utilizes one-half of the location adjacent to the main office primarily for additional office space and storage for the Bank. The property located across the street from the main office is used for employee parking. A location purchased for a loan origination office in a nearby community was sold on contract for a nominal gain after management determined that a full service branch was more desirable.

         Deposits. Deposits increased $6.2 million from $22.5 million at June 30, 1995 to $28.7 million at June 30, 1996. Increased deposits were used to fund loans and increases in other earning assets. Savings accounts increased approximately $4 million, substantially all of which was attributable to funds on deposit for the purchase of common stock related to the conversion of the Bank from a mutual to a stock institution. NOW accounts and certificates of deposit increased $2.3 million during this period. Average total deposits increased $3.3 million to $25.2 million for the year ended June 30, 1996 compared $22.0 million for the year ended June 30, 1995.

         Borrowed Funds. Borrowed funds increased $2.2 million from June 30, 1995 to June 30, 1996. The increase in borrowed funds was used to fund a portion of the Bank's loan growth. The weighted average interest rate on advances from the FHLB of Indianapolis decreased from 6.36% at June 30, 1995 to 6.08% at June 30, 1996. Average borrowed funds increased to $5.5 million for the year ended June 30, 1996 from $3.4 million for the year ended June 30, 1995.

         Equity Capital. Equity capital increased $251,000 to $3.4 million at June 30, 1996 compared to $3.2 million at June 30, 1995 primarily due to net income during the period.

COMPARISON OF OPERATING RESULTS FOR FISCAL YEARS ENDED JUNE 30, 1997, 1996 AND 1995

         General. Net income for the fiscal year ended June 30, 1997 totaled $252,000 compared to $288,000 for the year ended June 30, 1996, representing a $36,000 or 12.5% decrease. The decline in net income was due primarily to a one-time special assessment of $142,000 ($86,000 after tax) imposed by federal legislation to recapitalize the Savings Association Insurance Fund (SAIF). The return on average assets for the year ended June 30, 1997 was .63% as compared to .84% and 1.00% for the prior years ended June 30, 1996 and June 30, 1995, respectively.

         The return on average equity was 3.31% for the year ended June 30, 1997, as compared to 8.71% and 9.59% for the years ended 1996 and 1995 respectively. Primary earnings per share were $.53 for the year ended June 30, 1997, based on 477,164 average shares of common stock outstanding.

         Net income without the special SAIF assessment would have totaled $338,000 or $.71 per share. The return on assets and the return on equity,
without  the  special  SAIF   assessment,   would  have  been  .84%  and  4.44%,
respectively.

         Interest Income. The Bank's total interest income was $3.4 million compared to $3.0 million for 1996. Average earning assets increased $5.5 million from $32.9 million to $38.4 million from 1996 to 1997. The increase in average earning assets was accompanied by a decrease in average yields from 8.97% in 1996 to 8.84% in 1997. The increase in average loans was the primary factor contributing to the increase in total interest income. Total interest income increased $535,000 from 1995 to 1996. Average earning assets increased $5.5 million during the period ended June 30, 1996 compared to the period ended June 30, 1995 and the average yield increased 15 basis points to 8.97% from 8.82%.

         Interest Expense. Interest expense increased $110,000 during the fiscal year ended June 30, 1997 compared to 1996. The increase in interest expense was the result of an increase in average interest-bearing liabilities of $1.6 million from $30.7 million to $32.3 million as well as an increase in the average cost of funds of 9 basis points from 5.19% for 1996 to 5.28% for 1997. The average balances of NOW and savings accounts decreased $463,000 while the average balance of certificates of deposits decreased $207,000 during 1997. Borrowed funds averaged $2.3 million higher during 1997 compared to 1996 as the Bank continued to utilize borrowings from the FHLB to meet increased loan and other asset growth. Interest expense increased $419,000 in 1996 compared to 1995 reflecting increases in interest rates of $110,000 and volume increases of $309,000. The average cost of interest-bearing liabilities increased to 5.19% in 1996, or 56 basis points, compared to 4.63% in 1995.

         Net Interest Income. Net interest income increased approximately $332,000 to $1.7 million for the fiscal year ended June 30, 1997 compared to the fiscal year ended June 30, 1996. The increase was due to an increase of $350,000 due to volume while interest rates accounted for a decrease of $18,000. The increase of $116,000 for the year ended June 30, 1996 was the result of $143,000 due to volume while interest rates accounted for a decrease of $27,000. The $172,000 increase in 1995 was the result of $103,000 due to volume and $69,000 due to rates. The Bank's interest spread for 1997 was 3.56% compared to 3.78% for 1996 and 4.19 % for 1995.

         Provision for Loan Losses. The Bank provided $85,000 for future loan losses for the fiscal year ended June 30, 1997. The allowance for loan losses at June 30, 1997 was considered adequate based on historical net chargeoffs and other factors including the size, condition and components of the loan portfolio. Consideration was also given to the growth in the loan portfolio and the level of the allowance maintained by peers. The provision for loan losses was $94,000 for 1996 and $36,000 for 1995. The Bank provides a general allowance that reflects inherent losses based upon the types of outstanding loans as well as the level of problem or nonperforming loans.

         Other Income. Service charges on deposit accounts increased approximately $5,000 in 1997 compared to 1996 primarily as a result of an increase in the number of accounts subject to such charges. Service charges on deposit accounts increased $10,000 in 1996 compared to 1995. The increase in other income in 1997 of $5,000 compared to 1996 was primarily the result of an increase in the number of service fees assessed, including ATM and safe deposit box fees. The increase of $5,000 in 1996 compared to 1995 was also the result of an increase in service fees.

         BSF Inc., the Bank's service corporation subsidiary ("BSF"), was organized in 1989 and has historically engaged in the purchasing and developing of large tracts of real estate. BSF's gain on sales of real estate acquired for development was $31,000, $57,000 and $78,000 for 1997, 1996 and 1995. Management
has utilized the sale of lots and residences to provide an additional source of income for the Bank. The level of income from this source fluctuates widely since it is dependent on the volume of activity, primarily the number of lots sold, and profits on residential properties. In connection with the Bank's conversion to an Indiana mutual savings bank in 1996, the FDIC required the Bank to cease BSF's land acquisitions and divest of BSF's non-conforming real estate holdings within five years, among other conditions. BSF has ceased to acquire land and is in process of divesting of its real estate holdings. BSF currently anticipates that all non-conforming real estate will be sold within the required disposition period. The loss of the income from this source will have an adverse effect on net income subsequent to discontinuance of this business activity.

         Salaries and Employee Benefits. Salaries and benefits increased 35.7% to $563,000 for the fiscal year ended June 30, 1997 compared to 1996 reflecting new employee benefit plans, two additional full-time employees and normal increases in officers' and employees' compensation and payroll taxes. Salaries and benefits increased 2.7% to $415,000 in 1996 compared to 1995.

         Most of the increase in salaries and benefits in the period ended June 30, 1997 was the result of expenses related to the Employee Stock Ownership Plan ("ESOP") adopted in July 1996 and the Recognition and Retention Plan and Trust ("RRP") approved by shareholders on January 8, 1997. The expense under the ESOP was $66,000 for the year ended June 30, 1997, while the expense under the RRP was $25,000. Compensation expense related to the ESOP was recorded equal to the fair market value of the stock when contributions were made by the Bank to the ESOP. Restricted stock awards covering up to 4% of the common stock sold in the conversion may be awarded to the Bank's directors, officers and key employees under the RRP.

         Net Occupancy and Equipment Expenses. Occupancy and equipment expenses were $132,000 for 1997, $123,000 for 1996 and $109,000 for 1995. The increases in 1997 and 1996 resulted primarily from increased depreciation on new equipment placed in service for the Bank's operations.

         Deposit Insurance Expense. Deposit insurance expense was $165,000 during 1997; an increase of $111,000, or 206% compared to 1996. Assessments for 1996 and 1995 were $54,000 and $49,000 respectively.

         The Bank's  deposits are presently  insured by the Savings  Association
Insurance Fund. A recapitalization plan for the SAIF was signed into law on September 30, 1996, which provided for a special assessment on all SAIF-insured institutions to enable the SAIF to achieve its required level of reserves. The assessment of .65% was effected based on deposits as of June 30, 1996. The Company's special assessment totaled $142,000 before taxes, and was charged against current year income and included with deposit insurance expense.

         Other Expenses. Expenses other than those discussed above, consisting primarily of expenses related to computer processing, supplies, professional fees, advertising, management fees, supervisory examination fees, telephone, postage and insurance expenses, increased $174,000 or 52.1% in 1997 compared to 1996, and increased $30,000 in 1996 compared to 1995. In 1997, computer processing expenses increased $4,000 compared to 1996 as a result of increased usage and a higher volume of activity. Printing and office supplies in fiscal year 1997 increased $5,000 due to increased volume and general price increases compared to 1996. Legal, accounting and professional fees increased $124,000 during the year ended June 30, 1997 primarily as a result of costs related to the conversion of the Bank to a stock company and the implementation of various employee plans. Management fees paid to Mr. Stewart in connection with the operations of BSF deceased during 1996 as a result of the termination of such fees effective January 1, 1997. Other increases occurred as a result of general increases in a variety of expense categories, including advertising, which increased by $10,000 compared to 1996.

         Income Tax Expense. Income tax expense was $152,000 for 1997 compared to $196,000 for 1996 and $203,000 for 1995. The level of tax expense was consistent with the amount of taxable income each year. The effective tax rate was 37.7%, 40.5% and 41.3% for 1997, 1996 and 1995, respectively.

LIQUIDITY AND CAPITAL RESOURCES

         The Bank's primary sources of funds are deposits, proceeds from principal and interest payments on loans and proceeds from maturing securities. While maturities and scheduled amortization of loans are predictable sources of funds, deposit flows and mortgage prepayments are greatly influenced by general interest rates, economic conditions, competition and the restructuring of the thrift industry.

         The primary investing activity of the Bank is the origination of mortgage loans. During the years ended June 30, 1997, 1996 and 1995, the Bank originated mortgage loans in the amounts of $12.3 million, $7.6 million and $7.1 million, respectively. The Bank originated mobile home loans of $78,000, $146,000 and $286,000, and consumer loans of $1.0 million, $962,000 and $710,000, respectively, during these periods. Loan repayments and other deductions were $6.0 million, $6.8 million and $3.9 million during the respective three one-year periods.

         During each of the years ended June 30, 1997 and 1996, the Bank and the Holding Company purchased investment securities in the amounts of $3.3 million. Securities totaling $605,000 were purchased during 1995. During 1997, in order to fund loan growth, investment securities totaling $4.8 million were sold. No investment securities were sold in the prior two years. Maturities and repayments of securities were $1.3 million in 1997, $1.1 million in 1996 and $291,000 in 1995.

         During the year ended June 30, 1997, deposits decreased approximately $2.6 million, which resulted primarily from $4.7 million in deposit withdrawals related to the sale of stock associated with the conversion. The Bank also utilized FHLB advances to fund increases in loans. FHLB advances increased during each of the years in the periods presented.

         The Bank's cash and cash equivalents decreased $1.5 million during the year ended June 30, 1997. However, the amount at June 30, 1996 was substantially higher than the preceding year as a result of deposits related to the conversion being invested short term. Cash and cash equivalents were significantly lower in 1995 compared to 1996.

         The Bank had outstanding loan commitments of $1.1 million and unused lines of credit of $9,000 at June 30, 1997. The Bank anticipates that it will have sufficient funds from loan repayments and cash and cash equivalents to meet its current commitments without borrowing additional funds from the FHLB of Indianapolis. Certificates of deposit scheduled to mature in one year or less at June 30, 1997 totaled $11.2 million. Management believes that a significant portion of such deposits will remain with the Bank based upon historical deposit flow data and the Bank's competitive pricing in its market area.

         Liquidity management is both a daily and long-term function of the Bank's management strategy. In the event that the Bank should require funds beyond its ability to generate them internally, additional funds are available through the use of FHLB advances and through sales of securities. The Bank regularly monitors its interest rate spread position to determine the appropriate mix between retail and wholesale funds available to fund its loan activities. From time-to-time the Bank offers higher cost deposit products to generate funds for loans. The Bank also relies on advances from the FHLB of Indianapolis to fund its lending activities when the cost of alternative sources of funds makes it prudent to do so. The Bank will continue to monitor its interest rate spread position and its mix of deposits and alternative sources of funds. FHLB advances were $9.0 million at June 30, 1997. The Bank had $22.7 million in eligible assets available as collateral for advances from the FHLB of Indianapolis as of June 30, 1997. Based on the

      Bank's blanket collateral agreements, advances from the FHLB of Indianapolis must be collateralized by 160% of eligible assets. Therefore, the Bank's eligible collateral would have supported approximately $14.2 million in advances from the FHLB of Indianapolis as of June 30, 1997. However, the Bank's Board of Directors has by resolution limited the amount of authorized borrowings to $13 million.

         The following is a summary of the Bank's three major types of cash flows. Cash flows from operating activities consist primarily of net income generated by cash. Investing activities generate cash flows through the origination and principal collection on loans as well as purchases and sales of securities. Investing activities will generally result in negative cash flows when the Bank is experiencing loan growth. Cash flows from financing activities include savings deposits, withdrawals and maturities and changes in borrowings. The following table summarizes cash flows for each of the three years in the period ended June 30, 1997.

                              SUMMARY OF CASH FLOWS

Year Ended June 30,            1997      1996      1995
--------------------------------------------------------
(In thousands)
Operating activities.........$    345  $   261 $    218
                             -------   -------   ------
Investing activities:
   Investment purchases...... (3,262)   (1,918)    (605)
   Mortgage-backed
     securities purchases....    ---    (1,399)     ---
   Investment sales..........  4,825       ---      ---
   Total investment
     securities maturities
     and paydowns............  1,343     1,114      291
   Changes in loans.......... (7,372)   (1,762)  (4,134)
   Other.....................   (300)      (98)    (118)
                             -------   -------   ------
     Total................... (4,766)   (4,063)  (4,566)
                             -------   -------   ------
Financing activities:
   Deposit increases
     (decreases)............. (2,569)    6,226    1,049
   Borrowings, net
     of repayments...........  1,800     2,171    3,448
   Other.....................  3,654      (260)     ---
                             -------   -------   ------
     Total...................  2,885     8,137    4,497
                             -------   -------   ------
Net change in cash and
   cash equivalents..........$(1,536)  $ 4,335   $  149
                             =======   =======   ======

         During the years ended June 30, 1997, 1996 and 1995, operating and financing activities provided the most significant portion of funds to support growth in the loan portfolio. Sales of securities as well as increases in borrowed funds funded loan growth during 1997. Loan growth in 1996 and 1995 was funded primarily by increases in deposits and borrowed funds.

IMPACT OF INFLATION

         The consolidated financial statements presented herein have been prepared in accordance with generally accepted accounting principles. These principles require the measurement of financial position and operating results in terms of historical dollars, without considering changes in the relative purchasing power of money over time due to inflation.

         The primary assets and liabilities of financial institutions such as the Bank are monetary in nature. As a result, interest rates have a more significant impact on the Bank's performance than the effects of general levels of inflation. Interest rates, however, do not necessarily move in the same direction or with the same magnitude as the price of goods and services, since such prices are affected by inflation. In a period of rapidly rising interest rates, the liquidity and maturity structure of the Bank's assets and liabilities are critical to the maintenance of acceptable performance levels.

         The principal effect of inflation, as distinct from levels of interest rates, on earnings is in the area of noninterest expense. Such expense items as employee compensation, employee benefits and occupancy and equipment costs may be subject to increases as a result of inflation. An additional effect of inflation is the possible increase in the dollar value of the collateral securing loans made by the Bank. The Bank is unable to determine the extent, if any, to which properties securing the Bank's loans have appreciated in dollar value due to inflation.

CURRENT ACCOUNTING ISSUES

         Accounting for Mortgage Servicing Rights. During 1995, the FASB issued Statement of Financial Accounting Standards ("SFAS") No. 122, entitled Accounting for Mortgage Servicing Rights. SFAS No. 122 pertains to mortgage banking enterprises and financial institutions that conduct operations that are substantially similar to the primary operations of a mortgage banking enterprise. This Statement eliminates the accounting distinction between mortgage servicing rights that are acquired through loan origination activities and those acquired through purchase transactions. Under this Statement, if a mortgage banking enterprise sells or securitizes loans and retains the mortgage servicing rights, the enterprise must allocate the total cost of the mortgage loans to mortgage servicing rights and loans (without the rights) based on their relative fair values if it is practicable to estimate those fair values. If it is not practicable, the entire cost should be allocated to the mortgage loans and no cost should be allocated to the mortgage servicing rights. An entity would measure impairment of mortgage servicing rights and loans based on the excess of the carrying amount of the mortgage servicing rights portfolio over the fair value of that portfolio.

         The Statement which was to be applied prospectively in fiscal years beginning after December 15, 1995, to transactions in which an entity acquires mortgage servicing rights and to impairment evaluations of all capitalized mortgage servicing rights. Retroactive application is prohibited. The adoption of No. 122 during 1996 did not have a material impact on either the Company's financial position or results of operations.

         Accounting For Stock-based Compensation. The FASB has issued SFAS No. 123, Accounting for Stock-based Compensation. This Statement establishes a fair value based method of accounting for stock-based compensation plans. The FASB encourages all entities to adopt this method for accounting for all arrangements under which employees receive shares of stock or other equity instruments of the employer, or the employer incurs liabilities to employees in amounts based on the price of its stock.

         Due to the extremely controversial nature of this project, the Statement permits a company to continue the accounting for stock-based compensation prescribed in Accounting Principles Board ("APB") Opinion No. 25, Accounting for Stock Issued to Employees. If a company elects that option, pro forma disclosures of net income (and EPS, if presented) are required in the footnotes as if the provisions of this Statement had been used to measure stock-based compensation.

         The disclosure requirements of Opinion No. 25 have been superseded by the disclosure requirements of this Statement.

         Once an entity adopts the fair value based method for accounting for these transactions, that election cannot be reversed.

         Equity instruments granted or otherwise transferred directly to an employee by a principal stockholder are stock-based employee compensation to be accounted for in accordance with either Opinion 25 or this Statement, unless the transfer clearly is for a purpose other than compensation.

         The accounting requirements of this Statement are effective for transactions entered into in fiscal years that begin after December 15, 1995. The disclosure requirements are effective for financial statements for fiscal years beginning after December 15, 1995. Pro forma disclosures required for entities that elect to continue to measure compensation cost using Opinion 25 must include the effects of all awards granted in fiscal years that begin after December 15, 1994.

         During the initial phase-in period, the effects of applying this Statement are not likely to be representative of the effects on reported net income for future years because options vest over several years and additional awards generally are made each year. If that situation exists, the entity must include a statement to that effect.

         Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities. Statement No. 125 breaks new ground in resolving long-standing questions about whether transactions should be accounted for as secured borrowings or as sales. The Statement provides consistent standards for distinguishing transfers of financial assets that are sales from transfers that are considered secured borrowings.

         A transfer of financial assets in which the transferor surrenders control over those assets is accounted for as a sale to the extent that consideration other than beneficial interests in the transferred assets is received in exchange. The transferor has surrendered control over transferred assets only if all of the following conditions are met:

         The transferred assets have been isolated from the transferor -- put presumptively beyond the reach of the transferor and its creditors, even in bankruptcy or other receivership.

         Each transferee obtains the right -- free of conditions that constrain it from taking advantage of that right -- to pledge or exchange the transferred assets, or the transferee is a qualifying special-purpose entity and the holders of beneficial interests in that entity have the right -- free of conditions that constrain them from taking advantage of that right -- to pledge or exchange those interests.

         The transferor does not maintain effective control over the transferred assets through an agreement that both entitles and obligates the transferor to repurchase or redeem them before their maturity, or an agreement that entitles the transferor to repurchase or redeem transferred assets that are not readily obtainable.

         This Statement provides detailed measurement standards for assets and liabilities included in these transactions. It also includes implementation guidance for assessing isolation of transferred assets and for accounting for transfers of partial interests, servicing of financial assets, securitizations, transfers of sales-type and direct financing lease receivables, securities lending transactions, repurchase agreements, "wash sales", loan syndications and participations, risk participations in banker's acceptances, factoring arrangements, transfers of receivables with recourse, and extinguishments of liabilities.

         The Statement supersedes FASB Statements No. 76, Extinguishment of Debt, and No. 77, Reporting by Transferors for Transfers of Receivables with Recourse, and No. 122, Accounting for Mortgage Servicing Rights and amends FASB Statement No. 115, Accounting for Certain Investments in Debt and Equity Securities, in addition to clarifying or amending a number of other statements and technical bulletins.

         This Statement is effective for transfers and servicing of financial assets and extinguishments of liabilities occurring after December 31, 1996 and is to be applied prospectively. Earlier or retroactive application is not permitted.

         The adaption of No. 125 did not have any material effect on 1997 financial statements.

         Earnings per Share. Statement No. 128 establishes standards for computing and presenting earnings per share ("EPS") and applies to entities with publicly held common stock or potential common stock, as well as any other entity that chooses to present EPS in its financial statements.

         This Statement simplifies the current standards of APB Opinion No. 15, Earnings per Share, and makes them comparable to international EPS standards. It eliminates the presentation of primary EPS and requires presentation of basic EPS (the principal difference being that common stock equivalents are not considered in the computation of basic EPS). It also requires dual presentation of basic and diluted EPS on the face of the income statement for all entities with complex capital structures and requires a reconciliation of the numerator and denominator of the basic EPS computation to the numerator and denominator of the diluted EPS computation.

         Basic EPS includes no dilution and is computed by dividing income available to common stockholders by the weighted-average number of common shares outstanding for the period. Diluted EPS reflects the potential dilution that could occur if the potential common shares were exercised or converted into common stock or resulted in the issuance of common stock that then shared in the earnings of the entity. Diluted EPS is computed similarly to that of fully diluted EPS pursuant to Opinion No. 15.

         SFAS No. 128 is effective for financial statements issued for periods ending after December 15, 1997, including interim periods. Earlier application is not permitted. The Statement requires restatement of all prior-period EPS data presented.

         Disclosure of Information about Capital Structure. Statement No. 129 continues the current requirements to disclose certain information about an entity's capital structure found in APB Opinion No. 10, Omnibus Opinion ( 1966, Opinion 15, and SFAS No. 47, Disclosure of Long-Term Obligations. It consolidates specific disclosure requirements from those standards. SFAS No. 129 is effective for financial statements issued for periods ending after December 15, 1997, including interim periods.

         Reporting Comprehensive Income. In June 1997, the FASB issued SFAS No. 130, Reporting Comprehensive Income, establishing standards for reporting and display of comprehensive income and its components (revenues, expenses, gains, and losses) in a full set of general-purpose financial statements. It requires that all items that are required to be recognized under accounting standards as components of comprehensive income be reported in a financial statement that is displayed with the same prominence as other financial statements. This Statement does not require a specific format for that financial statement but requires that an enterprise display an amount representing total comprehensive income for the period in that financial statement.

         SFAS No. 130 also requires that an enterprise (a) classify items of other comprehensive income by their nature in a financial statement and (b) display the accumulated balance of other comprehensive income separately from retained earnings and additional paid-in capital in the equity section of a statement of financial position.

         The Statement is effective for fiscal years beginning after December 15, 1997. Reclassification of financial statements for earlier periods provided for comparative purposes is required.

         Disclosures about Segments of an Enterprise. In June 1997, the FASB issued SFAS No. 131, Disclosures about Segments of an Enterprise and Related Information, establishing standards for the way public business enterprises report information about operating segments in annual financial statements and requires that those enterprises report selected information about operating segments in interim financial reports issued to shareholders. It also establishes standards for related disclosures about products and services, geographic areas, and major customers. This Statement supersedes SFAS No. 14, Financial Reporting for Segments of a Business Enterprise, but retains the requirement to report information about major customers. It amends SFAS No. 94, Consolidation of All Majority-Owned Subsidiaries, to remove the special disclosure requirements for previously unconsolidated subsidiaries. This Statement does not apply to nonpublic business enterprises or to not-for-profit organizations.

         SFAS No. 131 requires that a public business enterprise report financial and descriptive information about its reportable operating segments. Operating segments are components of an enterprise about which separate financial information is available that is evaluated regularly by the chief operating decision maker in deciding how to allocate resources and in assessing performance. Generally, financial information is required to be reported on the basis that it is used internally for evaluating segment performance and deciding how to allocate resources to segments.

         This Statement requires that a public business enterprise report a measure of segment profit or loss, certain specific revenue and expense items, and segment assets. It requires reconciliations of total segment revenues, total segment profit or loss, total segment assets, and other amounts disclosed for segments to corresponding amounts in the enterprise's general-purpose financial statements. This Statement also requires that a public business enterprise report descriptive information about the way that the operating segments were determined, the products and services provided by the operating segments, differences between the measurements used in reporting segment information and those used in the enterprise's general-purpose financial statements, and changes in the measurement of segment amounts from period to period.

         SFAS No. 131 is effective for financial statements for periods beginning after December 15, 1997. In the initial year of application, comparative information for earlier years is to be restated. This Statement need not be applied to interim financial statements in the initial year of its application, but comparative information for interim periods in the initial year of application is to be reported in financial statements for interim periods in the second year of application.

         Accounting for Employee Stock Plans. In November 1993, AICPA issued Statement of Position ("SOP") 93-6 which addresses the accounting for shares of stock issued to employees by an ESOP. SOP 93-6 requires that the employer record compensation expense in an amount equal to the fair value of shares committed to be released to employees from the ESOP. SOP 93-6 is effective for fiscal years beginning after December 15, 1993 and relates to shares purchased by an ESOP after December 31, 1992. Assuming shares of Common Stock appreciate in value over time, the adoption of SOP 93-6 will likely increase compensation expense relative to the Company's ESOP established in connection with the Conversion, as compared with prior guidance which would have required the recognition of compensation expense based on the cost of shares acquired by the ESOP.

INDEPENDENT AUDITOR'S REPORT



Board of Directors
Home Financial Bancorp
Spencer, Indiana


We have  audited the  consolidated  statement  of  financial  condition  of Home
Financial Bancorp (formerly Owen Community Bank, s. b.) and subsidiary as of June 30, 1997 and 1996, and the related consolidated statements of income, changes in stockholders' equity and cash flows for each of the three years in the period ended June 30, 1997. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements described above present fairly, in all material respects, the consolidated financial position of Home Financial Bancorp and subsidiary as of June 30, 1997 and 1996, and the results of their operations and their cash flows for each of the three years in the period ended June 30, 1997, in conformity with generally accepted accounting principles.


Geo. S. Olive & Co. LLC


Indianapolis, Indiana
July 25, 1997

                      HOME FINANCIAL BANCORP AND SUBSIDIARY
                  CONSOLIDATED STATEMENT OF FINANCIAL CONDITION

June 30,                                                             1997            1996
---------------------------------------------------------------------------------------------
ASSETS
   Cash                                                          $    296,805    $    385,824
   Short-term interest-bearing deposits                             3,887,498       5,334,796
                                                                 ------------    ------------
     Total cash and cash equivalents                                4,184,303       5,720,620
   Investment securities--available for sale                        2,101,734       4,901,120
   Loans                                                           34,348,648      27,274,557
   Allowance for loan losses                                         (231,397)       (149,833)
                                                                 ------------    ------------
     Net loans                                                     34,117,251      27,124,724
   Real estate acquired for development                                20,758         171,580
   Premises and equipment                                             963,657         512,768
   Federal Home Loan Bank stock                                       500,000         360,000
   Interest receivable                                                268,648         235,678
   Prepaid stock conversion costs                                     260,067
   Other assets                                                       351,876         139,754
                                                                 ------------    ------------
     TOTAL ASSETS                                                $ 42,508,227    $ 39,426,311
                                                                 ============    ============

LIABILITIES
   Interest-bearing deposits                                     $ 26,156,516    $ 28,725,700
   Federal Home Loan Bank advances                                  9,000,000       7,200,000
   Other liabilities                                                  154,577          90,539
                                                                 ------------    ------------
     TOTAL LIABILITIES                                             35,311,093      36,016,239
                                                                 ------------    ------------
COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS' EQUITY Preferred stock, without par value:
     Authorized and unissued--2,000,000 shares
   Common stock, without par value
     Authorized--5,000,000
     Issued--469,526                                                4,389,698
   Retained earnings--substantially restricted                      3,409,288       3,427,201
   Unearned compensation                                             (264,781)
   Unearned ESOP shares                                              (364,264)
   Net unrealized gain (loss) on securities available for sale         27,193         (17,129)
                                                                 ------------    ------------
     TOTAL STOCKHOLDERS' EQUITY                                     7,197,134       3,410,072
                                                                 ------------    ------------
     TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                  $ 42,508,227    $ 39,426,311
                                                                 ============    ============

See notes to consolidated financial statements.

                      HOME FINANCIAL BANCORP AND SUBSIDIARY
                        CONSOLIDATED STATEMENT OF INCOME


Year Ended June 30                                                      1997              1996             1995
-------------------------------------------------------------------------------------------------------------------
INTEREST INCOME
   Loans                                                              $2,912,085       $2,618,394        $2,166,726
   Deposits with financial institutions                                  136,538          135,553            76,678
   Investment securities
     Taxable                                                             279,869          161,258           143,426
     Tax exempt                                                           30,073           18,206            17,745
   Other interest and dividend income                                     38,105           21,210            15,728
                                                                       ---------        ---------         ---------
   Total interest and dividend income                                  3,396,670        2,954,621         2,420,303
                                                                       ---------        ---------         ---------
INTEREST EXPENSE
   Deposits                                                            1,210,207        1,261,043           962,764
   Federal Home Loan Bank advances                                       487,217          330,458           201,463
   Other interest expense                                                  5,758            1,282             9,994
                                                                       ---------        ---------         ---------
   Total interest expense                                              1,703,182        1,592,783         1,174,221
                                                                       ---------        ---------         ---------
NET INTEREST INCOME                                                    1,693,488        1,361,838         1,246,082
   Provision for losses on loans                                          85,000           94,000            36,134
NET INTEREST INCOME AFTER PROVISION FOR LOSSES ON LOANS                1,608,488        1,267,838         1,209,948

OTHER INCOME
Service charges on deposit accounts                                       42,494           37,478            27,345
   Gain on sale of real estate acquired for development                   31,437           56,944            78,499
   Net realized gain on sales of available-for-sale securities            37,155
   Other income                                                           52,750           47,535            42,567
                                                                       ---------        ---------         ---------
Total other income                                                       163,836          141,957           148,411
                                                                       ---------        ---------         ---------
OTHER EXPENSES
Salaries and employee benefits                                           563,142          414,986           403,787
   Net occupancy expenses                                                 70,825           67,213            73,761
   Equipment expenses                                                     61,044           55,436            35,302
   Deposit insurance expense                                             164,550           53,686            49,444
   Computer processing fees                                               59,152           55,410            47,945
   Printing and office supplies                                           38,274           33,479            32,215
   Legal and professional fees                                           171,674           47,324            35,125
   Advertising expense                                                    34,004           24,346            25,518
   Management fees                                                                         22,998            33,005
   Other expenses                                                        204,901          150,563           129,824
                                                                       ---------        ---------         ---------
Total other expenses                                                   1,367,566          925,441           865,926
                                                                       ---------        ---------         ---------
INCOME BEFORE INCOME TAX                                                 404,758          484,354           492,433
   Income tax expense                                                    152,441          195,964           203,210
                                                                       ---------        ---------         ---------
NET INCOME                                                             $ 252,317        $ 288,390         $ 289,223
                                                                       =========        =========         =========

NET INCOME PER SHARE                                                        $.53

WEIGHTED AVERAGE SHARES OUTSTANDING                                      477,164

See notes to consolidated financial statements.

                      HOME FINANCIAL BANCORP AND SUBSIDIARY
            CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY

                                                    Net Unrealized
                                                                                    Unearned    Securities
                                    Common Stock          Retained     Unearned       ESOP       Available
                                 Shares       Amount      Earnings   Compensation    Shares      For Sale       Total
-----------------------------------------------------------------------------------------------------------------------
Balances, July 1, 1994                                   $2,849,588                                          $2,849,588
   Net income for 1995                                      289,223                                             289,223
   Cumulative effect of change
     in method of accounting
     for securities                                                                                $ 6,912        6,912
   Net change in unrealized
     gain (loss) on securities
     available for sale                                                                             13,439       13,439
                               ----------------------------------------------------------------------------------------
Balances, June 30, 1995                                   3,138,811                                 20,351    3,159,162
   Net income for 1996                                      288,390                                             288,390
   Net change in unrealized
     gain (loss) on securities
     available for sale                                                                            (37,480)     (37,480)
                               ----------------------------------------------------------------------------------------
Balances, June 30, 1996                                   3,427,201                                (17,129)   3,410,072
   Net income for 1997                                      252,317                                             252,317
   Common stock issued in
     conversion, net of costs  505,926   $4,728,294                                                           4,728,294
   Cash dividends
      ($.15 per share)                                      (68,818)                                            (68,818)
   Net change in unrealized
     gain (loss) on securities
     available for sale                                                                             44,322       44,322
   Contributions for unearned
     ESOP shares                                                                  $(404,740)                   (404,740)
   ESOP shares earned                        25,404                                  40,476                      65,880
   Contribution for
     unearned RRP shares                                                $(290,172)                             (290,172)
   RRP shares earned                                                       25,391                                25,391
   Purchase of stock           (36,400)    (364,000)       (201,412)                                           (565,412)
                               ----------------------------------------------------------------------------------------
Balances, June 30, 1997        469,526   $4,389,698      $3,409,288     $(264,781)$(364,264)       $27,193   $7,197,134
                               ========================================================================================

See notes to consolidated financial statements.

                      HOME FINANCIAL BANCORP AND SUBSIDIARY
                      CONSOLIDATED STATEMENT OF CASH FLOWS

Year Ended June 30,                                                  1997             1996             1995
---------------------------------------------------------------------------------------------------------------
OPERATING ACTIVITIES
   Net income                                                  $    252,317        $  288,390       $  289,223
   Adjustments to reconcile net income to
     net cash provided by operating activities
   Provision for loan losses                                         85,000            94,000           36,134
   Investment securities amortization, net                            2,630               464              683
   ESOP shares earned                                                65,880
   RRP shares earned                                                 25,391
   Depreciation and amortization                                     83,193            74,367           58,813
   Deferred income tax benefit                                      (35,294)          (41,460)            (198)
   Gain on sale of real estate acquired for development             (31,437)          (56,944)         (78,499)
   Gain on sale of other real estate                                (21,964)           (3,250)         (11,019)
   Gain on sale of securities available for sale                    (37,155)
   Change in
     Interest receivable                                            (32,970)          (49,069)         (74,994)
     Other assets                                                   (74,794)          (10,361)         (13,636)
   Other adjustments                                                 64,038           (34,852)          11,360
                                                                 ----------        ----------         --------
     Net cash provided by operating activities                      344,835           261,285          217,867
                                                                 ----------        ----------         --------
INVESTING ACTIVITIES
   Purchases of securities available for sale                    (3,261,591)       (3,316,533)        (399,719)
   Purchase of securities held to maturity                                                            (205,000)
   Proceeds from sales of securities available for sale           4,824,600
   Proceeds from maturities and paydowns of
     securities available for sale                                1,342,922         1,002,691
   Proceeds from maturities and paydowns of
     securities held to maturity                                                      111,071          290,803
   Net changes in loans                                          (7,371,895)       (1,761,684)      (4,134,319)
   Improvements to real estate owned                                (12,621)
   Proceeds from real estate owned sales                            204,501            44,202           41,284
   Purchase of premises and equipment                              (569,082)         (164,998)        (173,327)
   Proceeds from disposal of premises and equipment                  35,000            58,000
   Purchase of real estate acquired for development                  (2,911)          (38,421)        (231,464)
   Proceeds from sale of real estate acquired for development       185,170           112,170          274,247
   Purchase of FHLB of Indianapolis stock                          (140,000)         (110,000)         (28,500)
                                                                 ----------        ----------         --------
     Net cash used by investing activities                       (4,765,907)       (4,063,502)      (4,565,995)
                                                                 ----------        ----------         --------
FINANCING ACTIVITIES
   Net change in
     NOW and savings deposits                                    (3,456,237)        4,309,021       (1,774,297)
     Certificates of deposit                                        887,053         1,916,677        2,822,850
   Advances from Federal Home Loan Bank of Indianapolis           4,300,000         2,200,000        3,500,000
   Payments on advances from Federal
     Home Loan Bank of Indianapolis                              (2,500,000)
   Other borrowings                                                                                     75,000
   Payments on other borrowings                                                       (28,773)        (126,400)
   Sale of stock                                                  4,578,341
   Prepaid stock conversion costs                                                    (260,067)
   Purchase of stock                                               (565,412)
   Dividends paid                                                   (68,818)
   Contribution of RRP shares                                      (290,172)
                                                                 ----------        ----------         --------
     Net cash provided by financing activities                    2,884,755         8,136,858        4,497,153
                                                                 ----------        ----------         --------
NET CHANGE IN CASH AND CASH EQUIVALENTS                          (1,536,317)        4,334,641          149,025
CASH AND CASH EQUIVALENTS, BEGINNING OF YEAR                      5,720,620         1,385,979        1,236,954
                                                                 ----------        ----------         --------
CASH AND CASH EQUIVALENTS, END OF YEAR                           $4,184,303        $5,720,620       $1,385,979
                                                                 ==========        ==========       ==========
ADDITIONAL CASH FLOWS AND SUPPLEMENTARY INFORMATION
   Interest paid                                                 $1,703,182        $1,592,783       $1,174,221
   Income tax paid                                                  178,988           179,305          144,375
   Transfers from loans to other real estate                        294,368
   Stock issuance costs transferred from other
     assets to stockholder's equity                                 254,787
   Common stock issued to ESOP leveraged with an employer loan      404,740

See notes to consolidated financial statements.

                      HOME FINANCIAL BANCORP AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                       (TABLE DOLLAR AMOUNTS IN THOUSANDS)

--   NATURE OF OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

         The accounting and reporting policies of Home Financial Bancorp ("Company") and its wholly owned subsidiary, Owen Community Bank, s.b. ("Bank") and the Bank's wholly owned subsidiary, BSF, Inc. ("BSF"), conform to generally accepted accounting principles and reporting practices followed by the thrift industry. The more significant of the policies are described below.

         The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

         The Company is a bank holding company whose principal activity is the ownership and management of the Bank. Commencing July 1, 1997, the Bank operates under a state thrift charter, known as a stock savings bank, and provides full banking services. Prior to July 1, 1997, the Bank operated as an Indiana mutual savings bank. As a state-chartered thrift, the Bank is subject to regulation by the Department of Financial Institutions, State of Indiana and the Federal Deposit Insurance Corporation ("FDIC").

         The Bank generates mortgage and consumer loans and receives deposits from customers located primarily in Owen and surrounding counties. The Bank's loans are generally secured by specific items of collateral including real property and consumer assets.

         BSF engages in purchasing and developing large tracts of real estate. After land is purchased, BSF subdivides the real estate into lots, makes improvements such as streets, and sells individual lots, usually on contract for debt. In connection with the Bank's conversion to an Indiana mutual savings bank in 1995, the FDIC required the Bank to cease BSF's land acquisitions, divest of BSF's nonconforming real estate holdings by November 16, 2000 and maintain the Bank's capital at levels sufficient to classify the Bank as a well-capitalized institution. BSF has ceased land acquisitions and is in process of divesting of its real estate holdings. BSF's net income for the years ended June 30, 1997, 1996 and 1995, included in the Company's consolidated net income, totaled $35,000, $59,000, and $59,000.

         Consolidation--The   consolidated   financial  statements  include  the
accounts of the Company and subsidiary after elimination of all material intercompany transactions and accounts.

         Investment Securities--The Company adopted Statement of Financial Accounting Standards ("SFAS") No. 115, Accounting for Certain Investments in Debt and Equity Securities, on July 1, 1994.

         Debt securities are classified as held to maturity when the Company has the positive intent and ability to hold the securities to maturity. Securities held to maturity are carried at amortized cost.

         Debt securities not classified as held to maturity are classified as available for sale. Securities available for sale are carried at fair value with unrealized gains and losses reported separately, net of tax, in stockholders' equity.

                      Home Financial Bancorp and Subsidiary
                   Notes to Consolidated Financial Statements
                       (Table Dollar Amounts in Thousands)

          Amortization of premiums and accretion of discounts are recorded using the interest method as interest income from securities. Realized gains and losses are recorded as net security gains (losses). Gains and losses on sales of securities are determined on the specific-identification method.

         Loans are carried at the principal amount outstanding. A loan is impaired when, based on current information or events, it is probable that the Bank will be unable to collect all amounts due (principal and interest) according to the contractual terms of the loan agreement. Payments with insignificant delays not exceeding 90 days outstanding are not considered impaired. The Bank considers its investment in one-to-four family residential loans and consumer loans to be homogeneous and therefore excluded from separate identification for evaluation of impairment. Interest income is accrued on the principal balances of loans. The accrual of interest on impaired and nonaccrual loans is discontinued when, in management's opinion, the borrower may be unable to meet payments as they become due. When interest accrual is discontinued, all unpaid accrued interest is reversed when considered uncollectible. Interest income is subsequently recognized only to the extent cash payments are received. Certain loan fees and direct costs are being deferred and amortized as an adjustment of yield on the loans over the contractual lives of the loans. When a loan is paid off or sold, any unamortized loan origination fee balance is credited to income.

         Allowance for loan losses is maintained to absorb loan losses based on management's continuing review and evaluation of the loan portfolio and its judgment as to the impact of economic conditions on the portfolio. The evaluation by management includes consideration of past loss experience, changes in the composition of the portfolio, the current condition and amount of loans outstanding, and the probability of collecting all amounts due. Impaired loans are measured by the present value of expected future cash flows, or the fair value of the collateral of the loan, if collateral dependent.

         The determination of the adequacy of the allowance for loan losses is based on estimates that are particularly susceptible to significant changes in the economic environment and market conditions. Management believes that as of June 30, 1997, the allowance for loan losses is adequate based on information currently available. A worsening or protracted economic decline in the area within which the Bank operates would increase the likelihood of additional losses due to credit and market risks and could create the need for additional loss reserves.

         Real estate acquired for development is carried at the lower of cost or fair value. Costs relating to development and improvements of property are allocated to individual lots and capitalized, whereas costs relating to holding the property are expensed. Gains on sales of lots are determined on the specific-identification method.

         Premises and equipment are carried at cost net of accumulated depreciation. Depreciation is computed using the accelerated and straight-line methods based principally on the estimated useful lives of the assets. Maintenance and repairs are expensed as incurred while major additions and improvements are capitalized. Gains and losses on dispositions are included in current operations.

         Federal Home Loan Bank ("FHLB") stock is a required investment for institutions that are members of the Federal Home Loan Bank system. The required investment in the common stock is based on a predetermined formula.

                      Home Financial Bancorp and Subsidiary
                   Notes to Consolidated Financial Statements
                       (Table Dollar Amounts in Thousands)

         Pension plan costs are based on actuarial computations and charged to current operations. The funding policy is to pay at least the minimum amounts required by ERISA.

         Income tax in the consolidated statement of income includes deferred income tax provisions or benefits for all significant temporary differences in recognizing income and expenses for financial reporting and income tax purposes. The Company and Bank file consolidated tax returns.

         Earnings per share have been computed based upon the weighted average common shares outstanding during the period subsequent to the Bank's conversion to a stock savings bank on July 1, 1996. Unearned employee stock ownership plan ("ESOP") shares have been excluded from the computation of average common shares outstanding.


--   CONVERSION TO STATE STOCK SAVINGS BANK

         On July 1, 1996, the Bank completed the conversion from a state chartered mutual savings bank to a state chartered stock savings bank and the formation of the Company as the holding company of the Bank. As part of the conversion, the Company issued 505,926 shares of common stock at $10 per share. Net proceeds of the Company's stock issuance, after costs and excluding the shares issued for the ESOP, were approximately $4,320,000, of which $2,472,548 was used to acquire 100% of the stock and ownership of the Bank. Costs associated with the conversion were deducted from the proceeds of stock sold by the Company. The transaction was accounted for in a manner similar to a pooling of interests.

--    INVESTMENT SECURITIES
                                         1997
                    ---------------------------------------------
                                   Gross        Gross
                     Amortized   Unrealized   Unrealized    Fair
June 30,                Cost       Gains        Losses      Value
------------------------------------------------------------------
Available for sale
  U.S. Treasury      $   825       $  2                    $  827
Federal agencies         100          4                       104
Marketable
   equity securities     344         34                       378
Mortgage-backed
   securities            788          5                       793
                      --------------------------------------------
  Total investment
     securities       $2,057        $45                    $2,102
                      ============================================


                                          1996
                    ---------------------------------------------
                                   Gross        Gross
                     Amortized   Unrealized   Unrealized    Fair
June 30,                Cost       Gains        Losses      Value
------------------------------------------------------------------
Available for sale
  Federal agencies    $1,100         $ 5                    $1,105
  State and
   municipal             678           4           $ 5         677
  Mortgage-backed
   securities          3,151          23            55       3,119
                    ----------------------------------------------
   Total investment
    securities        $4,929         $32           $60      $4,901
                    ==============================================

                      Home Financial Bancorp and Subsidiary
                   Notes to Consolidated Financial Statements
                       (Table Dollar Amounts in Thousands)

         The amortized cost and fair value of securities available for sale at June 30, 1997, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because issuers may have the right to call or prepay obligations with or without call or prepayment penalties.

                                     1997
                           -------------------------
                              Available for Sale
                           -------------------------
                           Amortized           Fair
                             Cost              Value
                           -------------------------
Maturity Distribution
at June 30
----------------------------------------------------
Within one year              $  475          $   475
One to five years               450              456
                                925              931
Marketable equity
  securities                    344              378
Mortgage-backed
  securities                    788              793
                             ------           ------
  Totals                     $2,057           $2,102
                             ======           ======

         Securities with a carrying value of $788,000 and $3,119,000 were pledged at June 30, 1997 and 1996 to secure FHLB advances.

         Proceeds from sales of securities available for sale during 1997 were $4,825,000. Gross gains of $71,000 and gross losses of $34,000 were realized on those sales.

         On December 26, 1995, the Bank transferred certain securities from held to maturity to available for sale in accordance with a transition reclassification allowed by the Financial Accounting Standards Board. Such securities had a carrying value of $1,716,000 and a fair value of $1,707,000. Other than the initial adoption of SFAS No. 115 and the preceding, there were no transfers or sales of investment securities during the periods presented.

--   LOANS AND ALLOWANCE

June 30                          1997        1996
---------------------------------------------------
Real estate mortgage loans
   Residential                 $ 19,898    $ 18,240
Mobile home and land              4,396       3,513
Nonresidential                    6,896       2,544
Multi-family                        980         604
Mobile home loans1,361
                                              1,241
Commercial and industrial           634         350
Consumer loans                      612       1,094
                                 ------      ------
                                 34,777      27,586
                                 ------      ------
Undisbursed portion of loans       (430)       (319)
Deferred loan costs                   2           8
                                 ------      ------
                                   (428)       (311)
                                 ------      ------
   Total loans                  $34,349     $27,275
                                =======     =======

Year Ended June 30           1997     1996     1995
----------------------------------------------------
ALLOWANCE FOR LOAN LOSSES
  Balances, July 1          $ 150    $  57    $  26
Provision for loan losses      85       94       36
Recoveries on loans             1
Loans charged off              (4)      (1)      (6)
                            -----    -----    -----
Balances,
June 30                     $ 231    $ 150    $  57
                            =====    =====    =====

         The Bank adopted SFAS No. 114 and No. 118, Accounting by Creditors For Impairment of a Loan and Accounting by Creditors for Impairment of a Loan--Income Recognition and Disclosures, on July 1, 1995. The adoption of SFAS Nos. 114 and 118 did not have a material impact on the Bank's financial position or results of operations.

         At  June  30,  1997  and  1996,  the  Bank  had  nonaccrual   loans  of
approximately $562,000 and $359,000, for which impairment had not been recognized. If interest on these loans had been recognized at the original interest rates, interest income would have increased approximately $21,000 and $19,000.

         The Bank has no commitments to loan additional funds to the borrowers of nonaccrual loans.

         Nonaccruing loans totaled approximately $71,000 at June 30, 1995. Additional interest income that would have been recorded had income on nonaccruing loans been considered collectible and

                      Home Financial Bancorp and Subsidiary
                   Notes to Consolidated Financial Statements
                       (Table Dollar Amounts in Thousands)

accounted for in accordance with their original terms was immaterial.

         The Bank has entered into transactions with certain directors and officers. Such transactions were made in the ordinary course of business on substantially the same terms and conditions, including interest rates and collateral, as those prevailing at the same time for comparable transactions with other customers, and did not, in the opinion of management, involve more than normal credit risk or present other unfavorable features. The aggregate amount of loans, as defined, to such related parties were as follows:

Balances, June 30, 1996             $ 508
New loans, including renewals          14
Payments, etc. including renewals     (39)
Change in composition                 (48)
                                    -----
Balances, June 30, 1997             $ 435
                                    =====

--   PREMISES AND EQUIPMENT

June 30                            1997         1996
-----------------------------------------------------
Land                                $277         $188
Building                             991          606
Equipment                            381          321
                                     ---          ---
   Total cost                      1,649        1,115
Accumulated depreciation            (685)        (602)
                                    ----         ----
   Net                              $964         $513
                                    ====         ====

--   DEPOSITS

June 30                      1997      1996
--------------------------------------------
Interest-bearing demand    $ 3,682   $ 2,396
Savings                      2,942     7,684
Certificates of $100,000
   or more                   3,479     2,655
Other certificates          16,054    15,991
                           -------   -------
Total deposits             $26,157   $28,726
                           =======   =======

Certificates maturing in years ending June 30:

1998                             $11,168
1999                               3,629
2000                               3,512
2001                                 470
2002                                 754
                                 -------
                                 $19,533
                                 =======

--   FEDERAL HOME LOAN BANK ADVANCES

                                      1997
                              -----------------------
                                             Weighted
                                              Average
June 30                       Amount           Rate
------------------------------------------------------
Maturities in years ending
   1998                        $3,800         6.19%
   1999                         1,500         6.25%
   2000                         3,500         6.24%
   2006                           200         6.87%
                               ------
                               $9,000         6.29%
                               ======

         The terms of the security agreement with the FHLB require the Bank to pledge as collateral for advances qualifying first mortgage loans in an amount equal to at least 160 percent of these advances and all stock in the FHLB. Advances are subject to restrictions or penalties in the event of prepayment.

--   INCOME TAX

Year Ended June 30             1997     1996    1995
------------------------------------------------------
Income tax expense
   Currently payable
     Federal                    $141    $185     $153
     State                        46      52       50
Deferred
     Federal                     (25)    (32)
     State                       (10)     (9)
                                ----    ----     ----
       Total income
         tax expense            $152    $196     $203
                                ====    ====     ====

                      Home Financial Bancorp and Subsidiary
                   Notes to Consolidated Financial Statements
                       (Table Dollar Amounts in Thousands)

Year Ended June 30         1997     1996     1995
--------------------------------------------------
Reconciliation of
   federal statutory to
   actual tax expense
   Federal statutory
     income tax at 34%    $ 138    $ 165    $ 167
Effect of state
     income taxes            24       28       33
Tax exempt interest          (9)      (5)      (5)
Other                        (1)       8        8
                          -----    -----    -----
     Actual tax expense   $ 152    $ 196    $ 203
                          =====    =====    =====

A cumulative net deferred tax asset is included in other assets at June 30, 1997 and 1996. The components of the asset are as follows:

June 30                             1997         1996
-------------------------------------------------------
Differences in
   depreciation methods             $ (3)        $ (7)
Differences in accounting
   for loan fees                      (4)          (6)
Differences in accounting
   for loan losses                    61           36
Differences in
   compensation plans                  9
State income tax                      (7)          (3)
Differences in
   accounting for securities
   available for sale                (18)          12
                                     ---           --
                                     $38          $32
                                     ===          ===
Assets                               $70          $48
Liabilities                          (32)         (16)
                                     ---          ---
                                     $38          $32
                                     ===          ===

         No valuation allowance was necessary for the years ended June 30, 1997 and 1996.

         Retained earnings at June 30, 1997, include approximately $700,000 for which no deferred federal income tax liability has been recognized. This amount represents an allocation of income to bad debt deductions as of June 30, 1997 for tax purposes only. Reduction of amounts so allocated for purposes other than tax bad debt losses including redemption of bank stock or excess dividends, or loss of "bank status" would create income for tax purposes only, which income would be subject to the then-current corporate income tax rate. The unrecorded deferred federal income tax liability on the above amounts was approximately $280,000 at June 30, 1997.

--   COMMITMENTS AND CONTINGENT LIABILITIES

         In the normal course of business there are outstanding commitments and contingent liabilities, such as commitments to extend credit, which are not included in the accompanying financial statements. The Bank's exposure to credit loss in the event of nonperformance by the other party to the financial instruments for commitments to extend credit is represented by the contractual or notional amount of those instruments. The Bank uses the same credit policies in making such commitments as it does for instruments that are included in the consolidated statement of financial condition. Financial instruments whose contract amount represents credit risk as of June 30 were as follows:

                            1997   1996
----------------------------------------
Mortgage loan commitments
   At variable rates        $563   $989
At fixed rates               515    752
Unused lines of credit         9    205

         Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Bank evaluates each customer's credit worthiness on a case-by-case basis. The amount of collateral

                      Home Financial Bancorp and Subsidiary
                   Notes to Consolidated Financial Statements
                       (Table Dollar Amounts in Thousands)

obtained,  if deemed necessary by the Bank upon extension of credit, is based on
management's  credit  evaluation.   Collateral  held  varies,  but  may  include
residential real estate, or other assets of the borrower.

         The Bank has entered into agreements with three officers which provide for salary continuation for a three-year period under certain circumstances, primarily related to change of control of the Bank, as defined. Under the terms of the agreements, these payments could occur if, following a change of control, such officers are terminated other than for cause or unreasonable changes are made in their employment relationships. These agreements extend automatically for one year on each anniversary date unless certain conditions are met. One of the agreements was effective January 1, 1996 and the other two agreements were effective July 1, 1996.

         The Company and Bank are also subject to claims and lawsuits which arise primarily in the ordinary course of business. It is the opinion of management that the disposition or ultimate determination of such possible claims or lawsuits will not have a material adverse effect on the consolidated financial position of the Company.

--   RESTRICTION ON DIVIDENDS

         The Company is not subject to any regulatory restriction on the payment of dividends to its stockholders.

         Without prior approval, current regulations allow the Bank to pay dividends to the Company not exceeding net profits (as defined) for the current year plus those for the previous two years. The Bank normally restricts dividends to a lesser amount because of the need to maintain an adequate capital structure.

         At the time of conversion, a liquidation account was established in an amount equal to the Bank's net worth as reflected in the latest statement of condition used in its final conversion offering circular. The liquidation account is maintained for the benefit of eligible deposit account holders who maintain their deposit account in the Bank after conversion. In the event of a complete liquidation (and only in such event), each eligible deposit account holder will be entitled to receive a liquidation distribution from the liquidation account in the amount of the then current adjusted subaccount balance for deposit accounts then held, before any liquidation distribution may be made to stockholders. Except for the repurchase of stock and payment of dividends, the existence of the liquidation account will not restrict the use or application of net worth. The initial balance of the liquidation account was $3,295,000.

         At  June  30,  1997,  total  stockholder's   equity  of  the  Bank  was
$5,890,000, of which approximately $538,000 was available for the payment of dividends.

--   REGULATORY CAPITAL

         The Bank is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate actions by the regulatory agencies that, if undertaken, could have a material effect on the Bank's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank's assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The Bank's capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

         At June 30, 1997, the Bank believes that it meets all capital adequacy requirements to which it is subject and the most recent notification from the regulatory agency categorized the Bank as well capitalized under the regulatory framework for prompt corrective action.

                      Home Financial Bancorp and Subsidiary
                   Notes to Consolidated Financial Statements
                       (Table Dollar Amounts in Thousands)

         In connection with the Bank's conversion to a state-chartered savings bank, the FDIC imposed heightened capital requirements on the Bank because of the impermissible real estate development activities of BSF. The FDIC currently requires that the Bank maintain capital (after deduction of its investment in BSF) at levels sufficient for the Bank to be classified as a well-capitalized institution.

         The Bank's actual and required capital amounts and ratios are as follows:

                                                                                1997
                                             ------------------------------------------------------------------------
                                                                              Required                  Required
                                                                            for Adequate               To Be Well
                                                    Actual                    Capital 1               Capitalized 1
                                             -------------------------------------------------------------------------
June 30                                      Amount        Ratio        Amount         Ratio      Amount        Ratio
----------------------------------------------------------------------------------------------------------------------
Total capital 1 (to risk weighted assets)      $6,109       25.0%         $1,952        8.0%      $2,440        10.0%
Tier I capital 1 (to risk weighted assets)      5,879       24.1             976        4.0        1,464         6.0
Tier I capital 1 (to average assets)            5,879       14.2           1,662        4.0        2,077         5.0

1 As defined by the regulatory agencies

--   EMPLOYEE BENEFIT PLANS

         The Bank is a participant in a pension fund known as the Pentegra Group (formerly Financial Institutions Retirement Fund). This plan is a multi-employer plan; separate actuarial valuations are not made with respect to each participating employer. According to the plan administrators, the market value of the fund's assets exceeded the value of vested benefits in the aggregate as of June 30, 1996, the date of the latest actuarial valuation. The plan required contributions in the amount of $13,000, $15,700 and $17,900 for the years ended June 30, 1997, 1996 and 1995. The plan provides pension benefits for substantially all of the Bank's employees.

         The Bank has a retirement savings Section 401(k) plan in which substantially all employees may participate. The Bank matches employees' contributions at the rate of 50 percent of the first 6 percent of base salary contributed by participants. The Bank's expense for the plan was $10,100, $9,200, and $8,550 for the years ended June 30, 1997, 1996 and 1995.

         As part of the conversion, the Company established an ESOP covering substantially all employees of the Bank. The ESOP acquired 40,474 shares of the Company common stock at $10 per share in the conversion with funds provided by a loan from the Company. Accordingly, the $404,740 of common stock acquired by the ESOP is shown as a reduction of stockholders' equity. Shares are released to participants proportionately as the loan is repaid. Dividends on allocated shares are recorded as dividends and charged to retained earnings. Dividends on unallocated shares, which will be distributed to participants, are treated as compensation expense. Compensation expense is recorded equal to the fair market value of the stock when contributions, which are determined annually by the Board of Directors of the Bank, are made to the ESOP. The expense under the ESOP was $65,900 for the year ended June 30, 1997. At June 30, 1997, the ESOP had 2,555 allocated shares, 35,157 suspense shares and 2,762 committed-to-be released shares.

         On July 23, 1997, the board of Directors approved a Stock Option Plan. The plan is subject to stockholders' approval. Under the Stock Option Plan, stock options representing an aggregate of up to 10% of Common Stock sold in the conversion may be granted to directors, officers and other key employees of the Company or its subsidiary.

         In January, 1997, the Company's stockholders approved the Recognition and Retention Plan and Trust ("RRP"). The RRP may acquire up to 20,237 shares of the Company's common stock for awards to management. Shares awarded to management under the RRP vest at a rate of 20% at the end of each full twelve months of service with the Bank after the date of grant. During the year ended June 30, 1997, the Bank contributed $290,172 to the RRP for the purchase of 20,237 shares of the Company's common stock of which 15,178 shares were awarded to management and recorded as unearned compensation. Expense under the RRP was $25,391 for the year ended June 30, 1997.

--   FAIR VALUES OF FINANCIAL INSTRUMENTS

         The following methods and assumptions were used to estimate the fair value of each class of financial instrument:

         Cash and Cash Equivalents--The fair value of cash and cash equivalents approximates carrying value.

         Securities Available for Sale--Fair values are based on quoted market prices.

         Loans--For both short-term loans and variable-rate loans that reprice frequently and with no significant change in credit risk, fair values are based on carrying values. The fair value for other loans, are estimated using discounted cash flow analyses, using interest rates currently being offered for loans with similar terms to borrowers of similar credit quality.

         FHLB Stock--Fair value of FHLB stock is based on the price at which it may be resold to the FHLB.

         Interest Receivable--The fair values of interest receivable approximate carrying values.

         Deposits--The fair values of interest-bearing demand, NOW, money market deposit and savings accounts are equal to the amount payable on demand at the balance sheet date. The carrying amounts for variable rate, fixed-term certificates of deposit approximate their fair values at the balance sheet date. Fair values for fixed-rate certificates of deposit are estimated using a discounted cash flow calculation that applies interest rates currently being offered on certificates to a schedule of aggregated expected monthly maturities on such time deposits.

         FHLB Advances--The fair value of these borrowings are estimated using a discounted cash flow calculation, based on current rates for similar debt. Fair value approximates carrying value.

         Off-Balance Sheet Commitments--Commitments include commitments to originate mortgage loans, and extend lines of credit and are generally of a short-term nature. The fair value of such commitments are based on fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the counterparties' credit standing.

                      Home Financial Bancorp and Subsidiary
                   Notes to Consolidated Financial Statements
                       (Table Dollar Amounts in Thousands)


                                                            1997                               1996
                                                 --------------------------------------------------------------
                                                 Carrying            Fair           Carrying            Fair
June 30                                           Amount             Value           Amount             Value
---------------------------------------------------------------------------------------------------------------
ASSETS
   Cash and cash equivalents                      $ 4,184             $4,184          $5,721             $5,721
   Securities available for sale                    2,102              2,102           4,901              4,901
   Loans, net                                      34,117             33,703          27,125             27,183
   Stock in FHLB                                      500                500             360                360
   Interest receivable                                269                269             236                236

LIABILITIES
   Deposits                                        26,157             26,281          28,726             28,856
   FHLB advances                                    9,000              9,018           7,200              7,236

OFF-BALANCE SHEET ASSETS
   Commitments to extend credit

(PARENT COMPANY ONLY)

Presented below is condensed financial information as to financial position, results of operations and cash flows of the Company:

                             CONDENSED BALANCE SHEET

June 30                                           1997
-------------------------------------------------------
ASSETS
Cash                                            $    25
Securities available for sale                     1,205
Premises and equipment                               15
Investment in subsidiary                          5,890
Other assets                                        103
                                                 ------
Total assets                                     $7,238
                                                 ======

LIABILITIES
Other liabilities                              $     41

STOCKHOLDERS' EQUITY                              7,197
                                                 ------
Total liabilities and
   stockholders' equity                          $7,238
                                                 ======


                          CONDENSED STATEMENT OF INCOME

Year Ended June 30                              1997
----------------------------------------------------
Income
Interest income                                $ 118
Other income                                      36
                                               -----

Total income                                     154
                                               -----
Expenses
   Salaries and employee benefits                 31
Legal and professional fees                       97
Other expenses                                    34
                                               -----
Total expenses                                   162
                                               -----
Loss before income tax benefit and
   equity in undistributed income
   of subsidiary                                  (8)
Income tax benefit                               (11)
                                               -----
Income before equity in
   undistributed income of subsidiary              3
Equity in undistributed income of subsidiary     249
                                               -----
NET INCOME                                     $ 252
                                               =====

                      Home Financial Bancorp and Subsidiary
                   Notes to Consolidated Financial Statements
                       (Table Dollar Amounts in Thousands)

                        CONDENSED STATEMENT OF CASH FLOWS

Year Ended June 30                         1997
------------------------------------------------
OPERATING ACTIVITIES
Net income                              $   252
Adjustments to reconcile net income
     to net cash provided by
     operating activities                  (258)
                                        -------
Net cash used by operating activities        (6)
                                        -------
INVESTING ACTIVITIES
Purchases of securities
     available for sale                  (2,216)
   Proceeds from sales of securities
     available for sale                   1,080
   Purchases of premises
     and equipment                          (16)
                                         ------
Net cash used by investing activities    (1,152)
                                         ------
FINANCING ACTIVITIES
Sale of stock                             4,578
   Dividends                                (69)
   Purchase of stock                       (565)
   Capital contribution to Bank          (2,471)
   Contribution of RRP shares              (290)
                                         ------
       Net cash provided by
         financing activities             1,183
                                         ------
NET CHANGE IN CASH                           25

CASH AT BEGINNING OF YEAR                     0
                                         ------
CASH AT END OF YEAR                     $    25
                                         ======
ADDITIONAL CASH FLOWS
AND SUPPLEMENTARY INFORMATION
Common stock issued to ESOP
     leveraged with an employer loan    $   404

DIRECTORS AND OFFICERS

                               BOARD OF DIRECTORS

Frank R. Stewart             Charles W. Chambers     John T. Gillaspy
Chairman of the Board        Secretary and           President and
President, BSF, Inc.         Staff Appraiser         Chief Executive Officer,
                                                     Spencer Evening World, Inc.

Kurt J. Meier                Robert W. Raper         Tad Wilson
President                    Vice Chairman           Co-owner, Metropolitan
Owen Community Bank, s.b.    of the Board            Printing Services, Inc.

Stephen Parrish
Funeral Director,
West-Parrish-Pedigo
Funeral Home



                       OFFICERS OF HOME FINANCIAL BANCORP

Frank R. Stewart                           Kurt J. Meier
Chairman                                   President, Chief Executive Officer
                                           and Treasurer

Kurt D. Rosenberger                        Charles W. Chambers
Vice President and                         Secretary
Chief Financial Officer



                      OFFICERS OF OWEN COMMUNITY BANK, s.b.

 Frank R. Stewart                           Kurt J. Meier
 Chairman                                   President and
                                            Chief Executive Officer

 Kurt D. Rosenberger                        Charles W. Chambers
 Vice President and                         Secretary
 Chief Financial Officer

 Judith A. Terrell                          Julie A. Hedden
 Mortgage Loan Officer                      Mortgage Loan Officer

 Lisa K. Sherfield
 Mortgage Loan Officer

                             DIRECTORS AND OFFICERS

         Charles W. Chambers, (age 81) has served as a director of the Holding Company since its formation and of the Bank since 1978. Mr. Chambers has also served as a staff appraiser for the Bank since 1991 and as Secretary of the Bank since 1990. Mr. Chambers is Secretary of the Holding Company and the Bank.


         John T. Gillaspy, (age 69) has served as a director of the Holding Company since its formation and of the Bank since 1986. Mr. Gillaspy has also served as President and Chief Executive Officer of the Spencer Evening World, Inc., a newspaper based in Spencer, Indiana for more than the past five years.


         Kurt J. Meier, (age 47) has served as President and a director of the Holding Company since its formation and as a director of the Bank since 1991. Mr. Meier has also served as President of the Bank since 1994. From 1990 to 1994, Mr. Meier served as Managing Officer of the Bank.


         Steven Parrish, (age 57) has served as a director of the Holding Company since its formation and of the Bank since 1982. Mr. Parrish has also served as a funeral director for the West-Parrish-Pedigo Funeral Home in Spencer, Indiana, for more than five years.


         Robert W. Raper, (age 80) has served as a director of the Holding Company since its formation and of the Bank since 1970, with which he has served as Vice Chairman since 1994. Prior to 1994, Mr. Raper served as Vice President of the Bank.


         Kurt D. Rosenberger (age 39) is Vice President and Chief Financial Officer of the Holding Company. Mr. Rosenberger has also served as Vice President of the Bank since 1994. Theretofore, he served as Senior Financial Analyst for the Office of Thrift Supervision in Indianapolis, Indiana, from 1990 to 1994.


         Frank R. Stewart, (age 72) has served as a director of the Holding Company since its formation and of the Bank since 1963. Mr. Stewart served as President of the Bank from 1982 until 1994. Mr. Stewart has also served as President of BSF, Inc. since its formation in 1989. Mr. Stewart has extensive experience in real estate development and sales.


         Tad Wilson,(age 62) has served as a director of the Holding Company since its formation and of the Bank since 1978. Mr. Wilson is also the co-owner of Metropolitan Printing Services, Inc., a printing company based in Bloomington, Indiana, and is the owner of a retail book store and various rental properties located in Bloomington, Indiana.


         There are no arrangements or understandings between the Holding Company and any person pursuant to which that person has been selected a director of the Holding Company.

                             SHAREHOLDER INFORMATION

MARKET INFORMATION

         The Bank converted from an Indiana mutual savings bank to an Indiana stock savings bank effective July 1, 1996, and simultaneously formed a bank holding company, the Holding Company. The Holding Company's Common Stock, is quoted on the National Association of Securities Dealers Automated Quotation System ("NASDAQ"), Small Cap Market, under the symbol "HWEN." As of August 29, 1997, there were approximately 571 record holders of the Holding Company's Common Stock including shares held in broker accounts.

         Since the Holding Company has no independent operations or other subsidiaries to generate income, its ability to accumulate earnings for the payment of cash dividends to its shareholders is directly dependant upon the earnings on its investment securities and the ability of the Bank to pay dividends to the Holding Company.

         Under current federal income tax law, dividend distributions with respect to the Common Stock, to the extent that such dividends paid are from the current or accumulated earnings and profits of the Bank (as calculated for federal income tax purposes), will be taxable as ordinary income to the recipient and will not be deductible by the Bank. Any dividend distributions in excess of current or accumulated earnings and profits will be treated for federal income tax purposes as a distribution from the Bank's accumulated bad debt reserves, which could result in increased federal income tax liability for the Company. Moreover, the Bank may not pay dividends to the Holding Company if such dividends would result in the impairment of the liquidation account established in connection with the Conversion.

         The Holding Company's ability to pay dividends on the Common Stock is subject to certain regulatory restrictions. In addition, Indiana law would prohibit the Holding Company from paying a dividend, if after giving effect to the payment of that dividend, the Holding Company would not be able to pay its debts as they become due in the ordinary course of business or if the Holding Company's total assets would be less than the sum of its total liabilities plus preferential rights of holders of preferred stock, if any.

                            Stock Price      Dividends
Quarter Ended              High        Low   Per Share
September 30, 1996        13 3/4     9 3/4     $---
December 31, 1996         13 1/4    11 3/4     $.05
March 31, 1997            15 1/2    12 3/4     $.05
June 30, 1997             15 3/4    14 1/2     $.05


TRANSFER AGENT AND REGISTRAR

Fifth Third Bank
Corporate Trust Operations
38 Fountain Square Plaza, MD - 1090F5
Cincinnati, Ohio 45202
(513) 579-5320 or (800) 837-2755

GENERAL COUNSEL

Barnes & Thornburg
11 South Meridian Street
Indianapolis, Indiana  46204

INDEPENDENT AUDITORS

Geo. S. Olive & Co. LLC
201 N. Illinois
Indianapolis, Indiana  46204

SHAREHOLDERS AND GENERAL INQUIRIES

     The Company is required to file an Annual Report on Form 10-K for its fiscal year ended June 30, 1997 with the Securities and Exchange Commission. Copies of this annual report may be obtained without charge upon written request to:
     Kurt D. Rosenberger
     Vice President and Chief Financial Officer
     Home Financial Bancorp
     279 East Morgan Street
     Spencer, Indiana 47460