Form 10-K405, Exhibit 13
period 1999-06-30
HOME FINANCIAL BANCORP
filed 1999-09-28
CIK 1009242

TABLE OF CONTENTS

Description of Business....................................................Below
Message to Shareholders....................................................    1
Selected Consolidated Financial Data.......................................    2
Management's Discussion and Analysis.......................................    4
Independent Auditor's Report...............................................   18
Consolidated Statement of Financial Condition..............................   19
Consolidated Statement of Income...........................................   20
Consolidated Statement of Stockholders' Equity ............................   21
Consolidated Statement of Cash Flows.......................................   22
Notes to Consolidated Financial Statements.................................   23
Shareholder Information....................................................   38
Directors and Officers.....................................................   39





DESCRIPTION OF BUSINESS

         Home Financial Bancorp (the "Holding Company" and together with the Bank (as defined below), "HFB" or the "Company") is an Indiana corporation organized in February 1996, to become a bank holding company upon its acquisition of all the issued and outstanding capital stock of Owen Community Bank, s.b. (the "Bank") in connection with the Bank's conversion from mutual to stock form. The Holding Company became the Bank's holding company on July 1, 1996; therefore, all historical financial and other data contained for periods prior to July 1, 1996 herein relate solely to the Bank while historical financial and other data contained herein for the period after July 1, 1996 relate to the Company. The principal asset of the Holding Company currently consists of 100% of the issued and outstanding shares of common stock, $.01 par value per share, of the Bank. The Bank was organized under the name Owen County Savings and Loan Association in 1911. In 1972, the Bank converted to a federally chartered savings and loan and changed its name to Owen County Federal Savings and Loan Association, and in 1989, the Bank converted to a federally chartered savings bank known as Owen Federal Savings Bank. In 1994, the Bank became an Indiana savings bank known as Owen Community Bank, s.b. Effective May 1, 1999, the Bank converted to a federally chartered stock savings bank and the Company became a savings and loan holding company. The Bank's principal business consists of attracting deposits from the general public and originating long-term adjustable-rate loans secured primarily by first mortgage liens on one- to four-family real estate. The Bank's deposit accounts are insured up to applicable limits by the Savings Association Insurance Fund (the "SAIF") of the Federal Deposit Insurance Corporation (the "FDIC").

         The Bank is the oldest continuously operating financial institution headquartered in Owen County, Indiana. Management believes the Bank has developed a solid reputation among its loyal customer base because of its commitment to personal service and its strong support of the local community. The Bank offers a number of consumer and commercial financial services. These services include: (i) residential real estate loans; (ii) indemnification mortgage loans ("ID Mortgage Loans"); (iii) mobile home loans; (iv) combination land-mobile home loans ("Combo Loans"); (v) construction loans; (vi) share loans; (vii) nonresidential real estate loans; (viii) multi-family loans; (ix) installment loans; (x) home equity loans; (xi) NOW accounts; (xii) demand deposit accounts; (xiii) passbook savings accounts; and (xiv) certificates of deposit. The Company conducts business out of its main office located in Spencer, Indiana. The Bank is and historically has been a significant real estate mortgage lender in Owen County, Indiana.


FELLOW SHAREHOLDERS AND FRIENDS:

     On behalf of our colleagues and ourselves, we are pleased to present to you the 1999 Annual Report of Home Financial Bancorp.

     The decision to become a stock company three years ago presented management with choices. One option was to simply maintain the status quo operations of slow growth and average earnings. An alternative was to grow into our capital, and leverage the Bank into a larger institution. We chose the latter. We invested in a new branch in Cloverdale, we built an annex to the Spencer office location, and we invested in tax credits in the Cunot Apartments Retirement Community, among other growth oriented initiatives.

     We are mindful of the tremendous change occurring in the banking industry in recent years. The challenges facing a small community oriented lending institution have never seemed greater. Recently, mortgage brokers and other originators active in the secondary market have lured away many of our traditional customers with low rates on thirty year fixed rate mortgages. Just the other day we were reminded that approximately 75% of all mortgages originated in the United States last year were done through mortgage brokers. Like many small community banks, this Bank has responded to increased competition by re-inventing itself. Rather than chasing low rate competition and originating marginally profitable loans with excessive interest rate risk, we have evolved into a bank specializing in sub-prime mortgage loans. We make loans on non-conforming collateral to customers with tarnished credit records at risk-adjusted rates. Coupled with aggressive collections, this strategy offers a viable and profitable market niche for the Bank. Additionally, to grow the Bank we have aggressively pursued and acquired several sizable real estate-backed commercial loans extended to low credit risk customers.

     Although recent infrastructure investments dampened financial results for 1999, management believes that the Bank is better positioned than ever before for long-term growth and enhanced shareholder value. Further, the expansion of our physical facilities during the past year allows the Bank to be a larger, more visible presence in our local market communities. Our new Cloverdale branch is in full swing now and has been successful in attracting many new customers since its doors opened in October 1998. We are pleased with the level of initial deposit and loan growth at the branch and excited about the long-term growth prospects for this location. The branch staff has worked hard to cultivate new customer relationships and promote our services to the Cloverdale community.

     Our long-term commitment to the Cloverdale area is also reflected in our investment in the newly constructed Cunot Apartments Retirement Community complex. Although conceived of several years ago as a complement to the neighboring Cunot Community and Senior Center, actual groundbreaking for the apartment project was in July 1998. Based on the level of public interest and early occupancy numbers, we anticipate utilizing federal housing tax credits associated with this project as early as the first quarter of fiscal year 2000. Our ability to use these tax credits should have a favorable impact on future earnings.

     Throughout this past year, we worked hard to improve our existing products and services as well as introduce new ones. We introduced an enhanced construction loan product, two new commercial checking accounts and a new auto loan program. Also this past summer, we entered into a floor-plan financing arrangement with a new local modular and mobile home dealer. We believe this relationship has encouraging growth potential and fits well with our retail-lending niche. Earlier this year we also expanded our lending activities to include a limited number of real estate development loans. During fiscal year 2000, management intends to continue the active pursuit of prudent loan growth opportunities, primarily through mortgage lending.

     Effective May 1, 1999, Home Financial Bancorp converted from a bank holding company into a savings and loan holding company and Owen Community Bank became a federal stock savings bank. We are convinced that the broader powers afforded by this charter conversion offer greater flexibility and therefore provide more business opportunities for the Company as a whole. Also, as a result of the conversion, the Bank's real estate development subsidiary corporation, BSF, Inc., a reliable source of income in the past, will again be allowed to pursue profitable business opportunities. We believe the decision to convert was made in the best interest of the Bank and its shareholders.

     During the most recent two quarters, we have seen favorable loan growth while maintaining an attractive yield. During the same period, our overall deposits increased while the average cost on those deposits decreased. We will continue our existing strategy of increasing loan volume and lowering our cost of funds as we enter a new millennium. With our expanded facilities, new markets, and dedicated staff, the opportunity for stronger performance levels looks promising.

Respectfully submitted,


/s/ Frank R. Stewart            /s/ Kurt J. Meier
Frank R. Stewart, Chairman      Kurt J. Meier, President

                     SELECTED CONSOLIDATED FINANCIAL DATA OF
                      HOME FINANCIAL BANCORP AND SUBSIDIARY

     The following selected consolidated financial data of the Company is qualified in its entirety by, and should be read in conjunction with, the consolidated financial statements, including notes thereto, included elsewhere in this Annual Report.

                                                                          SELECTED FINANCIAL DATA
At  June 30                                               1999         1998         1997         1996         1995
-------------------------------------------------------------------------------------------------------------------
(Dollars in thousands)
Summary of Financial Condition:
Total assets.......................................   $53,136       $42,560      $42,508      $39,426       $30,839
Loans receivable, net..............................    38,238        33,959       34,117       27,125        25,547
Cash and cash equivalents..........................     2,475         3,802        4,184        5,721         1,386
Securities available for sale......................     8,288         1,918        2,102        4,901           934
Securities held to maturity........................       ---           ---          ---          ---         1,827
Deposits...........................................    32,657        26,649       26,157       28,726        22,500
Federal Home Loan Bank advances....................    13,200         8,200        9,000        7,200         5,000
Stockholders' equity...............................     7,123         7,506        7,197        3,410         3,159


Year Ended June 30                                       1999          1998         1997         1996         1995
-------------------------------------------------------------------------------------------------------------------
(Dollars in thousands)
Summary of Operating Results:
Interest and dividend income.....................      $3,883        $3,690       $3,397       $2,955        $2,420
Interest expense.................................       2,032         1,812        1,703        1,593         1,174
                                                       ------        ------       ------       ------        ------
   Net interest income...........................       1,851         1,878        1,694        1,362         1,246
Provision for loan losses........................          44           102           85           94            36
                                                       ------        ------       ------       ------        ------
   Net interest income after provision for
        loan losses..............................       1,807         1,776        1,609        1,268         1,210
                                                       ------        ------       ------       ------        ------
Other income:
   Service charges on deposit accounts...........          84            55           43           37            27
   Gain on sale of real estate acquired
        for development..........................           6             7           31           57            78
   Net realized gain on sales of available
       for sale securities ......................           3           141           37          ---           ---
   Other.........................................          32            64           53           47            43
                                                       ------        ------       ------       ------        ------
      Total other income.........................         125           267          164          141           148
                                                       ------        ------       ------       ------        ------
Other expenses:
   Salaries and employee benefits................         819           723          521          374           364
   Net occupancy expense.........................         110            85           71           67            74
   Equipment expense.............................         115            58           61           55            35
   Deposit insurance expense.....................          17            16          165           54            49
   Computer processing expense...................         152           120           95           75            63
   Printing and office supplies..................          65            41           38           33            32
   Advertising...................................          60            47           34           24            26
   Legal and professional fees...................         105           123          172           47            35
   Directors and committee fees..................          56            43           42           41            40
   Other.........................................         190           188          169          155           148
                                                       ------        ------       ------       ------        ------
        Total other expenses.....................       1,689         1,444        1,368          925           866
                                                       ------        ------       ------       ------        ------
Income before income tax.........................         243           599          405          484           492
Income tax expense...............................          99           206          153          196           203
                                                       ------        ------       ------       ------        ------
   Net income....................................        $144        $  393      $   252      $   288       $   289
                                                       ======        ======       ======       ======        ======


Year Ended June 30                                       1999          1998         1997         1996         1995
-------------------------------------------------------------------------------------------------------------------
(Dollars in thousands) Supplemental Data (1):
Basic earnings per share.........................        $.18       $   .47     $    .27          ---           ---
Diluted earnings per share.......................         .18           .47          .27          ---           ---
Book value per common share at end of year.......        8.04          8.08         7.66          ---           ---
Dividends per share..............................         .12           .10          .08          ---           ---
Dividend payout ratio............................       66.67%        21.28%       29.63%         ---           ---
Return on assets (2) ............................        0.30           .93          .63          .84%         1.00%
Return on equity (3).............................        1.99          5.34         3.31         8.71          9.59
Interest rate spread (4) ........................        3.61          3.87         3.56         3.78          4.19
Net yield on interest-earning assets (5).........        4.17          4.65         4.41         4.13          4.54
Other expenses to average assets ................        3.52          3.42         3.40         2.70          2.99
Net interest income to other expenses............        1.10x         1.30x        1.24x        1.47x         1.44x
Equity-to-assets (6).............................       13.41%        17.66%       16.93%        8.65%        10.24%
Average equity to average total assets...........       15.08         17.42        18.90         9.64         10.42
Average interest-earning assets to average
   interest-bearing liabilities..................        1.13x         1.17x        1.19x        1.07x         1.08x
Non-performing assets to total assets............         .16%         1.17%        1.76%        1.03%          .32%
Non-performing loans to total loans..............         .20           .81         1.65         1.32           .39
Loan loss allowance to total loans, net..........         .88           .94          .68          .55           .22
Loan loss allowance to non-performing loans......      425.32        114.70        41.10        41.78         57.00
Net charge-offs to average loans ................         .08           .04          .01            *           .02

(1) All per share amounts have been restated to reflect a 2-for-1 stock split effective January 6, 1998.
(2)  Net income divided by average total assets.
(3)  Net income divided by average total equity.
(4) Interest rate spread is calculated by subtracting combined weighted average interest rate cost from combined weighted average interest rate earned for the period indicated.
(5)  Net interest income divided by average interest-earning assets.
(6)  Total equity divided by total assets.
*    Less than .01%

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

         The Company is significantly affected by prevailing economic conditions, as well as government policies and regulations concerning, among other things, monetary and fiscal affairs, housing and financial institutions. Deposit flows are influenced by a number of factors, including interest rates paid on competing investments, account maturities and level of personal income and savings within the Bank's market. In addition, deposit growth is affected by how customers perceive the stability of the financial services industry amid various current events such as regulatory changes, failures of other financial institutions and financing of the deposit insurance fund. Lending activities are influenced by the demand for and supply of housing lenders, the availability and cost of funds and various other items. Sources of funds for lending activities of the Company include deposits, payments on loans, borrowings and income provided from operations.

STOCKHOLDER MATTERS

         The book value of HFB Common Stock was $8.04 at June 30, 1999. On this same date, the price of HFB Common Stock was $7.88 per share, representing a 98.0% price-to-book value ratio. For the year ended June 30, 1999, quarterly dividends totaling $.12 per share were paid to shareholders.

         Pursuant to two consecutive repurchase initiatives, the Company purchased and retired 42,852 shares of its Common Stock at an average cost of $7.93 per share during fiscal year 1999. At June 30, 1999, there were 886,200 shares of Common Stock outstanding.

         HFB Common Stock is traded on the Nasdaq SmallCap Market under the symbol HWEN. As of June 30, 1999, there were approximately 275 shareholders of record, and 170 holders who held stock in nominee or "street" name through various brokerage firms.


INCOME TAX CREDITS

         The Company's subsidiary Bank entered into a Partnership Agreement ("Agreement") with Area Ten Development, Inc. (the "General Partner"), a wholly owned subsidiary of Area 10 Council on Aging of Monroe and Owen Counties, Inc. to finance construction and development of a low income housing project. The project, Cunot Apartments, L.P., is a 24 unit apartment complex for senior living. The Bank purchased a 99% limited partnership interest for $732,000. As of June 30, 1999, the Bank's investment in the Cunot project totaled $696,000. Funds were dispersed by installments during construction, which was completed during July 1999. The Bank's investment in the project is eligible for income tax credits over the fifteen-year life of the Agreement.

         As of June 30, 1999, the total capitalized building, land and organizational costs for the project was $1,373,000. Management estimates that the Bank will be able to utilize approximately $107,000 in low-income tax credit annually, beginning in fiscal year 2000. However, in order to maximize the benefit of the tax credits the project must maintain an acceptable occupancy rate and prove that it qualifies for the tax credits on an annual basis.

Additionally, there are no assurances that changes in tax laws will not affect the availability of low income tax credits in future years. Recent reports from the General Partner indicate an occupancy rate of approximately 80%. In accordance with the Agreement, the process of certifying the project's eligibility for tax credits is currently underway.

THE YEAR 2000 ISSUE

         Management and the Board of Directors recognize and understand Year 2000 ("Y2K") risk and have ensured that all necessary resources are available to address this problem. For the remainder of calendar 1999, the project management team will test and evaluate contingency plans and work closely with critical business partners to make sure their systems will be ready for the Year 2000 date change.

         Management believes that the key to successfully meeting the Y2K challenge is prior testing of all affected systems. The testing phase of the Company's Year 2000 Project Management Plan was completed prior to June 30, 1999. As part of extensive critical date tests, system dates were advanced to the Year 2000 and beyond. No material problems were encountered during this testing process. The Company completed all phases of the Y2K compliance program on schedule and has shifted attention to contingency planning.

         As part of the Y2K planning process, contingency plans have been established for mission-critical systems. These plans will provide for alternative methods of doing business, which include provisions for a back-up power source and manual processing procedures, if needed. These contingency plans will continue to be reviewed, tested and refined as Year 2000 approaches.

         The Company has made, and will continue to make, investments in its systems and applications to ensure, to the degree possible, Y2K compliance. Certain minor equipment and software changes have been made in preparation for Year 2000. However, at this point, management anticipates little or no additional Y2K equipment and software changes.

         Systems testing accounted for over half of Y2K costs during fiscal year 1999. Due to the fact that the Company uses outside data service providers for most of its computer processing operations, it was unnecessary to invest heavily in system improvements to achieve Y2K compliance. For the twelve months ended June 30, 1999, direct costs incurred to address Y2K compliance totaled approximately $58,000. This amount includes expenses for fixing or replacing non-compliant in-house hardware and software, performing multiple systems tests, and contracting the assistance of information technology professionals. This figure does not include the cost of compensation for existing staff members involved in planning, testing and reporting on Y2K issues.

         Although management believes it has taken the necessary steps to address the Y2K compliance issue, no assurances can be given that some problems will not occur or that the Company will not incur significant additional expenses in future periods. In the event that the Company is ultimately required to purchase replacement computer systems, programs and equipment, or to incur substantial expenses to make its current systems, programs and equipment Y2K compliant, its financial position and results of operations could be adversely impacted. Amounts expensed in fiscal 1997 and 1998 for Y2K readiness were immaterial.

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

         It is estimated that at June 30, 1999, MV would decrease 9.5% and 26.2% in the event of 200 and 400 basis point increases in market interest rates respectively, compared to 3.9% and 19.4% for the same increases at June 30, 1998. The Bank's MV at June 30, 1999 would decrease 10.9% and 19.5% in the event of 200 and 400 basis point decreases in market rates respectively. A year earlier, 200 and 400 basis point decreases in market rates would have decreased MV 8.7% and 14.4% respectively.

         Differences in MV performance resulting from changes in market rates reflect increases and decreases in cash flow for each asset and liability category. Changes in asset and liability mix, pricing assumptions, loan prepayment rates, transaction account decay rates, and other influences account for modified cash flows from one period to another.

         Presented below, as of June 30, 1999 and 1998, is an analysis of the Bank's interest rate risk as measured by changes in MV for instantaneous and sustained parallel shifts of 200 and 400 basis point increments in market interest rates.

                                  JUNE 30, 1999
                        MARKET VALUE SUMMARY PERFORMANCE


                                                                                                     MV as % of
                                                                                                 Present Value (PV)
      Change                                   Market Value                                           of Assets
     In Rates              $ Amount              $ Change              % Change              MV Ratio               Change
--------------------------------------------------------------------------------------------------------------------------
(Dollars in thousands)
    + 400 bp*                $4,956             $(1,762)                (26.23)%              10.22%           (248)  bp
    + 200 bp                  6,077                (641)                 (9.54)               11.94             (76)  bp
        0 bp                  6,718                   0                   0.00                12.70             ---
    - 200 bp                  5,987                (731)                (10.88)               11.17            (153)  bp
    - 400 bp                  5,406              (1,312)                (19.53)                9.93            (277)  bp



             Interest Rate Risk Measures: 200 Basis Point Rate Shock

  Pre-Shock MV Ratio: MV as % of PV of Assets....................       12.70%
  Exposure Measure: Post-Shock MV Ratio..........................       11.17%
  Sensitivity Measure: Change in MV Ratio........................         153bp

                                  JUNE 30, 1998
                        MARKET VALUE SUMMARY PERFORMANCE

                                                                                                     MV as % of
                                                                                                 Present Value (PV)
      Change                                   Market Value                                           of Assets
     In Rates              $ Amount              $ Change              % Change              MV Ratio               Change
--------------------------------------------------------------------------------------------------------------------------
(Dollars in thousands)
    + 400 bp*                $5,058            $ (1,220)                (19.44)%              13.26%           (191)  bp
    + 200 bp                  6,035                (243)                 (3.87)               15.05             (12)  bp
        0 bp                  6,278                   0                   0.00                15.17             ---
    - 200 bp                  5,734                (544)                 (8.67)               13.68            (149)  bp
    - 400 bp                  5,376                (902)                (14.37)               12.59            (258)  bp



             Interest Rate Risk Measures: 200 Basis Point Rate Shock

    Pre-Shock MV Ratio: MV as % of PV of Assets................       15.17%
    Exposure Measure: Post-Shock MV Ratio......................       13.68%
    Sensitivity Measure: Change in MV Ratio....................         149 bp
--------
* Basis points.

AVERAGE BALANCES, INTEREST RATES AND YIELDS

         The following table presents for the years ended June 30, 1999, 1998 and 1997, the month-end average balances of each category of the Company's interest-earning assets and interest-bearing liabilities, and the average yields earned and interest rates paid on such balances. Such yields and costs are determined by dividing income or expense by the average balance of assets or liabilities, respectively, for the periods presented.

                      AVERAGE BALANCE SHEET/YIELD ANALYSIS

Year Ended June 30,                            1999                        1998                          1997
----------------------------------------------------------------------------------------------------------------------------
                                    Average             Yield/    Average           Yield/     Average            Yield/
                                    Balance  Interest    Cost     Balance Interest   Cost      Balance  Interest   Cost
                                    ----------------------------------------------------------------------------------------
(Dollars in thousands)
Assets:
Interest-earning assets:
   Interest-earning deposits.......$ 3,242   $   157     4.84% $  3,214 $    177     5.51%  $  2,692   $   137      5.09%
   Investment securities (1).......  6,022       335     5.55     2,318      167     7.20      4,899       315      6.43
   Loans receivable (2)............ 34,547     3,346     9.69    34,366    3,306     9.62     30,418     2,912      9.57
   Stock in FHLB of Indianapolis...    562        45     8.01       500       40     8.00        433        33      7.62
                                    ------     -----             ------    -----              ------     -----
     Total interest-earning assets. 44,373     3,883     8.75    40,398    3,690     9.13     38,442     3,397      8.84
                                              ------                     -------                       -------
Non-interest earning assets, net of
   allowance for loan losses
   and including unrealized gain
   (loss) on securities
   available for sale..............  3,676                        1,860                        1,804
                                   -------                     --------                     --------
     Total assets..................$48,049                      $42,258                      $40,246
                                   =======                     ========                     ========
Liabilities and stockholders' equity:
Interest-bearing liabilities:
   Savings accounts................$ 3,559        97     2.73    $3,399      103     3.03   $  3,930       114      2.90
   NOW accounts....................  4,402       123     2.79     3,998      124     3.10      2,162        70      3.24
   Certificates of deposit......... 21,364     1,215     5.69    18,482    1,056     5.71     18,465     1,032      5.59
   FHLB advances................... 10,242       597     5.83     8,592      529     6.16      7,725       487      6.30
                                    ------     -----             ------    -----              ------     -----
     Total interest-bearing
        liabilities...............  39,567     2,032     5.14    34,471    1,812     5.26     32,282     1,703      5.28
                                              ------                     -------                       -------
Other liabilities..................  1,237                          426                          358
                                   -------                     --------                     --------
     Total liabilities............. 40,804                       34,897                       32,640
                                   -------                     --------                     --------
Stockholders' equity...............  7,376                        7,316                        7,601
Net unrealized gain/(loss)
   on securities
   available for sale..............   (131)                          45                            5
                                   -------                     --------                     --------
     Total stockholders' equity....  7,245                        7,361                        7,606
                                   -------                     --------                     --------
     Total liabilities and
         stockholders' equity......$48,049                      $42,258                      $40,246
                                   =======                     ========                     ========
Net interest-earning assets........$ 4,806                     $  5,927                     $  6,160
                                   =======                     ========                     ========
Net interest income................           $1,851                     $ 1,878                       $ 1,694
                                              ======                     =======                       =======
Interest rate spread...............                       3.61                       3.87                           3.56
Net yield on weighted average
   interest-earning assets.........                       4.17                       4.65                           4.41
Average interest-earning
   assets to average interest-
   bearing liabilities.............  112.97%                    117.19%                       119.08%


(1) Yields for mortgage-backed securities and other investments available for sale are computed based upon amortized cost. (2) Non-accruing loans have been included in average balances.

     In the foregoing table, no adjustment of interest on tax-exempt securities to a tax-equivalent basis was made since the adjustment was less than $10,000 in each period presented.

INTEREST RATE SPREAD

         The Company's results of operations have been impacted primarily by net interest income. Net interest income is determined by the interest rate spread between the yields earned on interest-earning assets and the rates paid on interest-bearing liabilities and by the relative amounts of interest-earning assets and interest-bearing liabilities.

         The following table sets forth the weighted average effective interest rate earned by the Company on its loan, investment portfolios and total interest-earning assets. The table also includes weighted average effective cost of the Company's deposits and borrowings, the interest rate spread of the Company, and the net yield on weighted average interest-earning assets for the periods and as of the date shown. Average balances are based on month-end average balances.

                          INTEREST RATE SPREAD ANALYSIS

                                                                                       Year Ended June 30,
                                                     At June 30,               -------------------------------------
                                                        1999                    1999           1998           1997
--------------------------------------------------------------------------------------------------------------------

Weighted average interest rate earned on:
   Interest-earning deposits.........................   5.45%                   4.84%           5.51%          5.09%
   Investment securities.............................   5.79                    5.55            7.20           6.43
   Loans receivable..................................   9.35                    9.69            9.62           9.57
   Stock in FHLB of Indianapolis.....................   8.00                    8.01            8.00           7.62
     Total interest-earning assets...................   8.49                    8.75            9.13           8.84

Weighted average interest rate cost of:
   Savings accounts..................................   2.57                    2.73            3.03           2.90
   NOW and money market accounts.....................   2.61                    2.79            3.10           3.24
   Certificates of deposit...........................   5.36                    5.69            5.71           5.59
   FHLB advances.....................................   5.68                    5.83            6.16           6.30
     Total interest-bearing liabilities..............   4.94                    5.14            5.26           5.28

Interest rate spread (1).............................   3.55                    3.61            3.87           3.56
Net yield on weighted average
   interest-earning assets (2).......................                           4.17            4.65           4.41


(1) Interest rate spread is calculated by subtracting weighted average interest rate cost from weighted average interest rate earned for the period indicated. Interest rate spread figures must be considered in light of the relationship between the amounts of interest-earning assets and interest-bearing liabilities.

(2) The net yield on weighted average interest-earning assets is calculated by dividing net interest income by weighted average interest-earning assets for the period indicated. No net yield percentage is presented at June 30, 1999, because the computation of net yield is applicable only over a period rather than at a specific date.

         The following table describes the extent to which changes in interest rates and changes in volume of interest-related assets and liabilities have affected the Company's interest income and expense during the periods indicated. For each category of interest-earning assets and interest-bearing liabilities, information is provided on changes attributable to (1) changes in rate (i.e., changes in rate multiplied by old volume) and (2) changes in volume (i.e., changes in volume multiplied by old rate). Changes attributable to both rate and volume have been allocated proportionally to the change due to volume and the change due to rate.

                              RATE/VOLUME ANALYSIS

                                                                 Increase (Decrease) in Net Interest Income
                                                               -------------------------------------------------
                                                               Due to               Due to             Total Net
                                                               Volume                Rate               Change
                                                               -------------------------------------------------
YEAR ENDED JUNE 30, 1999
COMPARED  TO YEAR ENDED JUNE 30,  1998
----------------------------------------------------------------------------------------------------------------
(In thousands) Interest-earning assets:
   Interest-earning deposits..............................       $   2              $ (22)               $ (20)
   Investment securities..................................         214                (46)                 168
   Loans receivable.......................................          17                 23                   40
   Stock in FHLB of Indianapolis..........................           5                ---                    5
                                                                 -----              -----                -----
     Total................................................         238                (45)                 193
                                                                 -----              -----                -----
Interest-bearing liabilities:
   Savings accounts.......................................           5                (11)                  (6)
   NOW and money market accounts..........................          12                (12)                 ---
   Certificates of deposit................................         164                 (6)                 158
   FHLB advances..........................................          97                (29)                  68
                                                                 -----              -----                -----
     Total................................................         278                (58)                 220
                                                                 -----              -----                -----
Change in net interest income.............................       $ (40)             $  13                $ (27)
                                                                 =====              =====                =====

YEAR ENDED JUNE 30, 1998
COMPARED  TO YEAR ENDED JUNE 30,  1997
----------------------------------------------------------------------------------------------------------------
(In thousands) Interest-earning assets:
   Interest-earning deposits..............................       $  28             $   12               $   40
   Investment securities..................................        (186)                38                 (148)
   Loans receivable.......................................         380                 14                  394
   Stock in FHLB of Indianapolis..........................           5                  2                    7
                                                                 -----              -----                -----
     Total................................................         227                 66                  293
                                                                 -----              -----                -----
Interest-bearing liabilities:
   Savings accounts.......................................         (16)                 5                  (11)
   NOW and money market accounts..........................          57                 (4)                  53
   Certificates of deposit................................           1                 24                   25
   FHLB advances..........................................          54                (12)                  42
                                                                 -----              -----                -----
     Total................................................          96                 13                  109
                                                                 -----              -----                -----
Change in net interest income.............................        $131              $  53                 $184
                                                                 =====              =====                =====

YEAR ENDED JUNE 30, 1997
COMPARED TO YEAR ENDED JUNE 30, 1996
----------------------------------------------------------------------------------------------------------------
Interest-earning assets:
   Interest-earning deposits..............................      $   (4)           $     5               $    1
   Investment securities..................................         122                 14                  136
   Loans receivable.......................................         336                (43)                 293
   Stock in FHLB of Indianapolis..........................          12                ---                   12
                                                                 -----              -----                -----
     Total................................................         466                (24)                 442
                                                                 -----              -----                -----
Interest-bearing liabilities:
   Savings accounts.......................................          (8)                 5                   (3)
   NOW and money market accounts..........................          (4)                16                   12
   Certificates of deposit................................         (12)               (42)                 (54)
   Other borrowings.......................................          (1)               ---                   (1)
   FHLB advances..........................................         141                 15                  156
                                                                 -----              -----                -----
     Total................................................         116                 (6)                 110
                                                                 -----              -----                -----
Change in net interest income.............................        $350              $ (18)                $332
                                                                 =====              =====                =====

CHANGES IN FINANCIAL POSITION AND RESULTS OF OPERATIONS - YEAR ENDED JUNE 30, 1999, COMPARED TO YEAR ENDED JUNE 30, 1998:

         General. HFB earned net income totaling $144,000 for the year ended June 30, 1999 compared to $393,000 for the year ended June 30, 1998. The investment of current resources for the goal of long-term growth and expansion lowered net earnings for the year. During fiscal year 1999, the Company experienced various cost increases associated with constructing and operating a new branch office as well as higher overall interest expenses related to leveraged loan and investment growth.

         The return on average assets for the year ended June 30, 1999 was .30%, compared to .93% the prior year. The return on average equity was 1.99% for the year ended June 30, 1999, compared to 5.34% for the prior year ended June 30, 1998. Earnings per share were $.18 for the year ended June 30, 1999 and $.47 for the year ended June 30, 1998.

         Assets. Total assets at June 30, 1999 were $53,136,000, compared to total assets of $42,560,000 at June 30, 1998. Cash and cash equivalents decreased $1,327,000 or 34.9%, to $2,475,000 at June 30, 1999, compared to
$3,802,000 a year earlier. The decrease in cash and cash equivalents combined with cash inflows from deposits and new borrowings were used to purchase mortgage-backed securities, fund loan growth and acquire additional premises and equipment. Investment securities increased $6,370,000 to $8,288,000 at June 30, 1999, compared to $1,918,000 at June 30, 1998. Total loans increased $4,295,000 or 12.5% during fiscal 1999. At June 30, 1999 total loans were $38,574,000 compared to $34,279,000 at prior year-end June 30, 1998.

         The year-end level of stock in the FHLB of Indianapolis stood at $660,000 and $500,000 for 1999 and 1998, respectively. Net premises and equipment increased $298,000 or 17.7%, to $1,985,000 at June 30, 1999 compared to $1,687,000 at June 30, 1998. This increase is due to costs for the completion of construction for the Bank's first branch office, which is located in the Putnam County town of Cloverdale. Foreclosed real estate and repossessed assets decreased $214,000 or 97.3% to $6,000 compared to $220,000 at June 30, 1998. The total at June 30, 1999 consists of one mobile home.

         Average assets increased $5,791,000 or 13.7%, to $48,049,000 for the year ended June 30, 1999, compared to $42,258,000 for the prior year-ended June 30, 1998. Average interest-earning assets increased $4,300,000 or 10.6%, to $44,373,000 for the year ended June 30, 1999 and represented 92.4% of total average assets. The increase was due to average mortgage-backed securities which increased $4,295,000 to $4,982,000 for the year ended June 30, 1999, compared to $687,000 for the year ended June 30, 1998. The average level of other interest-earning assets was $39,391,000 for the year ended June 30, 1999, compared to $39,711,000 for the same period a year ago. Much of the loan growth in fiscal year 1999 occurred in the fourth quarter, reducing the impact on the average loans receivable calculation for the year.

         Liabilities and Stockholders' Equity. Primarily attributed to a successful beginning for the new branch, all deposit categories posted increases as of June 30, 1999, as compared to a year earlier. Total deposits were $32,657,000 at June 30, 1999, a $6,008,000 or 22.5% increase from $26,649,000 at
June 30, 1998. The change is traced to a $4,809,000 or 25.2% increase in certificates of deposit to $23,867,000 at June 30, 1999, compared to $19,058,000 at June 30, 1998. Passbook and statement savings deposits increased by $511,000 or 15.6%. Transaction deposits increased by $561,000 or 20.0% while money market deposits also increased by $203,000 or 13.4%. In addition to deposits, FHLB advances are an important source of both short-term and long-term funding for the Bank. FHLB advances increased $5,000,000 and totaled $13,200,000 at June 30, 1999, compared to $8,200,000 at June 30, 1998.

         Average liabilities increased $5,907,000 or 16.9%, to $40,804,000 for the year ended June 30, 1999, compared to $34,897,000 for the prior year-ended June 30, 1998. Average interest-bearing liabilities increased $5,096,000 or
14.8%, to $39,567,000 for the year ended June 30, 1999. The increase was primarily due to increases in average certificates of deposit and FHLB advances. Average certificates of deposit increased by $2,882,000 or 15.6% to $21,364,00 for the year ended June 30, 1999, compared to $18,482,000 for the year ended June 30, 1998. Average FHLB advances increased by $1,650,000 or 19.2% to $10,242,000 for the year ended June 30, 1999, compared to $8,592,000 for the prior year ended June 30, 1998.

         HFB's stockholders' equity decreased $383,000 or 5.1%, to $7,123,000 at June 30, 1999, compared to $7,506,000 at June 30, 1998. Contributing to the decrease were common stock repurchases totaling $340,000, an increase of $216,000 in net unrealized losses on securities available for sale, and cash dividends of $94,000. The decrease was partially offset by net income of $144,000 and the amortization of employee stock ownership plans. The ratio of stockholders' equity to total assets decreased to 13.4% at June 30, 1999 compared to 17.6% at June 30, 1998.

         Net Interest Income. Net interest income decreased by $27,000 or 1.4%, to $1,851,000 for the year ended June 30, 1999, compared to $1,878,000 for the year ended June 30, 1998. Impacting net interest income were interest rate changes on rate-sensitive assets and liabilities during the current period and average balance increases or decreases applicable to the rate-sensitive portion of the balance sheet. As a result of these factors, total interest income increased by $193,000 or 5.2% while total interest expense increased by $220,000 or 12.1%, compared to the same period a year earlier.

         Interest income on loans totaled $3,346,000 for the year ended June 30, 1999, compared to $3,306,000 for the year ended June 30, 1998; an increase of $40,000 or 1.2%. The increase can be attributed to a larger average balance of loans receivable outstanding for the current year and an increase in the average yield earned, compared to the same period one year ago.

         Interest and dividend income from total investments increased $266,000 to $334,000 for the year ended June 30, 1999, compared to $167,000 for the year ended June 30, 1998. The increase can be attributed to an increase in the average balance outstanding for the current year, which was partially offset by an decline in the average yield compared to the same period a year earlier. At June 30, 1999, investment securities included an average balance of $946,000 in equity stock, some of which earned dividends. Dividend income on FHLB stock totaled $45,000 for the year ended June 30, 1999, compared to $40,000 for the year ended June 30, 1998; an increase of $5,000 or 12.5%. The increase can be attributed to a larger average balance outstanding compared to the same period a year earlier. The combined weighted average yield on the balance of interest-earning assets outstanding for the year ended June 30, 1999 decreased to 8.75%, compared to 9.13% for the prior year ended June 30, 1998.

         Interest expense on deposits increased $152,000 or 11.8%, to $1,435,000 for the year ended June 30, 1999, compared to $1,283,000 for the year ended June 30, 1998. The change was the result of an increase in the average deposit balance outstanding for the current year compared to the same period a year earlier. The average cost of deposits declined to 4.89% for the year ended June 30, 1999, compared to 4.96% for the year ended 1998. Interest expense on borrowings increased by $68,000 or 12.9%, to $597,000 for the year ended June 30, 1999, compared to $529,000 for the year ended June 30, 1998. The increase was the result of a larger average balance outstanding for the current year, which was partially offset by a decline in the average cost of borrowings. The combined weighted average rate paid on deposits and borrowings was 5.1% for the year ended June 30, 1999, compared to 5.3% for the prior year.

         The Bank's interest rate spread decreased 26 basis points to 3.61% for the year ended June 30, 1999, compared to 3.87% for the year ended June 30, 1998. The net interest margin decreased to 4.17% for the year ended June 30, 1999, compared to 4.65% for the year ended June 30, 1998. Decreases in both interest rate spread and interest rate margin were the result of larger average balances of mortgage-backed securities and a decline in the average yield earned on all investment securities. The decreases in interest rate spread and interest rate margin were partially offset by larger average balances in loans receivable earning a higher average yield than a year earlier, and larger average balances in lower costing liabilities, such as transaction accounts.

         Provisions for Loan Losses. For the year ended June 30, 1999, the Bank provided $44,000 for future loan losses. During the prior year, provisions of $102,000 were made. The allowance for loan losses totaled $336,000 or .88% of net loans at June 30, 1999, compared to $320,000 or .94% of net loans at June 30, 1998; an increase of $16,000 or 5.0%. Management considers the Bank's allowance for loan losses to be adequate based on general economic conditions, historical net charge-offs and other factors such as the size, condition and characteristics of the loan portfolio. In assessing loan loss allowance adequacy, consideration is also given to the volume and composition of loan portfolio growth as well as the level of allowances maintained by peers.

         Noninterest Income. Noninterest income decreased by $142,000 or 53.2% to $125,000 for the year ended June 30, 1999, compared to $267,000 for the prior year ended June 30, 1998. A major reason for the decrease was a $138,000 decrease in gains on the sale of investments to $3,000 for the year ended June 30, 1999, compared to $141,000 for the year ended June 30, 1998. Partially offsetting this decrease and a decrease in other income was an increase of $29,000 or 52.7% in service fee income to $84,000 for the year ended June 30, 1999 compared to $55,000 for the same period a year ago.

         BSF Inc., the Bank's service corporation subsidiary ("BSF"), was organized in 1989 and has historically engaged in the purchasing and developing of large tracts of real estate. Management has utilized the sale of lots and residences to provide an additional source of income for the Company. In connection with the Bank's conversion to an Indiana mutual savings bank in 1996, the FDIC required the Bank to cease BSF's land acquisitions and divest of BSF's non-conforming real estate holdings within five years, among other conditions. In order to permit the Company to continue its profitable real estate development activities through BSF, the Company and the Bank successfully sought charter conversions under authority granted to the Office of Thrift Supervision. Effective May 1, 1999 the Company became a federally chartered savings and loan holding company and the Bank became a federal stock savings bank.

         The level of income from BSF fluctuates widely since it is primarily dependent on the volume of lots sold, and profits on residential properties. Income from this source declined in recent years due to operating restrictions imposed by the Bank's charter. Gains on the sale of real estate for development was $6,000 for the year ended June 30, 1999 and $7,000 for the year ended June 30, 1998. Management is hopeful that the resumption of BSF activity will have a favorable impact on future net income.

         Noninterest Expense. Noninterest expense increased by $245,000 or 17.0%, to $1,689,000 for the year ended June 30, 1999, compared to $1,444,000 for the year ended June 30, 1998. The increase can be traced to expense increases for staff, equipment and general overhead to support the Company's growth during the fiscal year ended June 30, 1999. Salaries and employee benefits increased $96,000 or 13.3% to $819,000 for the year ended June 30, 1999, compared to $723,000 for the prior year ended June 30, 1998. The increase was primarily the result of new staff members hired for the Bank's Cloverdale branch. Also related to the new branch, equipment expenses increased $57,000 or 98.3% to $115,000 for the year ended June 30, 1999, compared to $58,000 for the year ended June 30, 1998. Further, computer processing fees increased $32,000 or 26.7% to $152,000 compared to $120,000 for the prior year. Other increases related to net occupancy, advertising, and director fees. These increases were partially offset by a decline in legal and professional fees of $18,000 or 14.6%, to $105,000 for the year ended June 30, 1999, compared to $123,000 for the year ended June 30, 1998.

         Income Tax Expense. Income tax expense decreased $107,000 or 51.9%, to $99,000 for the year ended June 30, 1999, compared to $206,000 for the prior year ended June 30, 1998. The decrease was due to a decrease in income before taxes of $356,000 or 59.4% and an increase in the effective combined federal and state income tax rate to 40.9% for the year ended June 30, 1999, compared to 34.4% for the same period a year ago.

CHANGES IN FINANCIAL POSITION AND RESULTS OF OPERATIONS - YEAR ENDED JUNE 30, 1998, COMPARED TO YEAR ENDED JUNE 30, 1997:

         General. HFB earned record net income totaling $393,000 for the year ended June 30, 1998, representing a $141,000 or 55.7% increase from the year ended June 30, 1997, in which net income of $252,000 was earned. Major contributions to improved earnings for the year were higher net interest income and lower deposit insurance expense.

         The return on average assets for the year ended June 30, 1998 was .93%, compared to .63% the prior year June 30, 1997. The return on average equity was 5.34% for the year ended June 30, 1998, compared to 3.31% for the prior year ended June 30, 1997. Earnings per share was $.47 for the year ended June 30, 1998, compared to $.27 for the year ended June 30, 1997. Without the special assessment imposed by federal legislation to recapitalize the SAIF, net income for the prior year ended June 30, 1997 would have been $338,000 for returns on average assets and average equity of .84% and 4.45% respectively.

         Assets. Total assets at June 30, 1998 were $42,560,000, compared to total assets of $42,508,000 at June 30, 1997. Cash and cash equivalents decreased $382,000 or 9.1%, to $3,802,000 at June 30, 1998, compared to
$4,184,000 a year earlier. The decrease in cash and cash equivalents combined with cash inflows from deposits and sales of investment securities were used to repay borrowings and acquire additional premises and equipment. Investment securities decreased $184,000 or 8.8% to $1,918,000 at June 30, 1998, compared to $2,102,000 at June 30, 1997. Total loans at June 30, 1998 were $34,279,000 compared to total loans of $34,349,000 at prior year-end June 30, 1997.

         The year-end level of stock in the Federal Home Loan Bank ("FHLB") of Indianapolis stood at $500,000 for 1998 and 1997. Net premises and equipment increased $724,000 or 75.1%, to $1,687,000 at June 30, 1998 compared to $964,000 at June 30, 1997. The increase is due to costs for the nearly completed construction of the Bank's first branch office site in the Putnam County town of Cloverdale, as well as costs for finishing construction on new facilities adjacent to the Bank's main office in Spencer. Foreclosed real estate and repossessed assets increased $33,000 or 17.6% to $220,000 compared to $187,000 at June 30, 1997. The total at June 30, 1998 consists of three residential single family properties and one mobile home.

         Average assets increased $2,012,000 or 5.0%, to $42,258,000 for the year ended June 30, 1998, compared to $40,246,000 for the prior year-ended June 30, 1997. Average interest-earning assets increased $1,956,000 or 5.1%, to $40,398,000 for the year ended June 30, 1998 and represented 95.6% of total average assets. The increase was due to average loans receivable which increased $3,948,000 or 13.0%, to $34,366,000 for the year ended June 30, 1998, compared to $30,418,000 for the year ended June 30, 1997. The average level of other interest-earning assets decreased $1,992,000 or 24.8%, to $6,032,000 for the year ended June 30, 1998, compared to $8,024,000 the same period a year earlier.

         Liabilities and Stockholders' Equity. Total deposits were $26,649,000 at June 30, 1998, a $492,000 or 1.9% increase from $26,157,000 at June 30, 1997.
The change is traced to a $1,339,000 or 91.0% increase in transaction deposits to $2,810,000 at June 30, 1998, compared to $1,471,000 at June 30, 1997.
Passbook and statement savings deposits also increased by $330,000 or 11.2%. These increases were offset by declines of $705,000 or 31.8%, and $473,000 or 2.4%, in money market deposits and certificates of deposit, respectively. In addition to deposits, FHLB advances are an important source of both short-term and long-term funding for the Bank. FHLB advances totaled $8,200,000 at June 30, 1998, compared to $9,000,000 at June 30, 1997.

         Average liabilities increased $2,257,000 or 6.9%, to $34,897,000 for the year ended June 30, 1998, compared to $32,640,000 for the prior year-ended June 30, 1997. Average interest-bearing liabilities increased $2,189,000 or 6.8%, to $34,471,000 for the year-ended June 30, 1998. The increase was primarily due to average transaction and money market deposits which together increased $1,836,000 or 84.9%, to $3,998,000 for the 1998, compared to
$2,162,000 for the prior year.

         HFB's stockholders' equity increased $309,000 or 4.3%, to $7,506,000 at June 30, 1998, compared to $7,197,000 at June 30, 1997. Contributing to the increase was net income of $393,000. The increase was partially offset by cash dividends of $85,000 paid for the year ended June 30, 1998. The ratio of stockholders' equity to total assets increased to 17.6% at June 30, 1998, compared to 16.9% at June 30, 1997.

         During the year ended June 30, 1998, 10,000 shares of Common Stock were purchased and retired by the Company pursuant to a 10% stock repurchase program. These repurchases reduced total outstanding shares of Common Stock to 929,052 at June 30, 1998. The $78,000 cost of these repurchased shares represented a reduction in total stockholders' equity.

         Net Interest Income. Net interest income increased by $185,000 or 10.9%, to $1,878,000 for the year ended June 30, 1998, compared to $1,693,000 for the year ended June 30, 1997. Impacting net interest income were interest rate changes on rate-sensitive assets and liabilities during the current period and average balance increases or decreases applicable to the rate-sensitive portion of the balance sheet. As a result of these factors, total interest income increased by $294,000 or 8.6% while total interest expense increased by $109,000 or 6.4%, compared to the same period a year earlier.

         Interest income on loans totaled $3,306,000 for the year ended June 30, 1998, compared to $2,912,000 for the year ended June 30, 1997; an increase of $394,000 or 13.5%. The increase can be attributed to a larger average balance of loans receivable outstanding for the current year and an increase in the average yield earned, compared to the same period one year earlier. At June 30, 1998, investment securities included $1,320,000 in equity stocks which earned dividends rather than interest income. Interest and dividend income from total investments decreased $141,000 or 40.4% to $207,000 for the year ended June 30, 1998 compared to $348,000 for the year ended June 30, 1997. The decline can be attributed to a decrease in average balance outstanding for the year ended June 30, 1998, which was partially offset by an increase in the average yield compared to the same period a year earlier. Interest income on FHLB stock totaled $40,000 for the year ended June 30, 1998, compared to $33,000 for the year ended June 30, 1997; an increase of $7,000 or 21.2%. The increase can be attributed to a larger average balance outstanding and an increase in the average yield earned, compared to the same period a year earlier. The combined weighted average yield on the balance of interest-earning assets outstanding for the year ended June 30, 1998 increased to 9.13%, compared to 8.84% for the prior year ended June 30, 1997.

         Interest expense on deposits increased $73,000 or 6.0%, to $1,283,000 for the year ended June 30, 1998, compared to $1,210,000 for the year ended June 30, 1997. The change was the result of an increase in the average deposit balance outstanding for the year ended June 30, 1998 compared to the same period a year earlier. The average cost of deposits remained unchanged at 5.0%. Interest expense on borrowings increased by $42,000 or 8.6%, to $529,000 for the year ended June 30, 1998, compared to $487,000 for the year ended June 30, 1997. The increase was the result of a larger average balance outstanding for fiscal year 1998, which was partially offset by a decline in the average cost of borrowings. The combined weighted average rate paid on deposits and borrowings was 5.3% for the year ended June 30, 1998 and the prior year.

         The Company's interest rate spread increased to 3.87% for the year ended June 30, 1998, compared to 3.56% for the year ended June 30, 1997. The net interest margin increased to 4.65% for the year ended June 30, 1998, compared to 4.41% for the year ended June 30, 1997. Increases in both interest rate spread and interest rate margin were the result of larger average balances in loans receivable, which are the Company's highest yielding assets, and larger average balances in lower costing liabilities, such as transaction accounts.

         Provisions for Loan Losses. For the year ended June 30, 1998, the Bank provided $102,000 for future loan losses. During the prior year, provisions of $85,000 were made. The allowance for loan losses totaled $320,000 or .94% of net loans at June 30, 1998, compared to $231,000 or .68% of net loans at June 30, 1997, an increase of $89,000 or 38.5%.

         Noninterest Income. Noninterest income increased by $103,000 or 62.9% to $267,000 for the year ended June 30, 1998, compared to $164,000 for the prior year ended June 30, 1997. A major contributor to the increase was a $104,000 or 279.3% increase in gains on the sale of investments to $141,000 for the year ended June 30, 1998, compared to $37,000 for the year ended June 30, 1997. Partially offsetting this increase and an increase in service fee income was a decline of $24,000 in gains on the sale of real estate acquired for development to $7,000 for the year ended June 30, 1998, compared to $31,000 for the same period a year earlier.

         Noninterest Expense. Noninterest expense increased by $77,000 or 5.6%, to $1,444,000 for the year ended June 30, 1998, compared to $1,368,000 for the year ended June 30, 1997. The increase can be primarily attributed the $202,000 or 38.8% increase in salaries and employee benefits to $723,000 for the year ended June 30, 1998, compared to $521,000 for the prior year ended June 30, 1997. The increase was the result of new staff members hired for the Bank's Cloverdale branch and costs associated with employee benefit plans adopted during fiscal year 1997. Partially offsetting this increase was a drop in deposit insurance expense of $149,000 or 90.3%, to $16,000 for the year ended June 30, 1998, compared to $165,000 for the year ended June 30, 1997. Deposit insurance expense for the year ended June 30, 1997 included the one-time special assessment expense of $142,000 imposed by federal legislation to recapitalize the SAIF. Other increases related to occupancy, advertising, foreclosed property, and data processing expenses. These increases were partially offset by a decline in legal and professional fees of $48,000 or 28.2%, to $123,000 for the year ended June 30, 1998, compared to $172,000 for the year ended June 30, 1997.

         Income Tax Expense. Income tax expense increased $54,000 or 35.3%, to $206,000 for the year ended June 30, 1998, compared to $152,000 for the prior year ended June 30, 1997. The increase was due to an increase in income before taxes of $194,000 or 48.0%, which was partially offset by a decline in the effective combined federal and state income tax rate to 34.4% for the year ended June 30, 1998, compared to 37.7% for the same period a year ago.

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

CURRENT ACCOUNTING ISSUES

     Accounting for Derivative Instruments and Hedging Activities. Statement of Financial Accounting Standards ("SFAS") No. 133 requires companies to record derivatives on the balance sheet at their fair value. SFAS No. 133 also acknowledges that the method of recording a gain or loss depends on the use of the derivative. If certain conditions are met, a derivative may be specifically designated as (a) a hedge of the exposure to changes in the fair value of a recognized asset or liability or an unrecognized firm commitment, (b) a hedge of the exposure to variable cash flows of a forecasted transaction, or (c) a hedge of the foreign currency exposure of a net investment in a foreign operation, an unrecognized firm commitment, an available-for-sale security, or a foreign-currency-denominated forecasted transaction.

     o For a derivative designated as hedging the exposure to changes in the fair value of a recognized asset or liability or a firm commitment (referred to as a fair value hedge), the gain or loss is recognized in earnings in the period of change together with the offsetting loss or gain on the hedged item attributable to the risk being hedged. The effect of that accounting is to reflect in earnings the extent to which the hedge is not effective in achieving offsetting changes in fair value.

     o For a derivative designated as hedging the exposure to variable cash flows of a forecasted transaction (referred to as a cash flow hedge), the effective portion of the derivative's gain or loss is initially reported as a component of other comprehensive income (outside earnings) and subsequently reclassified into earnings when the forecasted transaction affects earnings. The ineffective portion of the gain or loss is reported in earnings immediately.

     o For a derivative designated as hedging the foreign currency exposure of a net investment in a foreign operation, the gain or loss is reported in other comprehensive income (outside earnings) as part of the cumulative translation adjustment. The accounting for a fair value hedge described above applies to a derivative designated as a hedge of the foreign currency exposure of an unrecognized firm commitment or an available-for-sale security. Similarly, the accounting for a cash flow hedge described above applies to a derivative designated as a hedge of the foreign currency exposure of a foreign-currency-denominated forecasted transaction.

     o For a derivative not designated as a hedging instrument, the gain or loss is recognized in earnings in the period of change.

     The new Statement applies to all entities. If hedge accounting is elected by the entity, the method of assessing the effectiveness of the hedging derivative and the measurement approach of determining the hedge's ineffectiveness must be established at the inception of the hedge.

     SFAS No. 133 amends SFAS No. 52 and supercedes SFAS Nos. 80, 105, and 119. SFAS No. 107 is amended to include the disclosure provisions about the concentrations of credit risk from SFAS No. 105. Several Emerging Issues Task Force consensuses are also changed or nullified by the provisions of SFAS No. 133.

     SFAS No. 133 was to be effective for all fiscal years beginning after June 15, 1999. The implementation date has been deferred and SFAS No. 133 will now be effective for all fiscal quarters for all fiscal years beginning after June 15, 2000. The adoption of this Statement is not currently expected to have a material impact on the Company's financial statements. Early application is encouraged; however, this Statement may not be applied retroactively to financial statements of prior periods.

                          INDEPENDENT AUDITOR'S REPORT



Board of Directors
Home Financial Bancorp
Spencer, Indiana


We have audited the consolidated statement of financial condition of Home Financial Bancorp and subsidiary as of June 30, 1999 and 1998, and the related consolidated statements of income, stockholders' equity and cash flows for each of the three years in the period ended June 30, 1999. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

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

In our opinion, the consolidated financial statements described above present fairly, in all material respects, the consolidated financial position of Home Financial Bancorp and subsidiary as of June 30, 1999 and 1998, and the results of their operations and their cash flows for each of the three years in the period ended June 30, 1999, in conformity with generally accepted accounting principles.


Olive LLP


/s/ Olive LLP
Indianapolis, Indiana
July 23, 1999

                      HOME FINANCIAL BANCORP AND SUBSIDIARY
                  CONSOLIDATED STATEMENT OF FINANCIAL CONDITION

June 30                                                             1999               1998
----------------------------------------------------------------------------------------------
Assets
     Cash                                                      $    296,490       $    318,043
     Short-term interest-bearing deposits                         2,178,313          3,484,060
                                                               --------------------------------
          Total cash and cash equivalents                         2,474,803          3,802,103
     Investment securities-- available for sale                   8,288,028          1,917,734
     Loans, net of allowance for loan losses of
        $336,235 and $319,595                                    38,237,683         33,959,130
     Premises and equipment                                       1,984,842          1,687,355
     Federal Home Loan Bank stock                                   660,000            500,000
     Interest receivable                                            318,241            263,859
     Other assets                                                 1,172,853            429,562
                                                               --------------------------------
               Total assets                                    $ 53,136,450       $ 42,559,743
                                                               ================================

Liabilities
     Deposits
          Noninterest bearing                                  $    578,267       $    510,423
          Interest-bearing deposits                              32,079,166         26,138,187
                                                               --------------------------------
               Total deposits                                    32,657,433         26,648,610
     Federal Home Loan Bank advances                             13,200,000          8,200,000
     Other liabilities                                              155,794            205,227
                                                               --------------------------------
               Total liabilities                                 46,013,227         35,053,837
                                                               --------------------------------
Commitments and Contingencies

Stockholders' Equity Preferred stock, without par value:
          Authorized and unissued
          - 2,000,000 shares
     Common stock,
          without par value Authorized - 5,000,000 shares
          Issued - 886,200 and 929,052 shares                     4,100,034          4,314,294
     Additional paid-in capital                                      88,667             58,327
     Retained earnings                                            3,613,425          3,689,484
     Unearned compensation                                         (181,456)          (228,169)
     Unearned ESOP shares                                          (257,908)          (304,310)
     Accumulated other comprehensive loss                          (239,539)           (23,720)
                                                               --------------------------------
              Total stockholders' equity                          7,123,223          7,505,906
                                                               --------------------------------
              Total liabilities and stockholders' equity       $ 53,136,450       $ 42,559,743
                                                               ================================

See notes to consolidated financial statements.

                      HOME FINANCIAL BANCORP AND SUBSIDIARY
                        CONSOLIDATED STATEMENT OF INCOME

Year Ended June 30                                                     1999              1998             1997
----------------------------------------------------------------------------------------------------------------
Interest Income
     Loans                                                            $3,346,281      $3,305,864      $2,912,085
     Deposits with financial institutions                                156,845         177,192         136,538
     Investment securities
       Taxable                                                           334,463         166,965         284,785
       Tax exempt                                                         30,073
     Federal
     Home Loan Bank stock                                                 44,994          40,315          33,189
                                                                      ------------------------------------------
          Total interest and dividend income                           3,882,583       3,690,336       3,396,670
                                                                      ------------------------------------------
Interest Expense
     Deposits                                                          1,434,612       1,282,778       1,210,207
     Federal Home Loan Bank advances                                     596,927         529,325         487,217
     Other interest expense                                                                                5,758
                                                                      ------------------------------------------
          Total interest expense                                       2,031,539       1,812,103       1,703,182
                                                                      ------------------------------------------
Net Interest Income                                                    1,851,044       1,878,233       1,693,488
     Provision for loan losses                                            44,000         102,000          85,000
                                                                      ------------------------------------------
Net Interest Income After Provision for Loan Losses                    1,807,044       1,776,233       1,608,488
                                                                      ------------------------------------------
Other Income
     Service charges on deposit accounts                                  84,148          55,182          42,494
     Gain on sale of real estate acquired for development                  5,973           7,108          31,437
     Net realized gain on sales of available-for-sale securities           3,325         140,925          37,155
     Other income                                                         31,963          63,736          52,750
                                                                      ------------------------------------------
          Total other income                                             125,409         266,951         163,836
                                                                      ------------------------------------------
Other Expenses
     Salaries and employee benefits                                      819,296         722,886         521,142
     Net occupancy expenses                                              110,326          84,653          70,825
     Equipment expenses                                                  115,268          57,932          61,044
     Deposit insurance expense                                            16,510          15,881         164,550
     Computer processing fees                                            151,936         120,133          94,869
     Printing and office supplies                                         64,670          40,839          38,274
     Legal and professional fees                                         104,660         123,218         171,674
     Director and committee fees                                          56,450          43,450          42,000
     Advertising expense                                                  60,403          46,931          34,004
     Other expenses                                                      189,597         188,217         169,184
                                                                      ------------------------------------------
          Total other expenses                                         1,689,116       1,444,140       1,367,566
                                                                      ------------------------------------------
Income Before Income Tax                                                 243,337         599,044         404,758
     Income tax expense                                                   99,603         206,266         152,441
                                                                      ------------------------------------------
Net Income                                                            $  143,734      $  392,778      $  252,317
                                                                      ==========================================
Net Income Per Share
     Basic                                                            $      .18      $      .47      $      .27
     Diluted                                                                 .18             .47             .27

See notes to consolidated financial statements.

                      HOME FINANCIAL BANCORP AND SUBSIDIARY
                 CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY


                                                                Additional                                             Unearned
                                            Common Stock          Paid-in    Comprehensive  Retained      Unearned       ESOP
                                         Shares      Amount       Capital       Income      Earnings    Compensation    Shares
---------------------------------------------------------------------------------------------------------------------------------
Balances, July 1, 1996                                                                    $3,427,201
Comprehensive income
Net income                                                                     $252,317      252,317
Other comprehensive income (loss),
       net of tax
Unrealized gains on securities,
         net of reclassification adjustment                                      44,322
                                                                               --------
   Comprehensive income                                                        $296,639
                                                                               ========
Common stock issued in conversion,
     net of costs                      1,011,852  $4,728,294
Cash dividends ($.075 per share)                                                             (68,818)
Contributions for unearned ESOP shares                                                                                $(404,740)
ESOP shares earned                                               $25,404                                                 40,476
Contribution for unearned RRP shares                                                                     $(290,172)
RRP shares earned                                                                                           25,391
Purchase of stock                        (72,800)   (364,000)                               (201,412)
                                         -------------------------------                  ---------------------------------------

Balances, June 30, 1997                  939,052   4,364,294      25,404                   3,409,288      (264,781)    (364,264)
Comprehensive income
Net income                                                                     $392,778      392,778
Other comprehensive income (loss),
       net of tax
Unrealized loss on securities, net of
         reclassification adjustment                                            (50,913)
                                                                               --------
   Comprehensive income                                                        $341,865
                                                                               ========
Cash dividends ($.10 per share)                                                              (85,082)
ESOP shares earned                                                32,923                                                 59,954
RRP shares earned                                                                                           36,612
Purchase of stock                        (10,000)    (50,000)                                (27,500)
                                         -------------------------------                  ---------------------------------------

Balances, June 30, 1998                  929,052   4,314,294      58,327                   3,689,484      (228,169)    (304,310)
Comprehensive income
Net income                                                                     $143,734      143,734
Other comprehensive income (loss), net of tax
Unrealized loss on securities,
         net of reclassification adjustment                                    (215,819)
                                                                               --------
   Comprehensive loss                                                         $ (72,085)
                                                                               ========
Cash dividends ($.115 per share)                                                             (94,386)
ESOP shares earned                                                23,718                                                 46,402
RRP shares earned                                                                                           46,713
Purchase of stock                        (42,852)   (214,260)                               (125,407)
Tax benefit on RRP shares                                          6,622
                                         -------------------------------                  ---------------------------------------

Balances, June 30, 1999                  886,200  $4,100,034     $88,667                  $3,613,425     $(181,456)   $(257,908)
                                         ===============================                  =======================================



                                             Accumulated
                                                Other
                                            Comprehensive
                                            Income (Loss)     Total
-------------------------------------------------------------------
Balances, July 1, 1996                     $  (17,129)    $3,410,072
Comprehensive income
Net income                                                   252,317
Other comprehensive income (loss),
       net of tax
Unrealized gains on securities,
         net of reclassification adjustment    44,322         44,322

   Comprehensive income

Common stock issued in conversion,
     net of costs                                          4,728,294
Cash dividends ($.075 per share)                             (68,818)
Contributions for unearned ESOP shares                      (404,740)
ESOP shares earned                                            65,880
Contribution for unearned RRP shares                        (290,172)
RRP shares earned                                             25,391
Purchase of stock                                           (565,412)
                                         ---------------------------

Balances, June 30, 1997                        27,193      7,197,134
Comprehensive income
Net income                                                   392,778
Other comprehensive income (loss),
       net of tax
Unrealized loss on securities, net of
         reclassification adjustment          (50,913)       (50,913)

   Comprehensive income

Cash dividends ($.10 per share)                              (85,082)
ESOP shares earned                                            92,877
RRP shares earned                                             36,612
Purchase of stock                                            (77,500)
                                         ---------------------------

Balances, June 30, 1998                       (23,720)     7,505,906
Comprehensive income
Net income                                                   143,734
Other comprehensive income (loss), net of
Unrealized loss on securities,
         net of reclassification adjustment  (215,819)      (215,819)

   Comprehensive loss

Cash dividends ($.115 per share)                             (94,386)
ESOP shares earned                                            70,120
RRP shares earned                                             46,713
Purchase of stock                                           (339,667)
Tax benefit on RRP shares                                      6,622
                                         ---------------------------

Balances, June 30, 1999                     $(239,539)    $7,123,223
                                         ===========================

See notes to consolidated financial statements.


                                     - 21 -


                      HOME FINANCIAL BANCORP AND SUBSIDIARY
                      CONSOLIDATED STATEMENT OF CASH FLOWS

Year Ended June 30                                                             1999              1998             1997
---------------------------------------------------------------------------------------------------------------------------
Operating Activities
   Net income                                                              $    143,734      $   392,778      $    252,317
   Adjustments to reconcile net income to net cash provided
     by operating activities
     Provision for loan losses                                                   44,000          102,000            85,000
     Investment securities amortization, net                                     46,163              981             2,630
     ESOP shares earned                                                          70,120           92,877            65,880
     RRP shares earned                                                           46,713           36,612            25,391
     Depreciation and amortization                                              149,874           87,912            83,193
     Deferred income tax benefit                                                 (4,336)         (50,485)          (35,294)
     Gain on sale of real estate acquired for development                        (5,973)          (7,108)          (31,437)
     Gain on sale of other real estate                                          (37,466)         (35,016)          (21,964)
     Gain on sale of securities available for sale                               (3,325)        (140,925)          (37,155)
     Change in
       Interest receivable                                                      (54,382)           4,789           (32,970)
       Other assets                                                            (154,877)          62,331           (74,794)
     Other adjustments                                                          (42,811)          50,372            64,038
                                                                           ------------------------------------------------
       Net cash provided by operating activities                                197,434          597,118           344,835
                                                                           ------------------------------------------------
Investing Activities
     Purchases of securities available for sale                              (8,658,915)      (1,905,142)       (3,261,591)
     Proceeds from sales of securities available for sale                       568,350        1,895,041         4,824,600
     Proceeds from maturities and paydowns of
       securities available for sale                                          1,320,049          250,523         1,342,922
     Net changes in loans                                                    (4,090,925)        (258,317)       (7,371,895)
     Improvements to real estate owned                                                           (31,552)          (12,621)
     Proceeds from real estate owned sales                                       13,000          345,119           204,501
     Purchase of premises and equipment                                        (447,361)        (811,610)         (569,082)
     Proceeds from disposal of premises and equipment                                                               35,000
     Purchase of real estate acquired for development                                                               (2,911)
     Proceeds from sale of real estate acquired for development                   6,298            7,108           185,170
     Purchase of FHLB of Indianapolis stock                                    (160,000)                          (140,000)
     Other investing activities                                                (650,000)
                                                                           ------------------------------------------------
       Net cash used by investing activities                                (12,099,504)        (508,830)       (4,765,907)
                                                                           ------------------------------------------------

Financing Activities
     Net change in
       NOW and savings deposits                                               1,199,675         (467,983)       (3,456,237)
       Certificates of deposit                                                4,809,148          960,077           887,053
     Advances from Federal Home Loan Bank of Indianapolis                     7,000,000        5,000,000         4,300,000
     Payments on advances from Federal Home Loan Bank of Indianapolis        (2,000,000)      (5,800,000)       (2,500,000)
     Sale of stock                                                                                               4,578,341
     Purchase of stock                                                         (339,667)         (77,500)         (565,412)
     Dividends paid                                                             (94,386)         (85,082)          (68,818)
     Contribution of RRP shares                                                                                   (290,172)
                                                                           ------------------------------------------------
       Net cash provided (used) by financing activities                      10,574,770         (470,488)        2,884,755
                                                                           ------------------------------------------------

Net Change in Cash and Cash Equivalents                                      (1,327,300)        (382,200)       (1,536,317)

Cash and Cash Equivalents, Beginning of Year                                  3,802,103        4,184,303         5,720,620
                                                                           ------------------------------------------------
Cash and Cash Equivalents, End of Year                                       $2,474,803       $3,802,103        $4,184,303
                                                                           ================================================
Additional Cash Flows and Supplementary Information
     Interest paid                                                           $2,021,539       $1,805,250        $1,703,182
     Income tax paid                                                            211,053          174,710           178,988
     Transfers from loans to other real estate                                 (231,628)         314,438           294,368
     Stock issuance costs transferred from other assets
       to stockholders' equity                                                                                     254,787
     Common stock issued to ESOP leveraged with an employer loan                                                   404,740


See notes to consolidated financial statements.

                        [**THE FOLLOWING HEADING APPEARS
                AT THE TOP OF EVERY PAGE THROUGHOUT THE NOTES**]

                      HOME FINANCIAL BANCORP AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                       (TABLE DOLLAR AMOUNTS IN THOUSANDS)

Note 1 -- Nature of Operations and Summary of Significant Accounting Policies

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

The Company is a savings and loan holding company whose principal activity is the ownership and management of the Bank. Commencing May 1, 1999, the Bank operates under a federal thrift charter, known as a federal stock savings bank, and provides full banking services. Prior to May 1, 1999, the Bank operated under a state thrift charter, known as a stock savings bank. As a federally chartered thrift, the Bank is subject to regulation by the Office of Thrift Supervision and the Federal Deposit Insurance Corporation ("FDIC").

The Bank generates mortgage and consumer loans and receives deposits from customers located primarily in Owen, Putnam and surrounding counties. The Bank's loans are generally secured by specific items of collateral including real property and consumer assets.

BSF engages in purchasing and developing large tracts of real estate. After land is purchased, BSF subdivides the real estate into lots, makes improvements such as streets, and sells individual lots, usually on contract for deed. In connection with the Bank's conversion to an Indiana mutual savings bank in 1995, the FDIC required the Bank to cease BSF's land acquisitions, divest of BSF's nonconforming real estate holdings by November 16, 2000 and maintain the Bank's capital at levels sufficient to classify the Bank as a well-capitalized institution. Prior to May 1, 1999, BSF had ceased land acquisitions and was in the process of divesting of its real estate holdings. Effective with the Bank's change to a federal thrift charter on May 1, 1999 discussed above, BSF resumed its normal activities.

Consolidation--The consolidated financial statements include the accounts of the
Company  and  subsidiary   after   elimination  of  all  material   intercompany
transactions and accounts.

Investment Securities--Debt securities are classified as held to maturity when the Company has the positive intent and ability to hold the securities to maturity. Securities held to maturity are carried at amortized cost. Debt securities not classified as held to maturity are classified as available for sale. Securities available for sale are carried at fair value with unrealized gains and losses reported separately, net of tax, in accumulated other comprehensive income.

Amortization of premiums and accretion of discounts are recorded using the interest method as interest income from securities. Realized gains and losses are recorded as net security gains (losses). Gains and losses on sales of securities are determined on the specific-identification method.

Loans are carried at the principal amount outstanding. A loan is impaired when, based on current information or events, it is probable that the Bank will be unable to collect all amounts due (principal and interest) according to the contractual terms of the loan agreement. Loans whose payments have insignificant delays not exceeding 90 days outstanding are not considered impaired. The Bank considers its investment in one-to-four family residential loans and consumer loans to be homogeneous and therefore excluded from separate identification for evaluation of impairment. Interest income is accrued on the principal balances of loans. The accrual of interest on impaired and nonaccrual loans is discontinued when, in management's opinion, the borrower may be unable to meet payments as they become due. When interest accrual is discontinued, all unpaid accrued interest is reversed when considered uncollectible. Interest income is subsequently recognized only to the extent cash payments are received. Certain loan fees and direct costs are being deferred and amortized as an adjustment of yield on the loans over the contractual lives of the loans. When a loan is paid off or sold, any unamortized loan origination fee balance is credited to income.

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

The determination of the adequacy of the allowance for loan losses is based on estimates that are particularly susceptible to significant changes in the economic environment and market conditions. Management believes that as of June 30, 1999, the allowance for loan losses is adequate based on information currently available. A worsening or protracted economic decline in the area within which the Bank operates would increase the likelihood of additional losses due to credit and market risks and could create the need for additional loss reserves.

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

Federal Home Loan Bank ("FHLB") stock is a required investment for institutions that are members of the FHLB system. The required investment in the common stock is based on a predetermined formula.

Pension plan costs are based on actuarial computations and charged to current operations. The funding policy is to pay at least the minimum amounts required by ERISA.

Stock options are granted for a fixed number of shares with an exercise price equal to the fair value of the shares at the date of grant. The Company accounts for and will continue to account for stock option grants in accordance with APB Opinion No. 25, Accounting for Stock Issued to Employees, and, accordingly, recognizes no compensation expense for the stock option grants.

Income tax in the consolidated statement of income includes deferred income tax provisions or benefits for all significant temporary differences in recognizing income and expenses for financial reporting and income tax purposes. The Company and Bank file consolidated tax returns.

Earnings per share have been computed based upon the weighted average common shares and potential common shares outstanding during the period subsequent to the Bank's conversion to a stock savings bank on July 1, 1996. Unearned Employee Stock Ownership Plan ("ESOP") shares have been excluded from the computation of average common shares and potential common shares outstanding.

Reclassifications  of  certain  amounts  in  the  1998  consolidated   financial
statements have been made to conform to the 1999 presentation.

Note 2 -- Conversion to State Stock Savings Bank

On July 1, 1996, the Bank completed the conversion from a state chartered mutual savings bank to a state chartered stock savings bank and the formation of the Company as the holding company of the Bank. As part of the conversion, the Company issued 505,926 (before restatement for the 2 for 1 stock split discussed in Note 10) shares of common stock at $10 per share. Net proceeds of the Company's stock issuance, after costs and excluding the shares issued for the ESOP, were approximately $4,320,000 of which $2,472,548 was used to acquire 100% of the stock and ownership of the Bank. Costs associated with the conversion were deducted from the proceeds of stock sold by the Company. The transaction was accounted for in a manner similar to a pooling of interests.

Note 3 -- Investment Securities


                                                                                  1999
                                                      ------------------------------------------------------------
                                                                         Gross             Gross
                                                      Amortized       Unrealized        Unrealized          Fair
June 30                                                 Cost             Gains            Losses            Value
------------------------------------------------------------------------------------------------------------------
Available for sale
  Federal agencies                                     $  100              $1                                $  101
  Marketable equity securities                            813               2             $(198)                617
  Mortgage-backed securities                            7,771               3              (204)              7,570
                                                      -------------------------------------------------------------
              Total investment securities              $8,684              $6             $(402)             $8,288
                                                      =============================================================


                                                                                  1998
                                                      ------------------------------------------------------------
                                                                         Gross             Gross
                                                      Amortized       Unrealized        Unrealized          Fair
June 30                                                 Cost             Gains            Losses            Value
------------------------------------------------------------------------------------------------------------------
Available for sale
  Federal agencies                                    $   100              $3                               $   103
  Marketable equity securities                          1,320                              $(48)              1,272
  Mortgage-backed securities                              537               6                                   543
                                                      -------------------------------------------------------------
              Total investment securities              $1,957              $9              $(48)             $1,918
                                                      =============================================================

The amortized cost and fair value of securities available for sale at June 30, 1999, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because issuers may have the right to call or prepay obligations with or without call or prepayment penalties.

                                         1999
                                ------------------------
Maturity Distribution           Amortized        Fair
at June 30                        Cost           Value
--------------------------------------------------------
One to five years               $   100         $   101
Marketable equity
   securities                       813             617
Mortgage-backed
   securities                     7,771           7,570
                                ------------------------
       Totals                    $8,684          $8,288
                                ========================

Securities with a carrying value of $7,600,000 and $528,000 were pledged at June 30, 1999 and 1998 to secure FHLB advances.

Proceeds from sales of securities available for sale during 1999, 1998 and 1997 were $569,000, $1,895,000 and $4,825,000. Gross gains of $12,000, $141,000 and
$71,000 in 1999,  1998 and 1997 and gross  losses of $8,700 and  $34,000 in 1999 and 1997 were realized on the sales. The tax expense for net gains on security transactions for June 30, 1999, 1998 and 1997 was $1,300, $55,800 and $14,700,
respectively.

Note 4 -- Loans and Allowance

June 30                                            1999              1998
---------------------------------------------------------------------------
Real estate mortgage loans
  Residential                                   $ 20,952          $ 19,563
  Mobile home and land                             5,331             4,666
  Nonresidential                                   9,323             7,614
  Multi-family                                     1,096               904
Mobile home loans                                    950               831
Commercial and industrial                            538               242
Consumer loans                                       999               655
                                              -----------------------------
                                                  39,189            34,475
                                              -----------------------------

Undisbursed portion of loans                        (619)             (198)
Deferred loan costs                                    4                 2
Allowance for loan losses                           (336)             (320)
                                              -----------------------------
                                                    (951)             (516)
                                              -----------------------------
       Total loans                              $ 38,238          $ 33,959
                                              =============================



Year Ended June 30                             1999          1998          1997
--------------------------------------------------------------------------------
Allowance for loan losses
   Balances, July 1                           $ 320         $ 231         $ 150
   Provision for loan losses                     44           102            85
   Loans charged off                            (28)          (13)           (4)
                                             -----------------------------------
   Balances, June 30                          $ 336         $ 320         $ 231
                                             ===================================


Note 5 -- Premises and Equipment

June 30                                              1999              1998
--------------------------------------------------------------------------------
Land                                              $   302           $   302
Buildings                                           1,846             1,697
Equipment                                             749               450
                                              -----------------------------
       Total cost                                   2,897             2,449
Accumulated depreciation                             (912)             (762)
                                              -----------------------------
       Net                                        $ 1,985           $ 1,687
                                              =============================


Note 6 -- Deposits

June 30                                              1999            1998
--------------------------------------------------------------------------------
Noninterest bearing demand                         $   578         $   510
Interest-bearing demand                              2,715           2,298
Money market deposits                                1,715           1,512
Savings                                              3,782           3,271
Certificates of $100,000 or more                     5,148           3,319
Other certificates                                  18,719          15,739
                                                -----------------------------
       Total deposits                              $32,657         $26,649
                                                =============================



Certificates maturing in years ending June 30:

2000                                $17,803
2001                                  2,739
2002                                    844
2003                                    982
2004                                  1,499
                                    -------

                                    $23,867
                                    =======


Note 7 -- Federal Home Loan Bank Advances

                                                             1999
                                                     ---------------------------
                                                                   Weighted
                                                                    Average
June 30                                               Amount         Rate
--------------------------------------------------------------------------------
Maturities in years ending
2000                                                 $  3,000        5.85%
2001                                                    3,000        5.90
2002                                                    5,000        5.17
2003                                                    2,000        5.85
2006                                                      200        6.86
                                                      -------

                                                      $13,200        5.61%
                                                      =======

The terms of the security agreement with the FHLB require the Bank to pledge as collateral for advances qualifying first mortgage loans in an amount equal to at least 170 percent of these advances and all stock in the FHLB. Advances are subject to restrictions or penalties in the event of prepayment.

Note 8 -- Income Tax

Year Ended June 30                             1999          1998          1997
--------------------------------------------------------------------------------
Income tax expense
     Currently payable
        Federal                              $  82         $ 199         $ 141
        State                                   22            57            46
     Deferred
        Federal                                 (6)          (39)          (25)
        State                                    2           (11)          (10)
                                             -----------------------------------
           Total income tax expense          $ 100         $ 206         $ 152
                                             ===================================



Year Ended June 30                            1999          1998          1997
--------------------------------------------------------------------------------
Reconciliation of federal
   statutory to actual
   tax expense
   Federal statutory
     income tax at 34%                       $  83         $ 204         $ 138
   Effect of state
     income taxes                               16            31            24
   Tax exempt dividends
     and interest                               (5)          (24)           (9)
   Other                                         6            (5)           (1)
                                             -----------------------------------
       Actual tax expense                    $ 100         $ 206         $ 152
                                             ===================================


A cumulative net deferred tax asset is included in other assets. The components of the asset are as follows:

June 30                                                 1999          1998
--------------------------------------------------------------------------------
Assets
     Allowance for loan losses                          $117          $ 98
     Deferred compensation                                23            26
     Securities available for sale                        78            16
     Other                                                 1             1
                                                    -------------------------
          Total assets                                   219           141
                                                    -------------------------
Liabilities
     Depreciation                                         19             6
     State income tax                                     10            10
     Loan fees                                             2             3
                                                    -------------------------
          Total liabilities                               31            19
                                                    -------------------------
                                                        $188          $122
                                                    =========================

No valuation allowance was necessary for the years ended June 30, 1999 and 1998.

Retained earnings at June 30, 1999, include approximately $700,000 for which no deferred federal income tax liability has been recognized. This amount represents an allocation of income to bad debt deductions as of June 30, 1988 for tax purposes only. Reduction of amounts so allocated for purposes other than tax bad debt losses including redemption of bank stock or excess dividends, or loss of "bank status" would create income for tax purposes only, which income would be subject to the then-current corporate income tax rate. The unrecorded deferred federal income tax liability on the above amounts was approximately $280,000 at June 30, 1999.


Note 9 -- Other Comprehensive Income


                                                                                  1999
                                                         ------------------------------------------------------
                                                         Before-Tax                Tax               Net-of-Tax
Year Ended June 30                                         Amount                Benefit               Amount
-------------------------------------------------------------------------------------------------------------
Unrealized gains (losses) on securities
     Unrealized holding losses arising during the year     $(354)                 $140                 $(214)
     Less: reclassification adjustment for gains
         realized in net income                                3                    (1)                    2
                                                         ------------------------------------------------------
     Other comprehensive loss                              $(357)                 $141                 $(216)
                                                         ======================================================



                                                                                  1998
                                                         ------------------------------------------------------
                                                         Before-Tax                Tax               Net-of-Tax
Year Ended June 30                                         Amount                Benefit               Amount
-------------------------------------------------------------------------------------------------------------
Unrealized gains (losses) on securities
     Unrealized holding gains arising during the year        $84                  $(33)                  $51
     Less: reclassification adjustment for gains
         realized in net income                              141                   (39)                  102
                                                         ------------------------------------------------------
     Other comprehensive loss                               $(57)                 $  6                  $(51)
                                                         ======================================================



                                                                                  1997
                                                         ------------------------------------------------------
                                                         Before-Tax                Tax               Net-of-Tax
Year Ended June 30                                         Amount                Benefit               Amount
-------------------------------------------------------------------------------------------------------------
Unrealized gains (losses) on securities:
     Unrealized holding gains arising during the year       $110                  $(44)                  $66
     Less: reclassification adjustment for
         gains realized in net income                         37                   (15)                   22
                                                         ------------------------------------------------------
     Other comprehensive income                              $73                  $(29)                  $44
                                                         ======================================================


Note 10 -- Commitments and Contingent Liabilities

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

Financial instruments whose contract amount represents credit risk as of June 30 were as follows:

                                               1999             1998
--------------------------------------------------------------------------------
Mortgage loan commitments
     At variable rates                         $747             $827
     At fixed rates                             348              553
Unused lines of credit                          717              510

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Bank evaluates each customer's credit worthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Bank upon extension of credit, is based on management's credit evaluation. Collateral held varies, but may include residential real estate, or other assets of the borrower.

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

Note 11 -- Year 2000

Like all entities, the Company and subsidiaries are exposed to risks associated with the Year 2000 Issue, which affects computer software and hardware;
transactions with customers, vendors, and other entities; and equipment dependent upon microchips. The Company has completed the process of identifying and remediating potential Year 2000 problems. It is not possible for any entity to guarantee the results of its own remediation efforts or to accurately predict the impact of the Year 2000 Issue on third parties with which the Company and subsidiaries do business. If remediation efforts of the Company or third parties with which the Company and subsidiaries do business are not successful, the Year 2000 Issue could have negative effects on the Company's financial condition and results of operations in the near term.

Note 12 -- Stockholders' Equity

On December 9, 1997, the Company approved a 2-for-1 stock split, under which every share of its common stock outstanding at the close of business on December 23, 1997 was converted into two shares of common stock. The additional certificates were distributed to stockholders on January 6, 1998. As a result of the stock split, the number of shares outstanding increased from 464,526 to 929,052 shares. Unless otherwise noted, all share and per share data have been restated for the 2-for-1 stock split.

The Company's board of directors has approved the repurchase of up to 15 percent of the Company's outstanding shares of common stock. Such purchases will be made subject to market conditions in open market or block transactions. During the years ended June 30, 1999, 1998 and 1997, the Company had repurchased 42,852, 10,000 and 72,800 of its outstanding shares.

Note 13 -- Dividends and Capital Restrictions

The Company is not subject to any regulatory restriction on the payment of dividends to its stockholders.

Without prior approval, current regulations allow the Bank to pay dividends to the Company not exceeding retained net profits for the current calendar year to date plus those for the previous two calendar years. The Bank normally restricts dividends to a lesser amount because of the need to maintain an adequate capital structure.

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

At June 30, 1999, total stockholder's equity of the Bank was $6,242,000, of which approximately $669,000 was available for the payment of dividends.

Note 14 -- Regulatory Capital

The Bank is subject to various regulatory capital requirements administered by the federal banking agencies and is assigned to a capital category. The assigned capital category is largely determined by three ratios that are calculated according to the regulations: total risk adjusted capital, Tier 1 capital, and Tier 1 leverage ratios. The ratios are intended to measure capital relative to assets and credit risk associated with those assets and off-balance sheet exposures of the entity. The capital category assigned to an entity can also be affected by qualitative judgments made by regulatory agencies about the risk inherent in the entity's activities that are not part of the calculated ratios.

There are five capital categories defined in the regulations, ranging from well capitalized to critically undercapitalized. Classification of a bank in any of the undercapitalized categories can result in actions by regulators that could have a material effect on a bank's operations. At June 30, 1999 and 1998, the Bank is categorized as well capitalized and met all subject capital adequacy requirements. There are no conditions or events since June 30, 1999 that management believes has changed the Bank's classification.

The Bank's actual and required capital amounts and ratios are as follows:


                                                                     1999
                                   -----------------------------------------------------------------------------
                                                                   Required
                                                                 for Adequate                 To Be Well
                                         Actual                    Capital 1                 Capitalized 1
June 30                            Amount        Ratio       Amount        Ratio          Amount        Ratio
----------------------------------------------------------------------------------------------------------------
Total risk-based capital1
   (to risk weighted assets)       $6,699         21.6%      $2,476         8.0%           $3,095       10.0%

Tier I capital1
   (to risk weighted assets)        6,363         20.6        2,476         8.0             3,095       10.0
Core capital1
   (to adjusted tangible assets)    6,363         12.1        2,103         4.0             3,154        6.0

Core capital1 (to adjusted total)   6,363         12.1        2,103         4.0             2,629        5.0



                                                                     1998
                                                                   Required
                                                                 for Adequate                 To Be Well
                                         Actual                    Capital 1                 Capitalized 1
June 30                            Amount        Ratio       Amount        Ratio          Amount        Ratio
----------------------------------------------------------------------------------------------------------------
Total capital1
   (to risk weighted assets)       $6,543         26.2%      $1,994         8.0%           $2,493       10.0%

Tier I capital1
   (to risk weighted assets)        6,223         25.0          997         4.0             1,496        6.0

Tier I capital1
   (to average assets)              6,223         15.1        1,648         4.0             2,060        5.0

1 As defined by the regulatory agencies


Note 15 -- Employee Benefit Plans

The Bank is a participant in a pension fund known as the Pentegra Group. This plan is a multi-employer plan; separate actuarial valuations are not made with respect to each participating employer. According to the plan administrators, the market value of the fund's assets exceeded the value of vested benefits in the aggregate as of June 30, 1999, the date of the latest actuarial valuation. The plan required contributions in the amount of $11,900, $2,700 and $13,000 for the years ended June 30, 1999, 1998 and 1997. The plan provides pension benefits for substantially all of the Bank's employees.

The Bank has a retirement savings Section 401(k) plan in which substantially all employees may participate. The Bank matches employees' contributions at the rate of 50 percent of the first 6 percent of base salary contributed by participants. The Bank's expense for the plan was $8,900 and $12,000 and $10,100 for the years ended June 30, 1999, 1998 and 1997.

As part of the conversion, the Company established an ESOP covering substantially all employees of the Bank. The ESOP acquired 40,474 (before restatement for the 2 for 1 stock split discussed in Note 12) shares of the Company common stock at $10 per share in the conversion with funds provided by a loan from the Company. Accordingly, the $404,740 of common stock acquired by the ESOP is shown as a reduction of stockholders' equity. Shares are released to participants proportionately as the loan is repaid. Dividends on allocated shares are recorded as dividends and charged to retained earnings. Dividends on unallocated shares, which will be distributed to participants, are treated as compensation expense. Compensation expense is recorded equal to the fair market value of the stock when contributions, which are determined annually by the Board of Directors of the Bank, are made to the ESOP. The expense under the ESOP was $70,100, $93,000 and $66,000 for the years ended June 30, 1999, 1998 and
1997. At June 30, 1999 and 1998, the ESOP had 24,374 and 15,094 allocated shares, 52,051 and 61,096 suspense shares and 4,523 and 4,758 committed-to-be released shares. The fair value of the unearned ESOP shares at June 30, 1999 and 1998 was $229,415 and $547,758.

In January 1997, the Company's stockholders approved the Recognition and Retention Plan and Trust ("RRP"). The RRP may acquire up to 40,474 shares of the Company's common stock for awards to management. Shares awarded to management under the RRP vest at a rate of 20 percent at the end of each full 12 months of service with the Bank after the date of grant. During the year ended June 30, 1997, the Bank contributed $290,172 to the RRP for the purchase of 40,474 shares of the Company's common stock of which 30,356 shares were awarded to management and recorded as unearned compensation. Expense under the RRP was $47,000, $37,000 and $25,000 for the years ended June 30, 1999, 1998 and 1997.

Note 16 -- Related Party Transactions

The Bank has entered into transactions with certain directors and officers. Such transactions were made in the ordinary course of business on substantially the same terms and conditions, including interest rates and collateral, as those prevailing at the same time for comparable transactions with other customers, and did not, in the opinion of management, involve more than normal credit risk or present other unfavorable features. The aggregate amount of loans, as defined, to such related parties were as follows:


--------------------------------------------------------------------------------
Balances, June 30, 1998                                                   $ 409
     New loans, including renewals                                           65
     Payments, etc. including renewals                                     (146)
                                                                         -------
     Balances, June 30, 1999                                              $ 328
                                                                         =======

Deposits  from  related  parties  held  by the  Bank at June  30,  1999  totaled
$609,882.


Note 17 -- Stock Option Plan

On October 14, 1997, the stockholders approved a stock option plan, reserving 101,184 shares of Company stock for the granting of options to certain directors, officers and other key employees of the Company and its subsidiary. The plan is accounted for in accordance with Accounting Principles Board Opinion
(APB) No. 25, Accounting for Stock Issued to Employees, and related interpretations.

Since the plan's adoption, incentive stock options for 55,000 shares of common stock have been granted with ten year terms that expire October 13, 2007 and a exercise price of $8.50 per share. These options became exercisable in full on April 14, 1998. In addition, non-qualified options for 15,000 shares and 1,500 shares have been granted with ten year terms that expire October 14, 2007 and August 25, 2008 with an exercise price of $8.50 and $8.25 per share, respectively. These options were exercisable in full on April 14, 1998 and February 25, 1999. The exercise price of each option was equal to the market price of the Company's stock on the date of grant; therefore, no compensation expense was recognized.

Although the Company has elected to follow APB No. 25, SFAS No. 123 requires pro forma disclosures of net income and earnings per share as if the Company had accounted for its employee stock options under that Statement. The fair value of each option grant was estimated on the grant date using an option-pricing model with the following assumptions:

                                                        1999              1998
--------------------------------------------------------------------------------
Risk-free interest rates                                5.07%             6.12%
Dividend yields                                         1.42%             1.17%
Volatility factors of
   expected market price
   of common stock                                     20.5%             16.67%
Weighted-average expected
   life of the options                               6 years           6 years

Under SFAS No. 123, compensation cost is recognized in the amount of the estimated fair value of the options and amortized to expense over the options' vesting period. The pro forma effect on net income and earnings per share of this statement are as follows:

                                                        1999       1998
--------------------------------------------------------------------------------
Net income                          As reported         $144       $393
                                    Pro forma            140        238
Basic earnings
   per share                        As reported          .18        .47
                                    Pro forma            .17        .28
Diluted earnings
   per share                        As reported          .18        .47
                                    Pro forma            .17        .28

The following is a summary of the status of the Company's stock option plan and changes in that plan as of and for the years ended June 30, 1999 and 1998:

Year Ended June 30                                        1999                                  1998
---------------------------------------------------------------------------------------------------------------------
                                                                   Weighted-                            Weighted-
                                                                    Average                              Average
    Options                                       Shares        Exercise Price            Shares     Exercise Price
---------------------------------------------------------------------------------------------------------------------
Outstanding, beginning of year                     70,000           $8.50
Granted                                             1,500            8.25                  70,400         $8.50
Forfeited                                          (2,200)           8.50                    (400)         8.50
                                                  --------                                --------
Outstanding and exercisable, end of year           69,300            8.50                  70,000          8.50
                                                  ========                                ========
Weighted-average fair value of options
   granted during the year                                          $2.22                                 $2.41


As of June 30, 1999, 67,800 options outstanding have an exercise price of $8.50 and a remaining contractual life of nine years and 1,500 options outstanding have an exercise prices of $8.25 and a remaining contractual life of ten years. There were 31,884 shares available for grant at June 30, 1999.

Note 18 -- Earnings Per Share

Earnings per share were computed as follows:

                                                                        Year Ended June 30, 1999
                                                           --------------------------------------------------
                                                                                Weighted                Per-
                                                             Net                 Average                Share
                                                           Income                Shares                Amount
--------------------------------------------------------------------------------------------------------------
Basic Earnings Per Share
   Income available to common stockholders                  $144                 814,803                $.18

Effect of Dilutive Securities
   Stock options and awards                                                        631
                                                           -------------------------------
Diluted Earnings Per Share
   Income available to common stockholders
     and assumed conversions                                $144                 815,434                $.18
                                                           ==================================================


                                                                        Year Ended June 30, 1998
                                                           --------------------------------------------------
                                                                                Weighted                Per-
                                                             Net                 Average                Share
                                                           Income                Shares                Amount
--------------------------------------------------------------------------------------------------------------
Basic Earnings Per Share
   Income available to common stockholders                  $393                 837,087                $.47

Effect of Dilutive Securities
   Stock options and awards                                                       4,737
                                                           -------------------------------
Diluted Earnings Per Share
   Income available to common stockholders
     and assumed conversions                                $393                 841,824                $.47
                                                           ==================================================


                                                                        Year Ended June 30, 1997
                                                           --------------------------------------------------
                                                                                Weighted                Per-
                                                             Net                 Average                Share
                                                           Income                Shares                Amount
--------------------------------------------------------------------------------------------------------------
Basic Earnings Per Share
   Income available to common stockholders                  $252                 923,972                $.27

Effect of Dilutive Securities
   Stock options and awards                                                       1,864
                                                           -------------------------------
Diluted Earnings Per Share
   Income available to common stockholders
     and assumed conversions                                $252                 925,836                $.27
                                                           ==================================================

Note 19 --     Fair Values of Financial Instruments

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




                                                                     1999                          1998
                                                            -------------------------------------------------------
                                                            Carrying          Fair        Carrying          Fair
June 30                                                      Amount           Value        Amount           Value
-------------------------------------------------------------------------------------------------------------------
Assets
   Cash and cash equivalents                                  $2,475         $2,475         $3,802          $3,802
   Securities available for sale                               8,288          8,288          1,918           1,918
   Loans, net                                                 38,238         38,885         33,959          34,496
   Stock in FHLB                                                 660            660            500             500
   Interest receivable                                           318            318            264             264
Liabilities
   Deposits                                                   32,657         32,937         26,649          26,662
   FHLB advances                                              13,200         13,127          8,200           8,215

Off-Balance Sheet Assets
   Commitments to extend credit

Note 20 --     Condensed Financial Information (Parent Company Only)

Presented below is condensed financial information as to financial position, results of operations and cash flows of the Company:

                             Condensed Balance Sheet

June 30                                                     1999           1998
--------------------------------------------------------------------------------
Assets
     Cash                                                 $   34         $   12
     Securities available for sale                           692          1,213
     Premises and equipment                                   14             15
     Investment in subsidiary                              6,242          6,230
     Other assets                                            143             39
                                                         -----------------------
          Total assets                                    $7,125         $7,509
                                                         =======================
Liabilities
     Other liabilities                                    $    2         $    3

Stockholders' Equity                                       7,123          7,506
                                                         -----------------------
     Total liabilities and
       stockholders' equity                               $7,125         $7,509
                                                         =======================



                          Condensed Statement of Income

Year Ended June 30                              1999         1998        1997
--------------------------------------------------------------------------------
Income
     Interest income                           $  48        $ 137       $ 118
     Other income                                  4          141          36
                                             ---------------------------------
          Total income                            52          278         154
                                             ---------------------------------
Expenses
     Salaries and employee
        benefits                                  39           60          31
     Legal and professional fees                  38           64          97
     Other expenses                               40           56          34
                                             ---------------------------------
          Total expenses                         117          180         162
                                             ---------------------------------
Income (loss) before income
     tax benefit and equity in
     undistributed income
     of subsidiary                               (65)          98          (8)
Income tax
     benefit (expense)                           (23)           7         (11)
                                             ---------------------------------
Income before equity in
     undistributed income
     of subsidiary                               (42)          91           3
Equity in undistributed
     income of subsidiary                        186          302         249
                                             ---------------------------------

Net Income                                     $ 144        $ 393       $ 252
                                             =================================

                        Condensed Statement of Cash Flows


Year Ended June 30,                                                          1999             1998              1997
------------------------------------------------------------------------------------------------------------------------
Operating Activities
     Net income                                                               $144             $393              $252
     Adjustments to reconcile net income to net cash
       provided (used) by operating activities                                (115)            (289)             (258)
                                                                           --------------------------------------------
          Net cash provided (used) by operating activities                      29              104                (6)
                                                                           --------------------------------------------

Investing Activities
     Purchases of securities available for sale                                (58)          (1,848)           (2,216)
     Proceeds from sales of securities available for sale                      485            1,895             1,080
     Purchases of premises and equipment                                                         (1)              (16)
                                                                            --------------------------------------------
          Net cash provided (used) by investing activities                     427               46            (1,152)
                                                                            --------------------------------------------

Financing Activities
     Sale of stock                                                                                              4,578
     Dividends                                                                 (94)             (85)              (69)
     Purchase of stock                                                        (340)             (78)             (565)
     Capital contributions to Bank                                                                             (2,471)
     Contribution of RRP shares                                                                                  (290)
                                                                            --------------------------------------------
          Net cash provided (used) by financing activities                    (434)            (163)            1,183
                                                                            --------------------------------------------

Net Change in Cash and Cash Equivalents                                         22              (13)               25

Cash and Cash Equivalents at Beginning of Year                                  12               25
                                                                            --------------------------------------------

Cash and Cash Equivalents at End of Year                                     $  34            $  12             $  25
                                                                            ============================================

Additional Cash Flows and Supplementary Information
     Common stock issued to ESOP leveraged with an employer loan                                              404,740

                             SHAREHOLDER INFORMATION

MARKET INFORMATION

         The Bank converted from an Indiana mutual savings bank to an Indiana stock savings bank effective July 1, 1996, and simultaneously formed a bank holding company, the Holding Company. The Holding Company's Common Stock is quoted on the National Association of Securities Dealers Automated Quotation System ("NASDAQ"), SmallCap Market, under the symbol "HWEN." As of August 23, 1999, there were approximately 450 holders of the Holding Company's Common Stock including shares held in broker accounts.

         Since the Holding Company has limited independent operations and no other subsidiaries to generate income, its ability to accumulate earnings for the payment of cash dividends to its shareholders is directly dependant upon the earnings on its investment securities and the ability of the Bank to pay dividends to the Holding Company.

         Under current federal income tax law, dividend distributions with respect to the Common Stock, to the extent that such dividends paid are from the current or accumulated earnings and profits of the Company (as calculated for federal income tax purposes), will be taxable as ordinary income to the recipient and will not be deductible by the Company. Any dividend distributions in excess of current or accumulated earnings and profits will be treated for federal income tax purposes as a distribution from the Bank's accumulated bad debt reserves, which could result in increased federal income tax liability for the Company. Moreover, the Bank may not pay dividends to the Holding Company if such dividends would result in the impairment of the liquidation account established in connection with the Conversion.

         The Holding Company's ability to pay dividends on the Common Stock is subject to certain regulatory restrictions. In addition, Indiana law would prohibit the Holding Company from paying a dividend if, after giving effect to the payment of that dividend, the Holding Company would not be able to pay its debts as they become due in the ordinary course of business or if the Holding Company's total assets would be less than the sum of its total liabilities plus preferential rights of holders of preferred stock, if any, of which there were none.

         The stock information provided below has been adjusted to reflect the 2-for-1 stock split effective January 6 ,1998.

                                    Stock Price             Dividends
Quarter Ended                   High           Low          Per Share
September 30, 1997             $8 5/8        $7 7/16         $.025
December 31, 1997               9 1/4         8 1/8           .025
March 31, 1998                  9 3/4         8 3/4           .025
June 30, 1998                   9 1/2         8 7/16          .025

September 30, 1998              9             7 5/8           .025
December 31, 1998               7 7/8         6 1/2           .030
March 31, 1999                  8             7               .030
June 30, 1999                   7 7/8         7               .030



TRANSFER AGENT AND REGISTRAR

Fifth Third Bank
Corporate Trust Operations
38 Fountain Square Plaza, MD - 1090F5
Cincinnati, Ohio 45202
(513) 579-5320 or (800) 837-2755

GENERAL COUNSEL

Barnes & Thornburg
11 South Meridian Street
Indianapolis, Indiana  46204

INDEPENDENT AUDITOR

Olive LLP
201 N. Illinois
Indianapolis, Indiana  46204

SHAREHOLDER AND GENERAL INQUIRIES

     The Company is required to file an Annual Report on Form 10-K for its fiscal year ended June 30, 1999 with the Securities and Exchange Commission. Copies of this annual report may be obtained without charge upon written request to:
     Kurt D. Rosenberger
     Vice President and Chief Financial Officer
     Home Financial Bancorp
     279 East Morgan Street
     Spencer, Indiana 47460

HOME PAGE AND E-MAIL

     www.hfbancorp.com
     homebanc@bluemarble.net

DIRECTORS AND OFFICERS


                               BOARD OF DIRECTORS

Frank R. Stewart                    Charles W. Chambers           John T. Gillaspy
Chairman of the Board               Secretary                     President and
President, BSF, Inc.                                              Chief Executive Officer,
                                                                  Spencer Evening World, Inc.

Kurt J. Meier                       Robert W. Raper               Tad Wilson
President                           Vice Chairman of the Board    President, Metropolitan
Owen Community Bank, s.b.                                         Printing Services, Inc.

Stephen Parrish                     Kurt D. Rosenberger           Gary Michael Monnett
Funeral Director,                   Vice President                Mike Monnett, CPA
West-Parrish-Pedigo Funeral Home    Owen Community Bank, s.b.


                       OFFICERS OF HOME FINANCIAL BANCORP

  Frank R. Stewart                           Kurt J. Meier
  Chairman                                   President, Chief Executive Officer
                                             and Treasurer

  Kurt D. Rosenberger                        Charles W. Chambers
  Vice President and                         Secretary
  Chief Financial Officer



                      OFFICERS OF OWEN COMMUNITY BANK, s.b.

Frank R. Stewart           Kurt J. Meier               Charles W. Chambers
Chairman                   President and               Secretary
                           Chief Executive Officer

Kurt D. Rosenberger        Judith A. Terrell           Christie Leach
Vice President and         Branch Manager and          Assistant Branch Manager
Chief Financial Officer    Mortgage Loan Officer       and Mortgage Loan Officer

Nancy Logan                Carole Eder                 Lisa K. Sherfield
Accounting Manager         Teller Supervisor           Mortgage Loan Officer

Julie A. Hedden            Lisa Wilson                 Rodger Samuels
Mortgage Loan Officer      Compliance and              Commercial Loan Officer
                           Special Projects

                             DIRECTORS AND OFFICERS

         Charles W. Chambers (age 84) has served as a director of the Holding Company since its formation and of the Bank since 1978. Mr. Chambers has also served as a staff appraiser for the Bank since 1991 and as Secretary of the Bank since 1990. Mr. Chambers is Secretary of the Holding Company and the Bank.

         John T. Gillaspy (age 71) has served as a director of the Holding Company since its formation and of the Bank since 1986. Mr. Gillaspy has also served as President and Chief Executive Officer of the Spencer Evening World, Inc., a newspaper based in Spencer, Indiana, for more than the past five years.

         Kurt J. Meier (age 49) has served as President and a director of the Holding Company since its formation and as a director of the Bank since 1991. Mr. Meier has also served as President of the Bank since 1994. From 1990 to 1994, Mr. Meier served as Managing Officer of the Bank.

         Steven Parrish (age 59) has served as a director of the Holding Company since its formation and of the Bank since 1982. Mr. Parrish has also served as a funeral director for the West-Parrish-Pedigo Funeral Home in Spencer, Indiana, for more than five years.

         Gary Michael Monnett (age 39) was named a director of the Holding Company in 1998. He has been a self-employed certified public accountant since 1993, providing tax and accounting services to individuals and small businesses.

         Robert W. Raper (age 82) has served as a director of the Holding Company since its formation and of the Bank since 1970, with which he has served as Vice Chairman since 1994. Prior to 1994, Mr. Raper served as Vice President of the Bank.

         Kurt D. Rosenberger (age 40) is a director and Vice President and Chief Financial Officer of the Holding Company. Mr. Rosenberger has also served as Vice President of the Bank since 1994. Theretofore, he served as Senior Financial Analyst for the Office of Thrift Supervision in Indianapolis, Indiana, from 1990 to 1994.

         Frank R. Stewart (age 74) has served as a director of the Holding Company since its formation and of the Bank since 1963. Mr. Stewart served as President of the Bank from 1982 until 1994. Mr. Stewart has also served as President of BSF, Inc. since its formation in 1989. Mr. Stewart has extensive experience in real estate development and sales.

         Tad Wilson (age 64) has served as a director of the Holding Company since its formation and of the Bank since 1978. Mr. Wilson is also the President of Metropolitan Printing Services, Inc., a printing company based in Bloomington, Indiana, and is the owner of a retail book store and various rental properties located in Bloomington, Indiana.

                        [PHOTO OF BOARD OF DIRECTORS]